Exhibit 96.1

S-K 1300 Technical Report Summary

Isabella Pearl Mine

Mineral County, NV

Prepared for:

2886 Carriage Manor Pt

Colorado Springs, CO 80906

Project Number: 31403591

Effective Date: December 31, 2021

Report Date: February 25, 2022

Prepared by:

200 Union Boulevard, Suite 440

Lakewood, CO 80228

Qualified Persons:

Donald E. Hulse, P.E., SME-RM

Christopher Emanuel, SME-RM

Ian H. Crundwell, P. Geo.

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Table of Contents

1	Executive Summary	1
1.1	Property Summary and Ownership	1
1.1.1	Property Description	1
1.2	Mineral Resource Statement	1
1.3	Mineral Reserve Statement	3
1.4	Geology and Mineralization	4
1.4.1	Geologic Setting, Mineralization, and Mineralization	4
1.4.2	Exploration	5
1.5	Metallurgy and Mineral Processing	5
1.6	Mine Design, Optimization and Scheduling	6
1.7	Environmental Studies, Permitting, and Plans, Negotiations or Agreements with Local Individuals or Groups	6
1.8	Capital Costs, Operating Costs and Financial Analysis	8
1.8.1	Capital and Operating Costs	8
1.8.2	Economic Analysis	8
1.9	Conclusions and Recommendations	9
1.9.1	Interpretation and Conclusions	9
1.9.2	Recommendations	11
2	Introduction	12
2.1	Terms of Reference and Purpose of the Report	12
2.2	Source of Data and Information	12
2.3	Details of Inspection	12
2.4	Previous Reports on Mine	12
3	Property Description and Location	13
3.1	Location	13
3.2	Area of the Property	15
3.3	Mineral Titles, Claims, Rights, Leases and Options	15
3.4	Other Significant Factors and Risks	17
3.5	Royalties and Agreements	17
4	Accessibility, Climate, Local Resources, Infrastructure and Physiography	18
4.1	Topography, Elevation and Vegetation	18
4.2	Accessibility and Transportation to the Property	18

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4.3	Climate and Length of Operating Season	19
4.4	Sufficiency of Surface Rights	19
4.5	Infrastructure Availability and Sources	19
4.5.1	Power	19
4.5.2	Water	20
4.5.3	Mining Personnel	20
4.5.4	Tailings Storage Area	20
4.5.5	Waste Disposal Area	20
4.5.6	Heap Leach Pad Area	20
4.5.7	Processing Plant Site	20
5	History	21
5.1	Prior Ownership and Ownership Changes	21
5.2	Exploration and Development Results of Previous Owners	21
5.3	Historical Production	22
5.4	Isabella Pearl Mine Production	22
6	Geological Setting, Mineralization and Deposit	24
6.1	Regional Geology	24
6.2	Local and Property Geology	26
6.2.1	Lithology	28
6.2.2	Structural Geology	29
6.2.3	Alteration	29
6.3	Isabella Pearl Mineralized Zone	30
6.3.1	Fluid Inclusion Data	32
6.4	Deposit Type	32
6.4.1	Extents and Continuity	35
7	Exploration	36
7.1	Exploration by Previous Operator (TXAU)	36
7.2	Exploration by WLMC	36
7.2.1	Surface Exploration	36
7.2.2	Geophysics	37
7.2.3	Remote Sensing	39
7.2.4	Drilling	43
7.2.5	Material Results and Interpretation	48

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8	Sample Preparation, Analysis and Security	52
8.1	Historic Security Measures and Sample Preparation	52
8.2	WLMC (2016 to Present)	52
8.2.1	Security Measures	52
8.2.2	Sample Preparation and Analysis	52
8.2.3	Quality Assurance/Quality Control Procedures	53
8.3	Check Assays	57
8.3.1	Field Duplicates	57
8.3.2	2021 Bureau Veritas vs ALS Gold Assay Comparison	59
8.4	Opinion of Adequacy	60
9	Data Verification	61
9.1	Opinion on Data Adequacy	61
10	Mineral Processing and Metallurgical Testing	62
10.1	Metallurgical Overview	62
10.2	Mineralogy and Metallurgical Ore Types	62
10.3	Previous Metallurgical Test Work Programs	63
10.4	WLMC Metallurgical Ore Characterization Test Work Programs	64
10.4.1	Results of WLMC Metallurgical Test Drill Hole Samples	66
10.5	Discussion of Metallurgical Test Gold Recovery Curves	73
10.5.1	Discussion of Bottle Roll Test Recovery Curves	73
10.5.2	Discussion of Column Leach Test Gold Recovery Curves	74
10.6	Process Selection and Design Parameters	75
10.7	Metallurgical Summary	77
11	Mineral Resource Estimate	78
11.1	Introduction	79
11.2	Mineral Resources Definitions	79
11.2.1	Inferred Mineral Resources	79
11.2.2	Indicated Mineral Resources	79
11.2.3	Measured Mineral Resources	80
11.3	Database	80
11.3.1	Database Backup	82
11.4	Bulk Density	82
11.5	Wireframe Modeling	83

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11.5.1	Topography	83
11.5.2	Gridded Surfaces	83
11.5.3	Mineralization Envelopes	84
11.6	Compositing	85
11.7	Exploratory Data Analysis	86
11.8	Treatment of Extreme Values	89
11.9	Continuity Analysis	91
11.10	Block Model	93
11.11	Estimation and Classification	93
11.12	Mineral Resource Estimate	95
11.13	Risk Factors	96
11.14	Model to Production Reconciliation	97
11.15	Opinion on Adequacy	98
12	Mineral Reserve Estimate	99
12.1	Introduction	99
12.2	Mineral Reserve Definitions	99
12.2.1	Probable Mineral Reserve	99
12.2.2	Proven Mineral Resource	99
12.3	Previous Mineral Reserve Estimate	99
12.4	Mineral Reserve Estimation	100
12.5	Mineral Reserve Estimates	100
12.6	Conversion of Mineral Resources to Mineral Reserve	102
12.6.1	Dilution	102
12.6.2	Cut-off Grade	102
12.7	Relevant Factors	103
13	Mining Methods	104
13.1	Mining Methods Summary	104
13.2	Geotechnical Data, Testing and Analysis	105
13.2.1	Pit Slope Geotechnical Evaluation	105
13.2.2	South Highwall Geotechnical Assessment	106
13.2.3	Recommendations	107
13.3	Hydrogeology	109
13.3.1	Groundwater	109
13.3.2	Temporary and Permanent Diversion Channels	110

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13.4	Mine and Waste Rock Storage Design, Production Rates and Mine Life	110
13.4.1	Mine Design	110
13.5	Waste Rock Storage Design	114
13.6	Haulage	115
13.7	Mine Production Schedule	115
13.8	Mining Operations	117
13.8.1	Ore Control	118
13.8.2	Shift Schedule	118
13.8.3	Manpower	118
13.8.4	Blasthole Drilling	118
13.8.5	Blasting	118
13.8.6	Loading	119
13.8.7	Hauling	119
13.8.8	Support Equipment	119
13.8.9	Ancillary Mining Operations	120
14	Processing and Recovery Methods	121
14.1	Process Description Summary	121
14.2	Plant Design and Equipment Characteristics	123
14.2.1	Primary Crushing and Fine Crushing	123
14.2.2	Heap Leach Pad and Solution Ponds	123
14.2.3	Adsorption-Desorption-Recovery (ADR) Facility	126
14.2.4	Major Process Equipment List	128
14.2.5	Assay Laboratory	129
14.3	Energy, Water, Material and Personnel Requirements	129
14.3.1	Power	129
14.3.2	Water Supply	130
14.3.3	Major Reagents	130
14.3.4	Labor Requirements	130
15	Infrastructure	131
15.1	Infrastructure Summary	131
16	Market Studies	134
16.1	Contracts and Status	134
17	Environmental Studies, Permitting and Social or Community Impact	135

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17.1	Environmental Liabilities and Permitting	135
17.1.1	Environmental Liabilities	135
17.1.2	Required Permits and Status	135
17.1.3	Federal Permitting	139
17.1.4	State Permitting	139
17.1.5	Local Permitting	140
17.2	Environmental Study Results	140
17.3	Environmental Issues	141
17.4	Operating and Post Closure Requirements and Plans	141
17.5	Post-Performance or Reclamation Bonds	142
17.5.1	Mine Closure Plan	142
17.5.2	Reclamation Measures During Operations and Mine Closure	143
17.5.3	Closure Monitoring	143
17.5.4	Reclamation and Closure Cost Estimate	143
17.5.5	2021 Estimate of Current Closure Costs	144
17.6	Social and Community	145
17.7	Other Significant Factors and Risks	145
17.8	Adequacy of Plans to Address any Issues	146
17.9	Commitments to Local Procurement or Hiring	146
18	Capital and Operating Costs	147
18.1	Life-Of-Mine Capital Costs	147
18.2	Life-Of-Mine Operating Costs	147
18.3	Accuracy of Cost Estimate	149
19	Economic Analysis	150
19.1	Annual Production and Cash Flow Forecasts	150
19.2	Annual Production and Gross Sales Forecasts	151
19.3	Life-of-Mine Cash Flow Forecast	151
19.4	Nevada State Taxes	152
19.5	Sensitivity Analysis	153
20	Adjacent Properties	154
20.1	Registrant Properties	154
20.1.1	Isabella Pearl Mineralized Trend	154
20.1.2	Other Registrant Properties	155

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20.2	Other Properties	155
21	Other Relevant Data and Information	157
22	Interpretation and Conclusions	158
22.1	Interpretation	158
22.2	Conclusion	159
22.3	Significant Opportunities	160
23	Recommendations	161
23.1	RC Drilling for Mineral Reserves	161
24	References	163
25	Reliance on Information Provided by Registrant	166

List of Tables

Table 1 -1 : Mineral Resource Estimates (exclusive of Mineral Reserves) for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 2021	2
Table 1 -2 : Mineral Reserve Estimates for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 2021	4
Table 1 -3 : Drilling History at the Isabella Pearl Mine (1987 - 2021)	5
Table 1 -4 : Summary of Costs for Optional Recommended Work	11
Table 3 -1 : List of Mineral Claims for the Isabella Pearl Mine	16
Table 5 -1 : Isabella Pearl Mine Production 2019 – 2021	23
Table 6 -1 : Approximate Extents of Gold-Silver Deposits in the Isabella Pearl Mine Area	35
Table 7 -1 : Drilling History at the Isabella Pearl Mine (1987 - 2021)	44
Table 7 -2 : Significant Results 2021 Drilling at Isabella Pearl Mine	50
Table 8 -1 : WLMC 2020-2021 Standard Reference Materials	54
Table 8 -2 : 2020 through 2021 SRM Failures	55
Table 8 -3 : 2020 – 2021 Blank Material Failures	57
Table 10 -1 : Summary Metallurgical Test Work Completed on Isabella Pearl Deposit	63
Table 10 -2 : Summary of Isabella Pearl Mine Core Composites Assays, KCA 2017 Program	66
Table 10 -3 Summary of Head Screen Analyses	67
Table 10 -4 : Detailed Results of Head Screen Analysis	67
Table 10 -5 : Summary of Mercury and Copper in Sample, KCA 2017 Program	68
Table 10 -6 : Summary of Carbon and Sulfur Content, KCA 2017 Program	69
Table 10 -7 : Summary Direct Agitated Cyanidation (Bottle Roll) Gold Test Results, KCA 2017 Program	69
Table 10 -8 Summary Direct Agitated Cyanidation (Bottle Roll) Silver Test Results, KCA 2017 Program	69
Table 10 -9 : Bureau Veritas vs ALS Gold Assay Comparison Plot	71
Table 10 -10 Summary Column Leach Test Results, KCA 2017 Program	72
Table 10 -11 Summary of All Bottle Roll Tests Completed on the Isabella Pearl Mine	74

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Table 10 -12 Summary of All Column Leach Tests Completed on the Isabella Pearl Mine	75
Table 10 -13 : Summary of NaCN and Lime Consumption for the Column Leach Tests	75
Table 10 -14 : Bottle Roll Gold Recovery Estimate by Size Fraction	76
Table 10 -15 : Column Leach Gold Recovery Estimation by Size Fraction	76
Table 10 -16 : Gold Recovery Estimate	76
Table 10 -17 : NaCN and Lime Consumption	77
Table 11 -1 Isabella Pearl Drill Hole Database Summary	81
Table 11 -2 : Isabella Pearl Assay Database Summary	81
Table 11 -3 : Isabella Pearl Assay Statistics Summary	81
Table 11 -4 Constrained Composite Statistics	86
Table 11 -5 Capping Thresholds	91
Table 11 -6 Experimental Semi-Variograms and Modeled Rotations	91
Table 11 -7 Block Model Setup	93
Table 11 -8 Mineral Resource Inventory for the Isabella Pearl Deposit, December 31, 2021	96
Table 11 -9 : Estimation Risk Factors	97
Table 12 -1 : Mineral Reserve Statement Isabella Pearl Mine, Mineral County, Nevada, as of December 31, 2020	100
Table 12 -2 : Mineral Reserve Estimates for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 2021	101
Table 12 -3 : Mineral Reserves by Deposit for the Isabella Pearl Mine as of December 31, 2021	101
Table 12 -4 : Isabella Pearl Marginal Cut-off Grade Assumptions	102
Table 13 -1 Maximum Recommended Pit Slope Angles	105
Table 13 -2 Location and Design of the 2021 Geotechnical Drilling Program	107
Table 13 -3 Summary of FOS	107
Table 13 -4 Designed Pit Parameters	111
Table 13 -5 Initial Isabella Pearl Designed Pit Reserves	113
Table 13 -6 Mine Production Schedule	117
Table 13 -7 Approximate Production Shift Schedule	118
Table 14 -1 Major Process Equipment for the Isabella Pearl Mine	128
Table 14 -2 Major Reagent Consumption	130
Table 14 -3 Labor Summary	130
Table 15 -1 Infrastructure Items and Specifications	132
Table 17 -1 : Permits, Licenses, and Issuing Authorities for the Isabella Pearl Mine	136
Table 17 -2 : BLM Notice of Intent Summary for the Isabella Pearl Mine	139
Table 17 -3 : Mine Closure and Reclamation Cost Summary for the Isabella Pearl Mine as of December 31, 2021	145
Table 18 -1 : Isabella Pearl Life-of-Mine Capital Cost Summary	147
Table 18 -2 : Isabella Pearl Life-of-Mine Operating Cash Cost per Tonne Processed	147
Table 18 -3 : Isabella Pearl Life-of-Mine Operating Cash Cost per Ounce Sold	148
Table 19 -1 : Isabella Pearl Life-of-Mine Production Summary	150
Table 19 -2 : Isabella Pearl Life-of-Mine Gross Sales	151
Table 19 -3 : Isabella Pearl Life-of-Mine Free Cash Flow Summary	151

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Table 19-4 : Isabella Pearl Life-of-Mine Cash Flow	152
Table 19-5 Isabella Pearl Mine Sensitivity to Capex & Au Price	153
Table 20-1 Unpatented Mining Claims held by WLMC Adjacent to Isabella Pearl	154
Table 23-1 Detailed Budget for Proposed Exploration Drilling at Isabella Pearl Mine	162

List of Figures

Figure 3-1 : General Location Map of the Isabella Pearl Mine	14
Figure 3-2 : Isabella Pearl Mine Area Mineral Claims Map	15
Figure 4-1 : Isabella Pearl Mine Access	19
Figure 6-1 : Isabella Pearl Mine Regional Geologic Map	25
Figure 6-2 : Isabella Pearl Mine Stratigraphic Column	27
Figure 6-3 Cross Section through the Isabella Pearl Mine; view NW.	27
Figure 6-4 : Isabella Pearl Mine Geologic Map	28
Figure 6-5 : High Sulfidation Characteristics of the Isabella Pearl Mineralization	34
Figure 6-6 : Idealized Stratigraphic Section Highlighting Mineralization Controls for Isabella Pearl	35
Figure 7-1 : Local rock chip sampling and spectral data modeling	37
Figure 7-2 : Schematic image of regional magnetic contour data (after Lockwood et al., 1971)	39
Figure 7-3 : Quartz Content (Upper), and Alunite Content (Lower) for Isabella Pearl, including Scarlet Area	41
Figure 7-4 : Scarlet area Potential Target areas based on ASTER data analysis identified by TMS.	42
Figure 7-5 : Isabella Pearl Mine (yellow star) and FGC land package on a Landsat image.	43
Figure 7-6 : Isabella Pearl Mine Drill Hole Location Map	45
Figure 7-7 : Location Map for Drill Holes Completed at Isabella Pearl Mine during 2021	49
Figure 8-1 : 2020 - 2021 SRM Performance	56
Figure 8-2 : 2020 - 2021 Blank Material Performance	57
Figure 8-3 : Au Field Duplicate Control Plot for 2020 - 2021	58
Figure 8-4 : Au Min Max Field Duplicate Control Plot for 2020 - 2021	58
Figure 8-5 : Cyanide Leach vs Fire Assay Comparison Plot	59
Figure 8-6 : Bureau Veritas vs ALS Gold Assay Comparison Plot	59
Figure 10-1 : Drill Hole Locations for 2017 WLMC Metallurgical Samples	65
Figure 10-2 : Section of Sample Locations for WLMC Test Program in Relation to Ore Zone	65
Figure 10-3 : Head Screen Analysis Showing Cumulative Weight Percent Passing Crush Size (in inches)	68
Figure 10-4 : Bottle Roll Tests Showing % Gold Extraction During Leach Period	70
Figure 10-5 : Bottle Roll Tests Showing % Silver Extraction during Leach Period	70
Figure 10-6 : Column Leach Test Results Showing Cumulative Weight Percent Gold Extracted Over Days of Leach	72
Figure 10-7 : Column Leach Gold Recovery Curves for Column Leach Tests Completed	75
Figure 10-8 : Graph of Gold Ounces Placed vs. Gold Ounces Poured and Percent Gold Recovery	77
Figure 11-1 : Plot of RQD vs. Elevation	83
Figure 11-2 : Isometric View Looking North Showing Oxide Base (blue) and Granite (orange) Contacts	84

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Figure 11-3 : Isometric View of the Mineralization Domains comprising the Isabella Pearl Deposit	85
Figure 11-4 : Histogram of Constrained Assay Sample Lengths	86
Figure 11-5 : Log-Probability Plots of Au and Ag Composites	87
Figure 11-6 : RC vs. DDH Drilling Results	88
Figure 11-7 : Twin Hole Au Assay Grade Comparison	89
Figure 11-8 : Log-Probability Plots of Composite Capping Thresholds	90
Figure 11-9 : Experimental Semi-Variogams	92
Figure 11-10 : Typical Cross-Section Looking NW Showing Gold Grades (g/t) and Classification	94
Figure 13-1 Pit Slope Quadrants	105
Figure 13-2 View looking South in the Pearl Pit showing continuous, moderately to shallowly-dipping shears of the Pearl Fault	106
Figure 13-3 Water Monitoring Well Locations	110
Figure 13-4 Isabella Pearl – Final Pit Plan View	111
Figure 13-5 Isabella Pearl Designed Pits - Plan View	112
Figure 13-6 Isabella Pearl Designed Pits - Section View	113
Figure 13-7 Isabella Pearl Waste Rock Dump	114
Figure 14-1 Simplified Schematic of Isabella Pearl Mine Flowsheet	122
Figure 14-2 General Arrangement for the Isabella Pearl Heap Leach Pad and Ponds.	125
Figure 14-3 ADR Plant General Arrangement	127
Figure 15-1 : General Site Arrangement	133
Figure 19-5 Graph of Isabella Pearl Sensitivity to Capex and Gold Price	153
Figure 20-1 : WLMC’s regional land status highlighting Isabella Pearl, and other important mines and prospects. Outline shows FGC land position and red dots represent significant prospects or mines; blue stars indicate historic mines.	155

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Isabella Pearl Mine	S-K 1300 Technical Report Summary

1	Executive Summary

This is a Technical Report Summary (TRS) for Walker Lane Minerals Corporation (WLMC), an indirect, wholly-owned subsidiary of Fortitude Gold Corporation (FGC), on its 100%-controlled Isabella Pearl mine, a producing open pit gold-silver heap leach operation in Mineral County, Nevada. The report was prepared by Gustavson Associates LLC, a Member of WSP, and provides a summary of the detailed assessments of mineral resources and mineral reserves and other relevant considerations of the Isabella Pearl mine.

On October 31, 2018, the SEC announced that it was adopting amendments to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933 and the Securities Exchange Act of 1934 (SEC, 2018 a, b). This report is prepared to comply with the new rule (17 CFR subpart 229.1300), requiring that a registrant with material mining operations must disclose specified information in Securities Act and Exchange Act filings concerning its mineral resources, in addition to its mineral reserves.

WLMC has received all regulatory permit approvals from the Nevada Division of Environmental Protection (NDEP) and the U.S. Department of the Interior, Bureau of Land Management (BLM) for the Isabella Pearl mine. Construction of the Isabella Pearl mine was completed during 2019 and reached commercial production levels in October 2019.

1.1	Property Summary and Ownership
1.1.1	Property Description

The Isabella Pearl mine area covers approximately 436 hectares (1,078 acres) and consists of 61 unpatented lode mining claims on land owned by the U.S. government and administered by the BLM. WLMC controls 100% interest in the Isabella Pearl claims which are subject to a 3% NSR royalty.

WLMC also controls an additional 507 unpatented claims covering approximately 3,521 hectares (8,699 acres) along a nearly 30 km (19 mi) trend extending northwest of the Isabella Pearl mine.

1.2	Mineral Resource Statement

The modeling and estimation of mineral resources presented herein is based on technical data and information available as of December 31, 2021. WLMC models and estimates mineral resources from available technical information prior to the generation of mineral reserves.

As part of its modernization of the property disclosure requirements for mining registrants, the SEC is adopting the Combined Reserves International Reporting Standards Committee (CRIRSCO) framework for reporting mineral resources. According to CRIRSCO, a mineral resource is a concentration or occurrence of material of intrinsic economic interest in or on the Earth’s crust (a deposit) in such form, grade or quality, and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade, geological characteristics, and continuity of a mineral resource are known, estimated, or interpreted from specific geological evidence and knowledge. Mineral resources are sub-divided, in order

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of increasing geological confidence, into Inferred, Indicated and Measured categories. Portions of a deposit that do not have reasonable prospects for eventual economic extraction must not be included in a mineral resource. The modeling and estimation of mineral resources utilized a portion of the drill hole database compiled by WLMC consisting of:

●	Air Track (AT): 6 drill holes for 82.0 m (269 ft)
●	Reverse Circulation (RC): 513 drill holes for 46,229 m (151,670 ft)
●	Diamond Drill (Core) Hole (DDH): 36 drill holes for 3,564.5 m (11,695 ft)

Mineral resource modeling was carried out on capped composites using Inverse Distance Cubed (“ID3”), Ordinary Kriging (“OK”) and Nearest Neighbor (“NN”) estimation methods. A minimum of three and a maximum of twelve composites were used for estimation, within a search ellipsoid oriented parallel with each defined structure and extending 120 m (394 ft) x 120 m (394 ft) x 30 m (98 ft). The major and semi-major axes approximate the average strike and dip directions of the mineralization in each of the three estimation areas. Both gold and silver were estimated.

Mineral resources at Isabella Pearl are further defined by WLMC as mineral resources within a constraining pit shell and above a defined cut-off value. The mineral resources reported herein have been constrained within a Lerchs-Grossman (LG) optimized pit shell and reported at a cut-off grade of 0.33 g/t Au (0.01 opst) for oxide mineral resources and 2.00 g/t Au (0.058 opst) for sulfide mineral resources.

The Measured and Indicated mineral resources reported for the Isabella Pearl deposit contain 598 thousand tonnes (659.2 thousand short tons) at an average gold grade of 2.12 g/t (0.062 opst) and 26 g/t silver (0.80 opst) (Table 1-1). Inferred mineral resources are estimated to be 288.2 thousand tonnes (317.7 thousand short tons) at an average gold grade of 1.55 g/t (0.045 opst) and 17 g/t silver (0.5 opst).

Table 1-1 : Mineral Resource Estimates (exclusive of Mineral Reserves) for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 2021

Oxides	Cut-off Au (g/t)	Tonnes	Short Tons	Au (g/t)	Au (opst)	Ag (g/t)	Ag (opst)	Au (oz)	Ag (oz)
Measured	0.33	89,000	98,100	2.38	0.069	55	1.6	6,800	157,600
Indicated	0.33	357,600	394,100	0.98	0.029	8	0.2	11,300	96,200
Mea+Ind	0.33	446,600	492,300	1.26	0.037	18	0.5	18,100	253,900
Inferred	0.33	259,400	286,000	1.30	0.038	12	0.4	10,900	102,800

Sulfides	Cut-off Au (g/t)	Tonnes	Short Tons	Au (g/t)	Au (opst)	Ag (g/t)	Ag (opst)	Au (oz)	Ag (oz)
Measured	2.00	110,600	121,900	4.98	0.145	51	1.5	17,700	180,100
Indicated	2.00	40,800	45,000	3.79	0.111	48	1.4	5,000	62,700

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Mea+Ind	2.00	151,400	166,900	4.66	0.136	50	1.5	22,700	242,700
Inferred	2.00	28,800	31,800	3.77	0.110	56	1.6	3,500	51,600

Total	Cut-off Au (g/t)	Tonnes	Short Tons	Au (g/t)	Au (opst)	Ag (g/t)	Ag (opst)	Au (oz)	Ag (oz)
Measured	---	199,600	220,000	3.82	0.111	53	1.5	24,500	337,700
Indicated	---	398,400	439,200	1.27	0.037	12	0.4	16,300	158,900
Mea+Ind	---	598,000	659,200	2.12	0.062	26	0.8	40,800	496,600
Inferred	---	288,200	317,700	1.55	0.045	17	0.5	14,400	154,400

Notes:

1.	Reported at a cut-off of 0.33 Au g/t (0.01 Au opst) for oxide mineral resources and 2.00 Au g/t (0.058 Au opst) for sulfide mineral resources.
2.	Whole block diluted estimates reported within an optimized pit shell.
3.	Mineral resources do not have demonstrated economic viability.
4.	Totals may not sum exactly due to rounding.
5.	Mineral resources reported are exclusive of mineral reserves.
1.3	Mineral Reserve Statement

Mineral reserves were prepared according to the guidelines of Regulation S-K part 1300. The reserve estimate is based on technical data and information available as of December 31, 2021.

The conversion of mineral resources to mineral reserves required accumulative knowledge achieved through LG pit optimization, detailed pit design, scheduling and associated modifying parameters. Detailed access, haulage, and operational cost criteria were applied in this process for the Isabella, Pearl and Civit Cat North deposits, the currently minable portions of the Isabella Pearl mine. The mine was built in metric units and all metal grades are in g/t.

The orientation, proximity to the topographic surface, and geological controls of the Isabella Pearl mineral reserves support mining with open pit mining techniques. To calculate the mineral reserve, pits were designed following an optimized LG pit based on a $1,738/oz Au sales price. This price was chosen to create the primary guide surface based on a price sensitivity and subsequent profitability study that showed that the $1,738 pit maximized profitability while reducing capital requirements. The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 g/t Au (0.01 opst) which is based on the consensus 2022-2024 average price of $1,738/oz for gold (CIBC, 2021). The Isabella Pearl mine open pit mineral reserve statement is presented in Table 1-2.

The Proven and Probable mineral reserves reported for Isabella Pearl contain 1.36 million tonnes (1.50 million short tons) at an average gold grade of 2.78 g/t Au (0.081 opst) and 24 g/t Ag (0.7 opst) (Table 1-2). The high-grade and low-grade stockpiles of ore mined but not processed is included in the inventory of 2021 mineral reserves.

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Table 1-2 : Mineral Reserve Estimates for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 2021

Class	Tonnes	Short Tons	Au g/t	Au opst	Ag g/t	Ag opst	Au Oz	Ag Oz
Proven Mineral Reserves	483,300	532,800	5.26	0.154	47	1.4	81,800	733,100
Probable Mineral Reserves	425,500	469,000	2.04	0.06	16	0.5	27,900	221,000
Proven and Probable Total	908,800	1,001,800	3.75	0.11	33	1	109,700	954,100
High Grade Stockpile	14,000	15,400	10.09	0.295	88	2.6	4,500	39,600
Low Grade Stockpile	435,000	479,500	0.53	0.015	5	0.1	7,300	63,900
Isabella Pearl Mine Total	1,357,800	1,496,700	2.78	0.081	24	0.7	121,500	1,057,600

Notes:

1.	Metal prices used for P&P reserves were $1,738 per ounce of gold and $23.22 per ounce of silver. These prices reflect the consensus 2022-2024 average prices for gold and silver (CIBC, 2021).
2.	The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 Au g/t.
3.	Mining, processing, energy, administrative and smelting/refining costs were based on 2021 actual costs for the Isabella Pearl mine.
4.	Metallurgical gold recovery assumptions used were 81% for all ore which is currently being crushed. These recoveries reflect predicted average recoveries from metallurgical test programs.
5.	P&P reserves are diluted and factored for expected mining recovery.
6.	Figures in tables are rounded to reflect estimate precision and small differences generated by rounding are not material to estimates.
1.4	Geology and Mineralization
1.4.1	Geologic Setting, Mineralization, and Mineralization

The Isabella Pearl mine is in the central portion of the Walker Lane, a major northwest-trending zone on the western border of Nevada characterized by a series of closely spaced dextral strike-slip faults that were active throughout much of the middle to late Cenozoic. It is a complex zone up to 300 km (186 mi) wide and 1,000 km (620 mi) long that lies on the western boundary of the Basin and Range Province.

Volcanic rocks of middle Tertiary age cover much of the property and include intermediate lava flows and ignimbrite ash flow sheets. The volcanic rocks unconformably overlie Mesozoic strata including Triassic and Jurassic sedimentary units and Cretaceous and Jurassic igneous units. Tectonic activity and erosion have left an irregular, dominantly buried surface of Mesozoic rocks. Within the regional Walker Lane tectonic setting, several major fault zones trend through the property and are dominated by various splays and off set branches. The Soda Springs Valley fault zone is a major host of mineralization in the area, and particularly along the Pearl fault strand.

The gold-silver mineralized zones include the Isabella, Pearl, Civit Cat North, Silica Knob, Scarlet North and South, and Crimson oxide deposits and the Pearl and Civit Cat North sulfide deposits, collectively referred to in this report as the Isabella Pearl deposit. Alteration and mineral assemblages at Isabella Pearl, including widespread argillic alteration and generally abundant alunite, indicate the deposits belong to the high-sulfidation class of epithermal mineral deposits. K-Ar age determinations indicate the mineralization is about 19 Ma, some 7 to 10 million years younger than the age of the host rocks. This

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early Miocene age conforms to the age of other high-sulfidation epithermal precious-metal deposits in the Walker Lane area (e.g., Goldfield and Paradise Peak).

1.4.2	Exploration

Modern exploration of the general area around the Isabella Pearl mine began in the early 1970’s by various companies. From 1987 through 1990, Combined Metals Reduction Company (CMRC) drilled the Isabella Pearl area during its joint venture with Homestake Mining Company (Homestake). The joint venture drilled at least 175 reverse circulation (RC) and diamond drill (core) holes (DDH) before the joint venture was terminated. TXAU Investments, Inc. (TXAU), also known as TXAU Development Ltd. and Isabella Pearl LLC., conducted a DDH drilling program in early 2007 that consisted of 19 holes. This drilling was designed primarily to provide material for metallurgical testing and confirm the historic assay and geological data collected by the CMRC-Homestake joint venture. In 2008, TXAU completed 7 DDH’s in the Pearl deposit to address some issues concerning assays and insufficient quality assurance/quality control measures from prior drilling. From 2016 through 2021, WLMC executed RC and DDH drilling programs to collect representative mineralized ore grade samples in the mine area in sufficient quantity to conduct metallurgical testing and expand resources. In addition, WLMC completed a 5-hole RC condemnation drill program to ensure no mineral resources occurred where the mine/plant facilities are located. The Isabella Pearl mine drilling history is summarized in Table 1-3.

Table 1-3 : Drilling History at the Isabella Pearl Mine (1987 - 2021)

Company	Period	RC		DDH (Core)		Total
		No.	Meters	No.	Meters	No.	Meters
Combined Metals-Homestake & Historical	1987-1990	182	19,598.6	6	513	188	20,111.6
TXAU	2007-2008	-	-	26	2,315.7	26	2,315.7
WLMC*	2016-2021	350	28,298.9	1	249.9	351	28,548.8
WLMC Met Holes	2016-2017	-	-	3	484.9	3	484.9
Totals		532	47,897.5	36	3,564.50	568	51,462.0
*Includes 6 Air Track (AT) drill holes

1.5	Metallurgy and Mineral Processing

Metallurgical test work has validated that Isabella Pearl oxidized ores are amenable to gold and silver recovery by cyanidation. The most economically effective process has been identified as conventional heap leaching of crushed ore, and to a much lesser extent ROM, followed by absorption/desorption recovery (ADR) and refining to produce doré bars.

Cyanidation test work (bottle roll and column leach), performed on representative samples of the mineral resources, confirms the close relationship between particle size and gold recovery. The greater the fines

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fraction the higher the gold recovery. Based on the metallurgical test work completed, total gold recovery is expected over a four-month period.

Mineral reserves above 0.61 g/t Au are being crushed to a P80 of 5/8 inch and placed directly on the heap. Mineral reserves between 0.33 and 0.61 g/t Au are being stockpiled for either future crushing or blending with the higher-grade material. The total predicted gold recovery for all ore is 81% ore which is currently being crushed. The gold recovery projection for ore is based primarily on column leach test work and partly on benchmarking other heap leach operations.

Over the life-of-mine (LOM), ore is delivered from the open pit, the majority being trucked to the crusher, and then transported to the heap leach pad via an overland conveyor and stacked onto the heap leach pad by a radial stacker. A minor amount of ROM ore was previously placed directly on the heap leach pad by truck.

1.6	Mine Design, Optimization and Scheduling

Isabella Pearl is a disseminated gold and silver deposit with mineralization close to the surface at an average head grade of 2.78 g/t Au and 24 g/t Ag. It was determined that mining would be performed with an open pit truck/loader operation. Initial costs were estimated, and a detailed feasibility study analysis performed to determine the optimum ultimate mining limit for the operation. Average operating costs at the property are approximately 2.6 $/t for mining, 2.8 $/t for crushing and 6.9 $/t for leaching and solution treatment at the Isabella Pearl processing facility.

The current mine design consists of one main pit and several smaller sub-pits accessing the Isabella, Pearl and Civit Cat North deposits. Open pit mining is by conventional diesel-powered equipment, utilizing a combination of blasthole drills, wheel loaders, and 91-tonne (100-short ton) trucks to handle ore and waste. Support equipment including of graders, track dozers, and water trucks also aid in the mining. High-grade ore (>0.61 g/t Au) is hauled to the crushing area and crushed before being placed on the leach pad. Low-grade ore between 0.33 and 0.61 g/t Au is hauled directly to the low-grade stockpile. Waste rock is stored in the waste rock facility designed near the pit to reduce haulage costs.

1.7	Environmental Studies, Permitting, and Plans, Negotiations or Agreements with Local Individuals or Groups

The Isabella Pearl mine is located on public lands administered by the U.S. Department of the Interior, BLM. As such, the operation requires the identified federal permits, the most important of which are approvals of the Plan of Operations (POO) and its subsequent National Environmental Policy Act Evaluation (NEPA) analyses. WLMC submitted the POO and Reclamation Permit applications and the Environmental Assessment (EA). The BLM has reviewed baseline data and deemed the POO “complete” and authorized processing of the EA of the operations. The NEPA analysis was completed, and a Record of Decision (ROD) issued on May 15, 2018.

WLMC holds the following Federal Permits and Registrations:

●	EPA Hazardous Waste #NVR000092916 (BWM)

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●	Explosive Permit #9-NV-009-20-8K-00321 (Ledcor CMI Inc. contract mining)
●	POO and Reclamation Plan #NVN86663 (BLM)

The mine also required permits from various State of Nevada agencies including: Bureau of Air Pollution Control (BAPC), Bureau of Mining Regulation and Reclamation (BMRR), BWM, Department of Conservation and Natural Resources (DCNR), NDEP and Nevada Department of Wildlife (NDOW).

The State of Nevada requires operational mining permits regardless of land status of the mine (i.e., private, or public). The following are the state permits that are required for the Isabella Pearl mine:

●	Reclamation Permit #0387 (NDEP/BMRR)
●	Hazardous Waste Generator #NVR000092916 (NDEP/BWM)
●	Water Pollution Control Permit #NEV2009102 (NDEP/BMRR)
●	Emergency Release, Response, and Contingency Plan (NDEP/BMRR)
●	Spill Prevention, Control, and Countermeasures Plan (NDEP/BMRR)
●	National Pollutant Discharge Elimination System (NPDES) Permit #NVG201000 (NDEP/BWPC)
●	General Stormwater Permit #NVR300000 MSW-43292 (NDEP/BWPC)
●	Storm Water Pollution Prevention Plan (NDEP/BWPC)
●	Water Rights – #83484, 82498, 79096 and 83485 (changed to 89001T) (DCNR/NDWR); Permits to change the point of diversion and place of use of the water rights have been approved, for groundwater production wells
●	Air Quality Class II Operating Permit #AP-1041-3853 (NDEP/BAPC)
●	Air Quality Mercury Permit to Construct #AP-1041-3895 (NDEP/BAPC)
●	Air Quality Class I Operating Permit to Construct #AP-1041-3897 (NDEP/BAPC)
●	Industrial Artificial Pond Permit #467428 (NDOW)
●	Bureau of Safe Drinking Water Public Water Source Permit NV0001178

WLMC has obtained a Special Use Permit and Building Permits issued by Mineral County to construct buildings at the Isabella Pearl mine including:

●	Mineral County Business License #17288 (Mineral County Sheriff’s Office)
●	Special Use Permit #165957 (Mineral County Planning Commission)
●	Septic Permit #7905 and 7906 (Mineral County Building Department)
●	ADR Building Permit #5891 (Mineral County Fire Marshall)
●	Office Building Permit #7888 (Mineral County Fire Marshall)
●	Water Tank Building Permit #7921 (Mineral County Fire Marshall)

By virtue of the mine’s location and current land ownership, the mine operations were subject to reclamation financial surety requirements set by the BLM and State of Nevada. The cost associated with final reclamation and closure of the Isabella Pearl mine is currently set at $12 million.

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1.8	Capital Costs, Operating Costs and Financial Analysis
1.8.1	Capital and Operating Costs

WLMC has provided an estimate of capital and operating costs in this report.

Total Isabella Pearl Mine LOM capital expenditures are estimated to be US$ 2.475 million. The capital costs are based on vendor and specialist quotations. Additional contingencies have been applied to these estimates for omissions. The support for capital and operating costs are based on quotations and estimates in 2021 dollars. No inflation factors have been used in the economic projections.

Mining costs are based on actual costs derived from the Isabella Pearl mine. These costs comprise ore and waste drilling and blasting, loading, and hauling and all the associated site maintenance including, pits, roads, stockpiles, dumps, tailings storage facilities, and storm water controls etc.

Processing costs are based on actual processing costs including but not limited to reagent consumption and current prices for wear and replacement parts.

Current supervisory and administrative support staff numbers are sufficient to efficiently handle the administrative, technical and management functions required for the mining operation. Provisions for training, and regulatory mandated safety functions are also included.

The Isabella Pearl Mine LOM Operating Cash Costs per Tonne Processed is estimated at US$44.44 per tonne. This is based on a total ore processed of 1.0 million tonnes (1.1 million short tons). The estimated remaining mine life is 3 years, with continued gold production from the leach pad for a 4th year.

Capital and operating costs are based on a production budget and realized costs to date, and are judged to be within 5% accuracy.

1.8.2	Economic Analysis

WLMC has provided an economic analysis in this report.

The Isabella Pearl mine has a 3-year mine-life given the mineral reserves described in this report. The financial results of this report have been prepared on an annual basis. Capital and operating costs are based on realized costs, quotations and estimates in 2021 dollars. No inflation factors have been used in the economic projections. The analysis assumes static conditions for the gold market price over the three-year mine-life. The gold and silver prices were set at $1,738/oz and $23.22/oz, respectively. These prices are based on the consensus 2022-2024 average prices.

This economic analysis is a post-tax evaluation and is based on a base case $1,738 per ounce gold price and an assumption that the gold would be recovered over the remaining 3-year mine-life.

The economic results, at a discount rate of 5%, indicate a Net Present Value (NPV) of $100.3 million (after estimated taxes). The following provides the basis of the Isabella Pearl LOM plan and economics:

●	A mine life of 3 years, with continued gold production from the leach pad for 4 years;
●	An average operating cost of $486/ Au oz.-produced;

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●	Sustaining capital costs of $2.475 million and a mine closure cost estimate of $12 million;
●	The analysis does not include any allowance for end of mine salvage value.
1.9	Conclusions and Recommendations
1.9.1	Interpretation and Conclusions

Isabella Pearl is a producing gold mine with a favorable economic projection based on current operating costs and detailed LOM mining and processing plan. The Isabella Pearl deposit has the grade and continuity required for on-going production.

The Isabella Pearl deposit geology is generally well understood, and structural geology and alteration are the primary controls on mineralization. The core of the deposit is relatively well-defined but recent infill and step-out drilling has materially changed the current mineral resource model, increasing the confidence level of the mineral resource estimate, and allowing conversion of a significant portion of this material to mineral reserve. Drilling to the northwest of the deposit also has the potential to extend the mineral resources. In addition, reconnaissance geological mapping and rock chip sampling have delineated new, surface high-grade gold target areas further along strike to the northwest of the Isabella Pearl deposit.

Certain factors pose potential risks and opportunities, of greater or lesser degree, to the estimate as the mineral resources are based on currently available data. The highest risks associated with key estimation parameters were identified as:

●	Core Recovery: Rock Quality Designation (RQD) results show a wide range of recoveries, which may bias assay grades.
●	Bulk Density: Significant voids may reduce recoverable tonnage (Specific gravity is not well constrained).

The predicted mineral resource grades are confirmed at the mining scale using blast-hole drilling results and grade control modeling.

Reconciliations are performed on a monthly basis by the operations department in order to track and compare actual tonnages and grades to the estimated values in the block model. To date, the reconciliations have proved that the estimated tonnages are in line with the values in the block model and that actual grades are slightly higher than estimated, especially in the Pearl deposit.

All refractory sulfide material has been treated as waste for the Isabella Pearl estimate of mineral resources. In addition, the bottom of the optimized pit shell is designed to stay above the water table.

The conversion of mineral resources to mineral reserves required accumulative knowledge achieved through LG pit optimization, detailed pit design, scheduling and associated modifying parameters. The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 g/t Au which is based on the three-year trailing average $1,738/oz Au sales price used for this mineral reserve estimate. The Proven and Probable mineral reserves as of December 31, 2021, reported for the Isabella Pearl mine, using diluted grades, is 1.36 million tonnes (1.50 million short tons) of material at an average gold grade

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of 2.78 g/t Au (0.081 opst) and 24 g/t Ag (0.7 opst) containing 121,500 ounces of gold and 1,057,600 ounces of silver. The mineral reserve estimate presented herein is based on technical data and information available as of December 31, 2021.

Isabella Pearl is a disseminated gold and silver deposit with mineralization close to the surface. The mine design consists of one main pit accessing the Isabella Pearl deposit. Open pit mining is by conventional diesel-powered equipment, utilizing a combination of blasthole drills, wheel loaders, and 91-tonne (100-short ton) trucks to handle ore and waste.

The Isabella Pearl oxide ore is amenable to heap leach cyanidation with a high relative recovery and fast leaching kinetics.

The Isabella Pearl mine is economically viable at the consensus 2022-2024 average gold price of $1,738 per ounce gold as well as at the current higher gold prices and has significant economic potential given the possibility for gold price increases in the future. Additionally, there is opportunity to expand the mineral reserve through additional drilling. Cost improvements and further optimizations are also possible.

The Isabella Pearl mine’s economic viability is generally at risk from changes in external factors which would lead to increased input costs, or a fall in the price of gold which would reduce revenue. A decrease in gold price would not only reduce revenue but would also reduce the amount of economically mineable ore as a decrease in metal prices could result in a higher cut-off grade. Under the current gold price environment, the mineral reserves are considered robust.

Environmental and future permitting risks include items being discovered on the mine site such as sensitive or endangered botany, or cultural artifacts. No environmental and permitting risks have been identified.

Internal risks, specific to the Isabella Pearl mine, include:

●	Current drill spacing is considered adequate but there is a low risk of a decrease in mineral resources due to additional drilling and subsequent re-modeling and re-estimations.
●	Poor operational execution, with resultant cost and schedule over-runs, scope creep, and increased operating costs. This is mitigated by management overseeing production.
●	Predicted gold recovery from the Isabella Pearl ore is based on the results of column-leach tests and actual results could be lower than expected. This risk is deemed to be low, given the numerous metallurgical tests that have been conducted on the Isabella Pearl mineral resources during the past 30 years.
●	Finding and keeping the skilled employees required to operate the Isabella Pearl mine has proven to be challenging, given its rural location. Inadequate staffing can increase operating costs by reducing operating efficiencies and increasing repair and maintenance costs. Recruiting costs might be higher than predicted.

The Qualified Persons (QP’s) preparing this report for WLMC recommend continued open pit mining and processing the ore by screening, stacking, heap leaching and ADR to produce gold doré for sale.

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1.9.2	Recommendations

The QP’s preparing this report for WLMC recommend that the Isabella Pearl mine continue with open pit mining and processing the ore by screening, stacking, heap leaching, ADR and doré production. Some additional studies are recommended that may improve value and optimizations including additional drilling to convert mineral resources to mineral reserves.

Recommendations for mineral reserve drilling at the Isabella Pearl mine are shown in Table 1-4. The estimated cost of the recommendation for 6,096 m (20,000 ft) of RC drilling totals $1,460,000. The cost of this recommended work has not been included in the Isabella Pearl cash-flow model.

Table 1-4 : Summary of Costs for Optional Recommended Work

Description	Cost
RC Drilling for Reserves	$1,460,000
Total	$1,460,000

Additional optimization could include an ore control methodology implementation that further minimizes sulfide material being placed on the leach pad. This sulfide material, mainly located at or near the bottom of the pit, is refractory and is treated as waste. A geometallurgical model to further characterize mineral resources should also be considered.

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2	Introduction
2.1	Terms of Reference and Purpose of the Report

Gustavson Associates LLC (Gustavson), was contracted to produce a Technical Report Summary (TRS) on the Isabella Pearl mine, an open pit gold heap leach operation located in Mineral County, Nevada for the Walker Lane Minerals Company (WLMC). WLMC is an indirect, wholly-owned subsidiary of FGC. The TRS is to support of the required annual reporting of FGC.

The quality of information, conclusions, and estimates contained herein is consistent with the level of effort by the QP’s, based on: 1) information available at the time of preparation, 2) data supplied by outside sources, and 3) the assumptions, conditions, and qualifications set forth in this report. The responsibility for this disclosure remains with WLMC.

This report provides mineral resource and mineral reserve estimates, and a classification of mineral reserves prepared in accordance with §§ 229.1300 through 229.1305 (subpart 229.1300 of Regulation S-K) referred to simply as “S-K 1300” in this report.

2.2	Source of Data and Information

WLMC has relied on information and technical documents listed in the References section of this report which are assumed to be accurate and complete in all material aspects.

The reader is referred to earlier reports on mineral resources and reserves and the feasibility study for a more detailed description of the sources of information relied upon by the QP’s of WLMC (Brown et al., 2018, 2021).

2.3	Details of Inspection

Christopher Emanuel and Ian Crundwell are the QP’s who visited Isabella Pearl mine on December 14 and 15, 2021.

2.4	Previous Reports on Mine

This report updates a previous report titled “Report on the Estimate of Mineral Resources and Mineral Reserves for the Isabella Pearl Mine” dated March 24, 2021 (Brown et. al., 2021)

The effective date of this report is December 31, 2021.

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3	Property Description and Location
3.1	Location

The Isabella Pearl mine is located in the Gabbs Valley Range, approximately 10 km (6 mi) north of the town of Luning in Mineral County, Nevada. A mine location map is shown in Figure 3.1. The mine is located within all or portions of the following Townships, Ranges, and Sections relative to the Mount Diablo Baseline and Meridian:

●	Township 8 North, Range 34 East, Section 03; and
●	Township 9 North, Range 34 East, Sections 26, 27, 34 and 35.

The approximate center of the deposit areas is N39.60°, W118.18°. The mine has good connections to the infrastructure of west-central Nevada, with access roads to the mine site linking to Nevada state route 361 and US Route 95, the main highway between Reno and Las Vegas.

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OREGON
IDAHO
CALIFORNIA
UTAH
ARIZONA
McDermitt
Owyhee
Mountain City
Jackpot
Orovada
Paradise Valley
Montello
Winnemucca
Golconda
Valmy
Deeth
Wells
Elko
Spring Creek
West Wendover
Gerlach
Imlay
Battle Mountain
Carlin
Lee
Ruby Valley
Walker Lane Mineral Belt
Lovelock
Sutcliffe
Nixon
Fernley
Reno
Sparks
Fallon
Virginia City
Silver Springs
Carson City
Yerington
Minden
Austin
Eureka
McGill
Ely
Baker
Great Basin Nat. Park
Schurz
Gabbs
Smith
Walker Lake
Isabella Pearl
Lund
Hawthorne
Mina
Tonopah
Silver Peak
Goldfield
Pioche
Panaca
Hiko
Caliente
Alamo
Beatty
Mesquite
Mercury
Indian Springs
Moapa
Overton
Death Valley National Park
Pahrump
Las Vegas
Henderson
Spring Valley
Boulder City
Sandy Valley
Jean
Primm
Searchlight
Cal-Nev-Ari
Laughlin
N
0
60 miles
120
0
100 kilometers
200

Figure 3-1 : General Location Map of the Isabella Pearl Mine

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3.2	Area of the Property

The Isabella Pearl mine area covers approximately 436 hectares (1,078 acres) and consists of 61 unpatented lode mining claims on land owned by the U.S. government and administered by the BLM. WLMC controls 100% interest in the Isabella Pearl claims which are subject to a 3% NSR royalty. WLMC also controls an additional 507 claims covering approximately 3,521 hectares (8,699 acres) along a nearly 30 km (19 mi) trend extending northwest of the Isabella Pearl mine.)

3.3	Mineral Titles, Claims, Rights, Leases and Options

Mineral claims in the mine area are shown in Figure 3-2. The claims within the mine area controlled by WLMC, its entities, or partners are listed in Table 3-1 and are current as of December 31, 2021.

Currently, annual claim maintenance fees are the only federal payments related to unpatented mining claims. Annual maintenance fees of $100,572 were paid to the BLM during 2021 to hold the 568 unpatented lode mining claims. In addition, fees for filing a Notice of Intent (NOI) totaling $6,852 were paid to Mineral County in order to hold the claims for another year.

There are no Tribal, State of Nevada or U.S. Forest Service lands within the mine area.

Figure 3-2 : Isabella Pearl Mine Area Mineral Claims Map

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Table 3-1 : List of Mineral Claims for the Isabella Pearl Mine

Claim Name & No.	Type	BLM Serial No.	Loc Date	Mineral Cnty Doc	Owner	Status	Acquisition History
VULTURE DOG # 1	Unpat Lode	NMC84621	7/17/1979	39154	WLMC	100% Owned	Acq from TXAU
VULTURE DOG # 2	Unpat Lode	NMC84622	7/17/1979	39155	WLMC	100% Owned
VULTURE DOG # 3	Unpat Lode	NMC84623	7/17/1979	39156	WLMC	100% Owned
VULTURE DOG # 4	Unpat Lode	NMC84624	7/17/1979	39157	WLMC	100% Owned
VULTURE DOG # 5	Unpat Lode	NMC84625	7/17/1979	39158	WLMC	100% Owned
VULTURE DOG # 6	Unpat Lode	NMC84626	7/17/1979	39159	WLMC	100% Owned
VULTURE DOG # 7	Unpat Lode	NMC84627	7/17/1979	39160	WLMC	100% Owned
VULTURE DOG # 8	Unpat Lode	NMC84628	7/17/1979	39161	WLMC	100% Owned
VULTURE DOG # 9	Unpat Lode	NMC84629	7/17/1979	39162	WLMC	100% Owned
VULTURE DOG # 10	Unpat Lode	NMC84630	7/17/1979	39163	WLMC	100% Owned
VULTURE DOG # 11	Unpat Lode	NMC84631	7/17/1979	39164	WLMC	100% Owned
VULTURE DOG # 12	Unpat Lode	NMC84632	7/17/1979	39165	WLMC	100% Owned
VULTURE DOG # 13	Unpat Lode	NMC84633	7/17/1979	39166	WLMC	100% Owned
VULTURE DOG # 14	Unpat Lode	NMC84634	7/17/1979	39167	WLMC	100% Owned
VULTURE DOG # 15	Unpat Lode	NMC84635	7/17/1979	39168	WLMC	100% Owned
VULTURE DOG # 16	Unpat Lode	NMC84751	7/17/1979	39169	WLMC	100% Owned
VULTURE DOG # 22	Unpat Lode	NMC315752	6/21/1984	68277	WLMC	100% Owned
SODA # 6	Unpat Lode	NMC405057	2/27/1987	79813	WLMC	100% Owned
SODA # 7	Unpat Lode	NMC405058	2/27/1987	79814	WLMC	100% Owned
SODA # 8	Unpat Lode	NMC405059	2/27/1987	79815	WLMC	100% Owned
SODA # 9	Unpat Lode	NMC405060	2/27/1987	79816	WLMC	100% Owned
SODA # 10	Unpat Lode	NMC405061	2/27/1987	79817	WLMC	100% Owned
SODA # 11	Unpat Lode	NMC405062	2/27/1987	79818	WLMC	100% Owned
SODA # 12	Unpat Lode	NMC405063	2/27/1987	79819	WLMC	100% Owned
SODA # 13	Unpat Lode	NMC405064	2/27/1987	79820	WLMC	100% Owned
SODA # 19	Unpat Lode	NMC405070	2/27/1987	79826	WLMC	100% Owned
SODA # 23	Unpat Lode	NMC405074	2/27/1987	79830	WLMC	100% Owned
SODA # 24	Unpat Lode	NMC405075	2/27/1987	79831	WLMC	100% Owned
SODA # 25	Unpat Lode	NMC405076	2/27/1987	79832	WLMC	100% Owned
SODA # 26	Unpat Lode	NMC405077	2/27/1987	79833	WLMC	100% Owned
SODA # 36	Unpat Lode	NMC405087	2/27/1987	79843	WLMC	100% Owned
SODA # 49	Unpat Lode	NMC405100	2/27/1987	79856	WLMC	100% Owned
SODA # 50	Unpat Lode	NMC405101	2/27/1987	79857	WLMC	100% Owned
SODA # 51	Unpat Lode	NMC405102	2/27/1987	79858	WLMC	100% Owned
SODA # 52	Unpat Lode	NMC405103	2/27/1987	79859	WLMC	100% Owned
SODA 37	Unpat Lode	NMC602527	5/10/1990		WLMC	100% Owned
SODA 38	Unpat Lode	NMC602528	5/10/1990		WLMC	100% Owned
SODA 5	Unpat Lode	NMC636629	9/18/1991		WLMC	100% Owned
SODA 32	Unpat Lode	NMC636630	9/18/1991		WLMC	100% Owned
SODAR 20	Unpat Lode	NMC1185560	11/16/2018	170004	WLMC	100% Owned	Acq from TXAU (WLMC reloc of SODA claims)
SODAR 21	Unpat Lode	NMC1185561	11/16/2018	170005	WLMC	100% Owned
SODAR 22	Unpat Lode	NMC1185562	11/16/2018	170006	WLMC	100% Owned
SODAR 33	Unpat Lode	NMC1185563	11/16/2018	170007	WLMC	100% Owned
SODAR 34	Unpat Lode	NMC1185564	11/16/2018	170008	WLMC	100% Owned
SODAR 35	Unpat Lode	NMC1185565	11/16/2018	170009	WLMC	100% Owned
SODAR 46	Unpat Lode	NMC1185566	11/16/2018	170010	WLMC	100% Owned
SODAR 47	Unpat Lode	NMC1185567	11/16/2018	170011	WLMC	100% Owned
SODAR 48	Unpat Lode	NMC1185568	11/16/2018	170012	WLMC	100% Owned
ISABELLA # 12	Unpat Lode	NMC170214	9/1/1980	45607	WLMC	WLMC 50% Own WLMC 50% Lse	Acq From TXAU (WLMC 50% - Hayes et al 50%)
ISABELLA # 13	Unpat Lode	NMC170215	9/1/1980	45608	WLMC	same	Acq from TXAU
ISABELLA # 14	Unpat Lode	NMC170216	9/1/1980	45609	WLMC	same
ISABELLA # 15	Unpat Lode	NMC170217	9/1/1980	45610	WLMC	same
ISABELLA # 16 FRAC	Unpat Lode	NMC170218	9/1/1980	45611	WLMC	same
ISABELLA # 17 FRAC	Unpat Lode	NMC170219	9/21/1980	45612	WLMC	same
ISABELLA # 19 FRAC	Unpat Lode	NMC170221	9/28/1980	45614	WLMC	same
ISABELLA # 1	Unpat Lode	NMC235711	1/30/1982	56931	WLMC	same
ISABELLA # 2	Unpat Lode	NMC235712	1/30/1982	56932	WLMC	same
ISABELLA # 3	Unpat Lode	NMC235713	1/30/1982	56933	WLMC	same
TDG 1	Unpat Lode	NMC989539	3/23/2008	146107	WLMC	100% Owned	Acq From Gateway Gold (USA) Corp.
TDG 2	Unpat Lode	NMC989540	3/23/2008	146108	WLMC	100% Owned
TDG 3	Unpat Lode	NMC989541	3/23/2008	146109	WLMC	100% Owned

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3.4	Other Significant Factors and Risks

The mine is in production, and the QP's are not aware of any factors or pending changes that would impact the continued operation or its profitability.

3.5	Royalties and Agreements

WLMC owns an undivided fifty percent (50%) interest and leases the remaining fifty percent (50%) interest in ten (10) claims from Natasha Matkin-Hayes et al. of Las Vegas, Nevada. This affects the following claims:

●	Isabella Claims 1, 2, 3, 12, 13, 14 and 15, and
●	Isabella Fractions 16, 17, 19.

The Matkin-Hayes lease, dated April 1, 1992, was recorded by memorandum dated June 15, 1992, in Book 146 OR, page 978 (Mineral County, Nevada), and executed by Sarah D. Narkus, Natasha Matkin-Hayes, William Longhurst, John Longhurst, Caroline Merrick, Marguerite Cole, and Combined Metals Reduction Company (CRMC). TXAU succeeded to CMRC’s interest in the lease pursuant to a Trustee’s Deed, dated August 13, 1999, recorded May 14, 2004, Doc # 131124, executed by First American Title Insurance Company in Favor of TXAU. WLMC purchased a 50% undivided interest in lessor’s interest in the lease including a 50% interest in a 6% gross receipts production royalty, and a 50% ownership of the subject property. WLMC received an assignment of the lessee’s interest in the lease. The assignment of the lessee’s interest in the lease transferred the benefit of advance royalty payments that had been paid to lessors through August 2016, in the amount of $459,800.

On October 23, 2018, Ely Gold Royalties Inc., through its wholly owned subsidiary Nevada Select Royalty, Inc., entered into a binding letter agreement with a private individual to acquire 100% of all rights and interests in 0.75% (three quarters of one percent) of the 3% NSR royalty on the 10 Isabella claims controlled by the Matkin-Hayes Lease.

WLMC owns 100% interest in the remaining 26 of the 36 claims comprising the Isabella Pearl mine subject to a reservation of a 3% net smelter return (NSR) royalty and royalty agreement in favor of TXAU. This affects the following claims:

●	Vulture Dog 1, 2, 3, 4, 5, 6, 7, 8, 10 and 22,
●	Soda 8, 32, 36, 37, 38, 49, 50, 51 and 52, and
●	Sodar 21, 33, 34, 35, 46, 47 and 48.

On March 6, 2019, WLMC acquired 100% of all rights and interests in the TDG-1, 2 and 3 claims held by Gateway Gold (USA) Corporation (Gateway) subject to a reservation of a 3% NSR royalty and royalty agreement in favor of Gateway. These 3 claims are within the Isabella Pearl mine area.

On October 29, 2020, Nevada Select Royalty Inc. assigned to Gold Resource Corporation (GRC), currently FGC, the parent company of WLMC, fifty percent (50%) of its one-fourth (25%) royalty interest of the 3% gross receipts royalty payable from production at the 10 Isabella claims controlled by the Matkin-Hayes Lease.

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4	Accessibility, Climate, Local Resources, Infrastructure and Physiography
4.1	Topography, Elevation and Vegetation

The mine is within the Basin and Range province, a major physiographic region of the western United States. The region is typified by north-northeast trending mountain ranges separated by broad, flat alluvium filled valleys. Locally, the mountain ranges trend northwesterly, making this area rather anomalous in relation to typical Nevada physiography. Elevations on the mine site range from a minimum of 1,597 m (5,240 ft) in the valley to a maximum of 1,777 m (5,829 ft) at the uppermost elevation.

Typical high desert vegetation, controlled in part by elevation, is present in the area, including Pinion Pine and Juniper trees, wild rosebush and several varieties of sagebrush, cacti, and short grasses.

4.2	Accessibility and Transportation to the Property

The mine site is in Mineral County and is accessible from Hawthorne, Nevada via well maintained paved roads and maintained dirt roads. From Hawthorne, travel east on U.S. Highway 95 40 km (25 mi) to Nevada State Route 361 which is just west of the town of Luning. Turn north on State Route 361 and travel approximately 8.4 km (5.2 mi) to the county-maintained Rabbit Springs road that turns off to the west. The mine site lies about 1.6 km (1 mi) to the north along a dirt road that turns off approximately 1.6 km (1 mi) west of State Route 361. Mine roads provide access within the mine site and are passable by high clearance two-wheel drive vehicles. The mine area, encompassing about 436 hectares (1,078 acres) (see Figure 4.1), is located at the west foot of the Gabbs Valley Range in all or parts of Sections 27, 34 and 35 of Township 9 North, Range 34 East and Section 3 of Township 8 North, Range 34 East, Mount Diablo Baseline & Meridian (MDB&M).

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Figure 4-1 : Isabella Pearl Mine Access

4.3	Climate and Length of Operating Season

The climate is dry, semi-arid, with annual precipitation of approximately 11.4 cm (4.5 in), as documented at the nearby Mina Meteorological Station. Average temperatures range from -3° to 10° C (26° to 50° F) in the winter to highs exceeding 32° C (90° F) in the summer. Historically, the record low temperature, recorded in January 2003, is -19° C (-3° F), and the record high temperature, recorded in July 2002, is 42° C (108° F). The general area is drained by numerous stream channels originating in the mountains. These are typically dry but carry some runoff onto alluvial fans and into playas during summer thunderstorms.

The mine is accessible and can be operated year-round.

4.4	Sufficiency of Surface Rights

All mineral resources and mineral reserves in this report are located on unpatented lode mining claims controlled by WLMC. WLMC has sufficient claims to cover all surface operations for the life of mine.  As described elsewhere in this report, WLMC has secured and maintained the necessary permits for exploration and development of the Isabella Pearl mine.

4.5	Infrastructure Availability and Sources
4.5.1	Power

Power is currently supplied by three diesel-powered electric generators. One 1500 kW generator is on-line, one 1500 kW generator is on standby and another 200 kW generator is on standby for the production wells to generate power for the well pumps if the need arises. The total connected force in the plant, including the crushers, is approximately 1,567 hp. WLMC has installed 4,160 volt direct burial power lines

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from the generator yard throughout the site and to the production wells, IPPW-1, IPPW-2, and IPPW-3. Fuel for the generators is stored in two above-ground tanks on graded areas with HDPE-lined floors and berms for secondary containment to provide emergency capture of 110-percent of the largest fuel tank/vessel volume.

4.5.2	Water

Industrial water is supplied from three production water wells. Production Well #2 (IPPW-2) was completed in September 2013 to a depth of 128 m (420 ft) and is upgradient from both the heap leach and open pit. Production Well #1 was installed in October 2016 to a depth of 396 m (1,300 ft) and is located south of the processing facility. Production Well #3 was installed in August 2019 to approximately the same depth as Well #1 and is also located south of the processing facility. Permits for the production water wells and a maximum of 484 acre-feet of water annually (300 gpm 24/7) have been issued by the Nevada State Engineer.

4.5.3	Mining Personnel

There is considerable expertise in mining operations and management available from population centers within about 240 km (150 mi) of the mine. Nevada is an active mining state, with emphasis on open-pit gold operations. Mining personnel have been drawn from the cities of Reno/Sparks, Carson, Fernley and Fallon, the towns of Hawthorne and Yerington, as well as from other smaller communities in west-central Nevada. WLMC manpower currently totals 56 full-time employees.

4.5.4	Tailings Storage Area

The current heap leach operation does not include any tailings. Spent ore from the heap leach pad remains on the synthetic liner upon which it was constructed. Heap closure is addressed in the plan of operations (POO).

4.5.5	Waste Disposal Area

The primary waste-rock disposal area is a valley fill located to the south of the Isabella Pearl main pit.

4.5.6	Heap Leach Pad Area

The heap leach pad site a has sufficient capacity for the planned operation and potential expansion. It is also proximal to a water source and the mining areas to optimize operational efficiency.

4.5.7	Processing Plant Site

The location of the processing plant is adjacent to and down-gradient of the heap leach pad facilitating gravity flow of solutions.

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5	History

The Isabella Pearl mine is in the Santa Fe Mining District which lies within the Walker Lane Mineral Belt. Although the district was discovered in the late 19th century, no work on the Isabella Pearl mine area was done until the 1930’s when the Gilbert brothers completed a 120 m (400 ft) drift at Isabella. The brothers encountered up to one ounce of gold per ton in spots, but no economic material was produced. The Gilbert brothers then worked the Civit Cat mine, located about 1.6 km (1 mi) to the west (different than the Civit Cat North portion of the Isabella Pearl mineral resources and reserves discussed herein), and were rumored to have produced $80,000 worth of gold.

5.1	Prior Ownership and Ownership Changes

The Isabella mine was held by B. Narkaus until 1978 and was subsequently leased by Joe Morris the same year. Mr. Morris and three partners re-located some of the Isabella claims and subsequently leased them to the Combined Metals Reduction Company (Combined Metals). In 1987, Combined Metals entered into a joint-venture with Homestake Mining Company (Homestake) to explore and develop the Isabella claims and surrounding areas. The Combined Metals-Homestake joint venture was terminated in 1990. Combined Metals continued to maintain the claims but encumbered the property by borrowing over two million dollars from Repadre International Corporation (Repadre). Repadre initiated foreclosure action in 2002, and Combined Metals immediately filed for bankruptcy to forestall the foreclosure. In March 2004, the note held by Repadre was purchased by TXAU Investments Ltd. and TXAU Development Ltd., both Texas corporations (TXAU). The Combined Metals bankruptcy action was dismissed in May 2004, the note was foreclosed on, and the Isabella Pearl mine mining claims (including the 36 claims covering the Isabella, Pearl and Civit Cat deposits) were transferred to TXAU.

On August 12, 2016, Walker Lane Mineral Corp.’s (WLMC) parent company GRC (predecessor company prior to spin-off to FGC) acquired all of the outstanding stock of WLMC, a private entity held by TXAU, which controlled the Isabella Pearl mine, in exchange for 2,000,000 shares of GRC’s common stock valued at $13.1 million and cash of $152,885. At the time of acquisition by WLMC, the Isabella Pearl mine was in the advanced stages of engineering and production permitting.

5.2	Exploration and Development Results of Previous Owners

In the early 1970's, Ventures West Minerals Ltd. and Brican Resources formed a joint venture for exploration of the general area around the Isabella Pearl mine. Later in the decade, the joint venture with Westley Explorations, Inc., successor to Ventures West, discovered low-grade gold mineralization in the Santa Fe Mine area, just south of and across the highway from the Isabella Pearl mine. In 1983, the Santa Fe property was joint ventured with Lacana Gold Inc., and later 100% interest was acquired by Lacana’s successor, Corona Gold Inc. The Calvada deposit, just to the east was explored by a CoCa Mines Inc. - Amax Gold Inc. joint venture prior to purchase by Corona Gold. The Santa Fe and Calvada mines, along with two other satellite deposits, were subsequently developed by Corona Gold as the Santa Fe open pit mine and heap leach operation. In 1992, Corona Gold was acquired by Homestake which completed mining at Santa Fe in December 1994. In late 2008, the Santa Fe property was acquired and further explored by Victoria Gold Corp. (Victoria). In 2021, Victoria sold the Santa Fe property to Lahontan Gold Corp.

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In 1980, Fischer-Watt Mining Company acquired claims, northwestward from the Santa Fe mine property, for the purpose of exploring for bonanza gold-silver vein systems. They completed a stream sediment geochemical survey and a rock geochemical survey in portions of the property, fluid inclusion temperature determinations, some alteration mapping, and additional claim staking. Fischer-Watt subsequently joint-ventured the property with Ventures West Minerals, and additional work included geologic mapping at a scale of 1 inch = 500 feet, additional rock chip geochemistry, limited induced polarization and resistivity geophysical surveys, and nine rotary and DDH holes in the Copper Cliffs West exploration area. Although the drill holes did not encounter economic mineralization, Fischer-Watt concluded: “…the HY system clearly warrants further evaluation”. Combined Metals subsequently entered into a joint venture agreement with Fischer-Watt in 1982. That joint venture was dissolved during 1983 with Combined Metals acquiring Fischer-Watt’s interest in the claims. These claims, along with the acquisition of additional claims and leases, including the Isabella claim group assembled by Norsemont Mining Corporation in 1984, ultimately totaled more than 1,000 claims along the northwesterly trend.

Combined Metals drilled the Isabella deposit plus a limited number of exploration holes in a few of the other exploration areas during its joint venture with Homestake from 1988 through 1990. The joint venture drilled at least 175 RC and DDH holes before the joint venture was terminated.

TXAU conducted a DDH drilling program in early 2007 that consisted of 19 holes for a total of 1,187 m (3,894 ft) of HQ-sized core. This drilling was designed primarily to provide material for metallurgical testing and confirm the historic assay and geological data collected by the Combined Metals- Homestake joint venture at Isabella and Pearl. In 2008, TXAU completed an additional 7 DDH holes for a total of 1,129 m (3,704 ft) in the Pearl deposit in order to address some issues concerning assays and insufficient quality assurance/quality control measures from prior drilling.

5.3	Historical Production

In the late 1970’s, Joe Morris placed a small amount of crushed material onto a small pad with the intention of developing a heap-leach operation, but the venture was abandoned (Diner, 1983). No record of gold production from this heap leach operation is available.

5.4	Isabella Pearl Mine Production

Since production commenced at the Isabella Pearl mine in 2019, a total of 2,268,939 tonnes of open pit ore has been mined to produce 40,362 ounces of gold and 38,111 ounces of silver (Table 5-1). In May of 2019, WLMC began selling gold and silver doré from the Isabella Pearl mine.

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Table 5-1 : Isabella Pearl Mine Production 2019 - 2021

Year	Ore Mined Tonnes	Gold Produced Oz	Silver Produced Oz
2019	934,723	10,883	9,752
2020	643,518	29,479	28,359
2021	598,345	46,459	44,553
Totals	2,176,586	86,821	82,664

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6	Geological Setting, Mineralization and Deposit

The following description of geology and mineralization was mainly based on work by Ekrin and Byers (1985) with modifications and minor editing excerpts from Golden (2000), Hamm (2010) and Prenn & Gustin, 2008, 2011 & 2013).

6.1	Regional Geology

The Isabella Pearl mine is located in the central portion of the Walker Lane, a major northwest- trending zone on the western border of Nevada characterized by a series of closely spaced dextral strike-slip faults that were active throughout much of the middle to late Cenozoic. It is a complex zone up to 300 km (186 mi) wide and 1,000 km (620 mi) long that lies on the western boundary of the Basin and Range Province.

Volcanic rocks of middle Tertiary age cover much of the property and include intermediate lava flows and ignimbrite ash flow sheets. The volcanic rocks unconformably overlie Mesozoic strata including Triassic and Jurassic sedimentary units and Cretaceous and Jurassic igneous units. Tectonic activity and erosion have left an irregular, dominantly buried surface of Mesozoic rocks. Within the regional Walker Lane tectonic setting, several major fault zones trend through the property and are dominated by various splays and offset branches. The Soda Springs Valley fault zone is a major host of mineralization in the area and particularly along the Pearl fault strand. The combined right-lateral, post-mineral displacement along the regional faults is in excess of 10 km (6 mi).

A regional geologic map is presented in Figure 6-1 showing the location of the Isabella Pearl mine. A regional cross section also demonstrates the rotation of blocks like the Isabella Pearl setting.

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392,000
394,000
396,000
398,000
400,000
402,000
404,000
Isabella
Pearl
Symbology
Known fault
Inferred fault
Concealed fault
Known thrust fault
0 0.5 1 2 3 4
Kilometers
A
A'
CORRELATION OF MAP UNITS
QUATERNARY
QUATERNARY AND TERTIARY
TERTIARY
CRETACEOUS AND JURASSIC
JURASSIC
TRIASSIC

Figure 6-1 : Isabella Pearl Mine Regional Geologic Map

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6.2	Local and Property Geology

The Isabella Pearl deposit is situated in the central portion of the Walker Lane geologic belt, which is a major structural zone, 90-300 km (60 to 190 mi) wide, that separates the Sierra Nevada and the Great Basin structural provinces, and which extends from the Las Vegas region northwestward, beyond Reno, for a total length of 800 km (500 mi). The Walker Lane zone is documented to be at least as old as 28 Ma (million years), with initial extension in a north to north-northeast direction and characterized by west-northwest to northwest-trending strike-slip faults that are primary controls for mineralization. These Tertiary-age faults are thought to be reactivated older structures present in the basement rocks.

The known pre-Tertiary basement rocks in the area include the Triassic Luning Formation, which is composed of medium to thick-bedded limestones with some dolomite and siliciclastic rocks. This formation was intruded by stocks and dikes of Jurassic or Cretaceous diorite, porphyritic quartz monzonite, and granite. These basement rocks are overlain by a thick sequence of late Oligocene ash flow tuffs that exceeds 1 km (3,300 ft) in thickness and includes minor associated lavas and intrusive rocks. From oldest to youngest, these Oligocene units include: (1) the Lavas of Giroux Valley; (2) the Mickey Pass Tuff, the Singatse Tuff, and the Petrified Spring Tuff, which are members of the Benton Spring Group; and (3) the Blue Sphinx Tuff. These units are overlain by the early to middle Miocene Lavas of Mount Ferguson, and they are locally crosscut by associated rhyolitic intrusions. The volcanic rocks range in age from 16 to 29 Ma. Other precious-metal districts of the central Walker Lane are temporally and spatially related to volcanic rocks of similar ages. See Figure 6-2 for a stratigraphic column of the Isabella Pearl mine area.

Figure 6-3 shows a representative section through the Isabella Pearl deposits, corresponding to Section A-A’ on Figure 6-4. Note that the ore bodies are controlled by faults that have opposing dips. Also highlighted in light blue is the tabular-style Isabella deposit. Figure 6-4 shows a map of the local and property geology.

The most active volcanism occurred 28-24 Ma and included tuff units that appear to be altered by the approximately 19 Ma mineralizing event(s). From youngest to oldest these locally hydrothermally altered units, which consequently are potential host rocks, are listed as follows:

●	Tbx brecciated tuff and lava unit Miocene or Oligocene Blue Sphinx Tuff Petrified Spring Tuff
●	Singatse Tuff
●	Mickey Pass Tuff
●	Lavas of Giroux Valley

The Lavas of Giroux Valley do not outcrop within the property boundaries.

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Figure 6-2 : Isabella Pearl Mine Stratigraphic Column

Figure 6-3 Cross Section through the Isabella Pearl Mine; view NW.

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396,000
396,600
397,200
397,800
398,400
4,274,600
4,273,900
4,273,200
4,272,500
4,271,800
4,271,100
N
S
E
W
Upper
Alton Spring
CopperCliffsFZ
Benton
Spring
G
A
B
B
S
CivitCatFZ
PearlScarletFZ
Ruins
Tbsi
Kjg
Tbmg
PyriteSpringFZ
5729
6200
Borrow
Pit
Qal
BM 5432
SodaSpringsFZ
5527
Well
Tbmg
A'
Kjg
Tbsi
Qal
A
Kjg
BM
5316
BM 5195
3
Explanation
Isabella Pearl Property
Faults
CivitCatFZ
CopperCliffsFZ
PearScarletFZ
PyriteSpringFZ
SodaSpringsFZ
Geology
Qal
Tbsi
Tbmg
Kjg
0 125 250 500 750 1,000
Meters

Figure 6-4 : Isabella Pearl Mine Geologic Map

6.2.1	Lithology

Lithology plays a role in mineral control. Age dating suggests that any unit older than the Lavas of Mount Ferguson are potential host rocks. Altered and/or mineralized volcanic outcrop areas that have been recognized to date, listed from the youngest to the oldest rocks, are as follows:

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●	The Singatse Tuff is present locally throughout the trend, and although it is not known to contain economic gold mineralization, it is commonly hydrothermally altered, particularly in the basal portion, and locally it may have acted as a cap for underlying mineralization. Alteration in this and the younger units described above may represent leakage of mineralization from the more receptive Guild Mine Member beneath.
●	The Isabella deposit is hosted within moderately to poorly welded tuff in the upper rhyolitic portion, and the Pearl deposit is hosted dominantly within densely welded tuff in the lower, rhyodacite portion of the Guild Mine Member of the Mickey Pass Tuff.
●	The basal air fall tuff unit of the Guild Mine Member is a potentially favorable host rock. Fragments of carbon and organic trash contained within the unit could react with mineralizing fluids and precipitate precious metals in a manner very similar to the carbon circuit of a cyanide recovery plant.
●	The Pearl and Civit Cat sulfide mineral resources are hosted in part by the Cretaceous "granite".
6.2.2	Structural Geology

The Walker Lane zone is documented to be at least as old as 28 Ma (million years). The Walker Lane structures can be summarily described as consisting of numerous northwesterly trending strike-slip and normal faults, along with extensional oblique fractures and other faults that formed between the northwest striking faults, and dominantly pre-mineral detachment and associated listric normal faults. These structures provided both the ground preparation and the hydrothermal conduit systems necessary for economic mineralization.

Several regional and deep penetrating fault zones trend northwest through the area of interest including the Soda Springs fault. An example of the general density and trend of faulting is illustrated in Figure 6.3, which covers the area in the vicinity of the Isabella deposit. Many more faults are present than shown, but at all practical surface map scales individual faults and related fractures and joints are so numerous, and commonly obscured by alteration, that only the principal ones have been mapped. The importance of faults and fault zones for ore localization, particularly at intersections of and at bends along them cannot be over-emphasized.

Geologists who have worked in mineralized areas along the trend have observed the following: both pre-mineral and post-mineral faults are present, which respectively have structurally prepared the host rocks and displaced mineralization; post mineral faults are commonly characterized by unconsolidated breccias rather than by slickensides; tectonic, hydrothermal, and crackle breccias are present locally; and multiple episodes of breaking and healing are documented. At least some mineralization is reported to occur along the flanks of grabens and half-grabens formed by second and third order structures.

6.2.3	Alteration

In the mine area, argillized rocks have been described as dominantly an illite-montmorillonite assemblage, with kaolinite generally restricted to narrow bands up to a few yards wide around silicified zones. Weakly argillized rocks are variably bleached and locally contain areas of less altered, propylitized rock. Strongly to intensely argillized rocks are white and very incompetent, weather down readily, and the original rock type is unrecognizable in the field; pyrite is generally abundant, and where oxidized the rocks are yellowish

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to greenish in color. Argillized rocks contain no silicification other than single quartz veinlets. Light pink alunite is present locally as replacements in feldspar sites. In some areas, this strong argillic alteration may be underlain by propylitic alteration. There may be a relationship between alteration features and the intrusions of rhyolite dikes and plugs.

At the Isabella deposit, weak to strong argillic alteration is pervasive in the upper, poorly to moderately welded ash flow tuff, while the lower, more densely welded tuff generally appears relatively "fresh" although varying degrees of propylitic alteration are common. In the upper, less welded tuff, narrow, structurally-controlled zones of silica-pyrite, as well as the more pervasive, near-horizontal, blanket-like silica replacement bodies, cut across the tilted host rock and generally grade outward into silica-kaolinite, with local alunite envelopes, and then into pervasive illite-montmorillonite zones.

Calcite, an alteration product of plagioclase, is present locally as pods and veinlets. Near silicified fault zones epidote is present as small granules both in plagioclase phenocrysts and in the groundmass.

Noteworthy is the fact that silicification and argillization features overlying the Isabella deposit are essentially identical to the alteration features present elsewhere along the structural trend.

Alunite is also commonly present in silicified areas, and silicified rocks generally grade outward into argillized and then into propylitically-altered rocks. Silicification is localized by fault and shear zones, and in many areas, silica has replaced large masses of both the volcanic and granitic rocks. Gold and silver are associated with this silicification within the Guild Mine Member of the Mickey Pass Tuff.

Geologic records indicate that, in many or most areas, the quartz-alunite mineral assemblage caps argillic alteration. It has been hypothesized that this assemblage may have resulted from a strong acid leaching stage originating in a vapor-dominated hydrothermal system. These silicified outcrops locally stand in bold relief as knobs and irregular ledges, and silicification can cover hundreds of square yards.

Silicified cap rocks are reddish to purplish in less altered areas and white (no sulfides) in the most intensely altered areas. Other geologic data distinguish two types of silicification that have been described: (1) strong to intense silicification is pervasive, with the rock matrix partially to completely replaced by silica and with the rock texture partially to completely destroyed; iron oxides are common, and alunite and occasional barite may be present, and (2) weak to moderate silicification described as “irregular”, with "case hardened", goethite-stained rocks that form ledges in which the feldspars are bleached. Other types of silicification may indicate concealed faults.

6.3	Isabella Pearl Mineralized Zone

The gold-silver mineralized zones discussed in this report include the Isabella, Pearl, and Civit Cat oxide deposits and the Pearl and Civit Cat sulfide deposits, collectively referred to in this report as the Isabella Pearl deposit. Alteration and mineral assemblages at Isabella Pearl, including widespread argillic alteration and generally abundant alunite, indicate the deposits belong to the high-sulfidation class of epithermal mineral deposits. K-Ar age determinations indicate the mineralization is about 19 Ma, some 7 to 10 million years younger than the age of the host rocks. This early Miocene age conforms to the age of other high-sulfidation epithermal precious-metal deposits in the Walker Lane (e.g., Goldfield and Paradise Peak).

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Silicification generally grades outward into argillization, which then grades into propylitically altered rocks. Silicification is localized by faults and shears, and in many areas, silica has replaced large masses of both the volcanic and granitic rocks. Gold is associated with this silicification, occurring primarily within the Guild Mine Member in the lower part of the Mickey Pass Tuff. This alteration assemblage is also present in the lower, more densely welded tuff characteristic of the Pearl deposit, but it is tightly confined around the mineralized core the deposit.

The Isabella mineralization is moderately argillized to highly siliceous, contains numerous vugs in former feldspar and pumice sites (vuggy-silica textures), and typically lacks any evidence of cross-cutting veinlets. Narrow, structurally controlled zones of silica-pyrite, as well as the more pervasive silica replacement bodies, generally grade outward into silica-kaolinite with local alunite envelopes, which in turn grade into pervasive illite-montmorillonite zones. The iron oxide minerals goethite, jarosite, and hematite are present in the siliceous groundmass. Gold occurs as very small (<10 microns) liberated particles in cavities and along fracture surfaces. Rare secondary minerals include barite, cinnabar, and scorodite. A near-horizontal zone of pervasive argillic and advanced-argillic alteration occurs above the Isabella deposit in the upper, poorly to moderately welded rhyolitic ash-flow tuff of the Guild Mine Member. Within this altered zone, alunite occurs as pseudomorphs after potassium feldspar phenocrysts and as replacements of pumice fragments.

The Pearl deposit is hosted by the lower, densely welded portion of the Guild Mine Member and, to a lesser extent, by Cretaceous granite. Mineralization is largely controlled by the northwest-striking, northeast-dipping contact zone between the granitic basement and the overlying Tertiary volcanic units. This contact may be partially or entirely faulted; this report assumes the contact is marked by the fault. Strong silicification accompanies gold mineralization and is associated with fracture fillings and replacement of the welded tuff. The mineralization is usually associated with strong brecciation. Multiple stages of fracturing and brecciation with associated silicification have been observed in drill core.

Sulfide minerals at Pearl commonly exceed ten percent (by volume) and are composed primarily of crystalline grains and aggregates of pyrite, colloform banded “melnikovite”-type pyrite, and bladed marcasite (or pyrite after marcasite) in dark microcrystalline quartz. This quartz has replaced both the volcanic and intrusive host rocks. In the granite, alteration has resulted in the complete leaching of feldspars and ferromagnesian silicates, and pyrite and marcasite have filled the voids left by the silicate dissolution. Rare sulfide minerals observed in thin and polished sections include arsenopyrite, pyrrhotite, galena, sphalerite, chalcocite, chalcopyrite, polybasite, and pyrargyrite. Other minerals include very minor magnetite, zircon, monazite, and rutile. Native gold has not been observed in the sulfide mineralization.

The oxidation boundary is depressed over and immediately around the Pearl deposit, with oxide mineralization extending to more than 150 m (500 ft) below the surface. Goethite, jarosite, and manganese oxide are common, and barite and chlorargyrite occur rarely in the siliceous groundmass. Gold within the oxide mineralization occurs both as locked and liberated particles, as well as electrum. Particles range in size from 2 to 34 microns, averaging 14 microns. The liberated particles occur as small wire-like grains in cavities, while the locked gold is encapsulated by silica or goethite.

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The Civit Cat mineralization, which is relatively minor and poorly defined by drilling, lies to the northeast of Pearl, and is associated with the northwest-striking, southwest-dipping Civit Cat fault. The control on mineralization by the Pearl and Civit Cat faults, which have similar strikes but opposing dips, results in northwest-trending, roughly lens-shaped zones of mineralization that flank both sides of a graben-like structural trough.

6.3.1	Fluid Inclusion Data

Fluid inclusion studies document approximately 12 coarse-grained “vein” quartz bearing outcrops located north and east of the Isabella Pearl mine area (Diner, 1983). Investigation of polished sections yielded 234 inclusions (which were divided into two types: liquid and vapor dominated). The inclusions were measured for homogenization temperatures and indicated a range from 200 to 310 °C with most temperatures in the 220-230 °C range. These temperatures are consistent with boiling conditions.

Salinities were determined and reported in the range of 1-3.05 Wt% NaCl throughout the system with the average at 1.80 Wt% NaCl; this range is consistent with boiling conditions in mineralizing epithermal systems.

The liquid-dominated inclusions contained 2-50% vapor with the majority very low at 5%; however, the range is consistent with boiling if trapped at the same time. A rare occurrence of an abnormally high temperature (> 400 °C) was noted for one sample suggesting trapping of mixed phase fluids, again indicative of boiling. The vapor-dominated inclusions contained >90% vapor and one sample vaporized upon heating. This sample was collected from near the historic Santa Fe open pit mine and corresponded with an excessively high homogenization temperature; in addition, this sample reported the highest salinity at just over 3%.

Diner (1983) noted that fluid inclusion data were on par with deposits of similar style (e.g., Bodie, California 215-245 °C, Tonopah 250-300 °C and Comstock 250 °C) and the temperature range was consistent for this type of solution to exist in equilibrium with gold-quartz-pyrite and could carry enough gold in solution, as auriferous chloride complexes, to account for the hydrothermal gold ore deposit, at the given salinities.

In association with fluid inclusions, Diner (1983) considered pressure effects on the mineralizing system. It was concluded that mineralization could extend to depths of 850 to 320 m; with corresponding hydrostatic pressures of 106-67 bar (max) to 85-32 bar (min), and with corresponding lithostatic pressures of 365-167 bar (max) to 212-80 bar (min). The pressure range likely fluctuated due to sealing and breaching of the conduits thus lowering the pressure below hydrostatic. Diner went further, stating that normal boiling condition pressure at the top of the Mickey Pass Tuff was likely 30-60 bar; and concluded that the presence of the quartz-alunite ‘blanket” at the given pressure and temperature ranges was indicative of an acid leaching vapor phase environment.

6.4	Deposit Type

Alteration and mineral assemblages throughout the deposit are represented by widespread argillic alteration, generally abundant alunite, and the presence of minor amounts of base metals, all of which indicate the ore deposits to belong to the high sulfidation (acid sulfate) class of epithermal mineral

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deposits. Fluid inclusion data indicates the solutions that deposited the coarse-grained quartz were dilute, with a salinity of 1-2 weight percent NaCl and temperatures ranging 200 to 300° C. Temporal relationships and the thickness of the tuff units suggest that the depth of formation was more than 900m. In Figure 6-5 a red circle highlights the high sulfidation characteristics of the Isabella Pearl ore classification including the Na-rich, moderate temperature, and acid phase minerals. The geometry of the deposit is controlled by two dominant geologic features; favorable stratigraphic horizon, and structural connectivity to mineralizing fluids. In high sulfidation environments the fluids ascend via structural feeders and under acid attack particularly replaces more favorable units; in the case of Isabella Pearl the Guild Mine member of the Mickey pass Tuff was this unit.

A local stratigraphic section shown in Figure 6-6 illustrates a specific model for mineralization at the Isabella deposit and elsewhere along the Walker Lane trend, where numerous fault zones provided the conduits necessary for hydrothermal fluids to transport gold into environments favorable for gold mineralization. The uppermost, Isabella-type deposit occurs in the upper portion of the Guild Mine Member tuff host rock. This deposit type is relatively large and of lower average grade because the tuff is less welded and consequently relatively porous, allowing the mineralizing fluids to spread beneath the overlying Singatse Tuff, which served as a relatively impermeable barrier (only the lower portion of the Singatse Tuff is altered in the vicinity of the Isabella Pearl deposit).

The stratigraphically lower Pearl-type deposit is limited to faults and fractures and is controlled in part by the basement rock contact with the overlying volcanic rocks. The deep sulfide and Pearl-type deposits are relatively high-grade because these environments were the first favorable environments encountered by ascending, mineralized, hydrothermal fluids.

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Figure 6-5 : High Sulfidation Characteristics of the Isabella Pearl Mineralization

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Figure 6-6 : Idealized Stratigraphic Section Highlighting Mineralization Controls for Isabella Pearl

6.4.1	Extents and Continuity

Within the Isabella Pearl mine area, six primary gold deposits have been modeled: Isabella, Pearl, Civit Cat North, Scarlet South (excluding Scarlet North), Silica Knob and Crimson. The approximate pre-mining extents of each are summarized in Table 6-1. Each deposit shows internal geological and grade continuity, with a consistent direction of mineralization. The approximate dimensions of each deposit are based on grade shells constructed at a nominal 0.3 g/t Au (0.009 opst) used to limit grade interpolation in the 3D block model.

Table 6-1 : Approximate Extents of Gold-Silver Deposits in the Isabella Pearl Mine Area

Deposit	Tonnage	Strike Length	Dip Length
Civit Cat North	3.4 million tonnes	290 m	250 m
Isabella	7.1 million tonnes	570 m	20 m
Pearl	4.0 million tonnes	400 m	280 m
Scarlet South	0.5 million tonnes	550 m	100 m
Silica Knob	0.3 million tonnes	300 m	100 m
Crimson	1.2 million tonnes	560 m	70 m

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7	Exploration
7.1	Exploration by Previous Operator (TXAU)

TXAU conducted two DDH drilling programs that were managed by HB Engineering. The first program was designed primarily to provide material for metallurgical testing, as well as to attempt to confirm the historic assay and geological data collected by the Combined Metals-Homestake joint venture. A total of 19 holes totaling 1,187 m (3,894 ft) were drilled in early 2007, including four holes into the Pearl deposit and the remaining holes into the Isabella deposit. Two holes, P-6 and P-16 were lost in bad ground and were re-drilled. P-16 recovered core to 10 m (33 ft), which was split and sampled; no core from P-6 was sampled.

The 2007 drill data were incorporated into the project database, and MDA was contracted to complete a mineral resource estimate, as well as an economic scoping study (Prenn and Gustin, 2008). These studies led to the identification of a number of deficiencies that precluded the classification of any of the resources as Measured. In order to address these deficiencies and lower project risk, TXAU completed the 2008 drill program, which consisted of 7 DDH holes for a total of 1,129 m (3,704 ft) of drilling. Since the Pearl deposit contributes approximately 75% of the total oxide resources at Isabella Pearl, and essentially all of the sulfide resources, the 2008 drilling concentrated on the Pearl deposit.

The 2008 program included an industry standard QA/QC program, down-hole surveys were conducted on all holes, care was taken during drilling and the removal of core from the core barrel in order to maximize sample recoveries, and further specific gravity determinations were obtained from samples of the drill core. Additional QA/QC work was also completed on the 2007 drill samples, and geologic mapping of portions of the Isabella-Pearl resource area was completed.

In addition to the drilling programs, TXAU commissioned McClelland Laboratories, Inc. (McClelland) to complete metallurgical testing on a bulk surface sample and DDH composites in 2007 and 2008. The results of this test work are summarized in Section 13.

7.2	Exploration by WLMC
7.2.1	Surface Exploration

The Isabella Pearl deposit geology is generally understood, with favorable stratigraphy, structural geology, and alteration as the primary controls on mineralization. The core of the deposit is also relatively well-defined but mining and additional drilling can be expected to increase the current mineral reserves and the confidence level of the mineral resource estimate. Potential exists to extend the mineral reserves by drilling along the periphery of the deposit to the south, northwest, and northeast.

WLMC has also conducted extensive rock-chip sampling and geological mapping adjacent to the current Isabella and Pearl deposits to the northwest of the deposits as well as minor sampling south of the Pearl deposit. A total of 196 rock chip samples were taken by WLMC in 2017 in the Scarlet anomaly immediately northwest of Isabella and Pearl deposits and analyzed by Inspectorate - Bureau Veritas Minerals

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Laboratory (Bureau Veritas) in Sparks, Nevada. Rock chip samples were analyzed for gold, silver, and a multi-element suite. A total of 67 of the 196 rock chip samples returned greater than 0.30 ppm Au and 22 of the 196 samples returned greater than 1.0 ppm Au with a high of 9.278 ppm Au.

Reconnaissance geological mapping and rock chip sampling has also identified new, surface high-grade gold target areas located along strike to the northwest of the Isabella Pearl mine into the Scarlet area (Figure 7-1), as well as the already defined Civit Cat North deposit to the northeast. Figure 7-1 also highlights exploration targeting near the Isabella Pearl mine at the Scarlet and Civit Cat North area. Here we can see the usefulness of spectral sample analysis as a tool for targeting in conjunction with rock chip sampling, which aided in delimiting local fault strands hosting potential gold mineralization. 3D modeling and interpretation of the data has identified additional targets. Historical drilling was widely spaced with favorable results that were not offset with additional drilling, and WLMC plans to offset these historical drill intercepts as well as test highly anomalous rock chip samples and targets generated in modeling.

Figure 7-1 : Local rock chip sampling and spectral data modeling

7.2.2	Geophysics

Geophysical targeting with regional magnetics offers another exploration tool for the Isabella Pearl mineralized trend. Figure 7.2 highlights contoured total magnetic response data. Target blocks identified

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in conjunction with the tectonic reconstruction are colorized in red. Block B shown in Figure 7.2 is interpreted as the offset, northwestern portion of the Isabella Pearl target (Block A).

The Isabella Pearl land position hosts many exceptional target areas. Based on indications by previous exploration and a good understanding of characteristics defining the Isabella Pearl deposit, further exploration can be targeted at prospects hosted along the same structural corridor and locally the fault strands, within same prospective rock units (i.e., Mickey Pass Tuff). In particular, future exploration targeting should focus on:

●	Silicification and quartz flooded zones along high angle faults,
●	Silicification and quartz flooded zones with in favorable permeable units of the volcanic stratigraphy; especially where they are in contact with high angle faults,
●	Silicification and quartz flooding associated with other less permeable volcanic sediments lying between the basement rocks and fed by high angle faults,
●	Targeting alunite-dickite and other higher temperature clay alteration minerals,
●	Exploration techniques including spectral analysis in conjunction with detailed field mapping, in combination with regional spectral data, and
●	Geophysical data review and further geophysical studies regional targeting.

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Figure 7-2 : Schematic image of regional magnetic contour data (after Lockwood et al., 1971)

7.2.3	Remote Sensing

The use of spectral data in vectoring to higher temperature alteration can be very useful given the documented alteration footprint. In addition, to local targeting with grid sampling and spectral analysis, regional targeting for gold exploration can search for the products of hydrothermal alteration where mineral-bearing rocks were displaced by strong geothermal systems.

In April 2020, Terra Modelling Services Inc. (TMS) completed data acquisition, processing and analysis of an Advanced Spaceborne Thermal Emission and Reflection Radiometer (ASTER) data set for the Isabella Pearl mine, including the Scarlet area, shown in Figure 7.3. Analysis of the ASTER data included:

●	Granule ID from the raw data;
●	Band identifiers, both ASTER band and USGS reference;
●	Band ratios used and spatial resolution charts;
●	Structural interpretation;
●	Quartz content map;
●	Differentiations of argillic, phyllic, propylitic, and silicic alterations;
●	Characterization of areas for illite, crystalline kaolinite, dickite and possible vegetation anomalies;

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●	All ferric and non-ferric oxides (jarosite, goethite, hematite).

Anomalous high hydrothermal alteration spectral analysis identified 9 target areas for ground follow-up in the Isabella Pearl mine and Scarlet areas (Figure 7-4). Potential mineral targets are mostly aligned with major NW-trending structures and have spectral and vegetation anomalies.

Previous to the 2020 analysis of ASTER data by TMS, a computer enhanced Landsat image was analyzed by Analytical Imaging and Geophysics (Hamm, 1999). Figure 7.5 highlights enhanced regional spectral data on the Landsat image. The image represents a computer enhanced 2° X 2° Landsat image from an altitude of 708 km with a resolution of 78 km2 per pixel (Gabbs Valley Range, Nevada Landsat TM ratios 5/7, 3/1, ¾ RGB). Six discrete spectral wavelengths of reflected light from visible to mid-infrared, and one band in the thermal infrared was recorded simultaneously. Shades of red indicate vegetation, lakes are purple, valley soils are light blue and evaporative alkali flats appear white. White and light-yellow colors correspond to higher temperature alteration and presence of clays or silica (after Hamm, 1999). Historic mines of the Santa Fe district shown as blue stars. Anomalies corresponding to clays, silica and sulfate minerals produced by hydrothermal alteration are depicted as white to light yellow, and often can be found associated with precious metal occurrences.

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Figure 7-3 : Quartz Content (Upper), and Alunite Content (Lower) for Isabella Pearl, including Scarlet Area

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Scarlet Area Potential Target Areas
Sentinel 10m resolution image with anomalous high Hydrothermal Alteration spectral and PCA analysis results, within 9 target areas for ground follow-up. Potential mineral targets mostly aligned with major NW trending structure and have spectral & vegetation anomalies.
CRS: WGS 84 / UTM Zone 11N
0
1
2 km
TMS

Arial view of open farm land

Figure 7-4 : Scarlet area Potential Target areas based on ASTER data analysis identified by TMS.

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Source: ENVI by Analytical Imaging and Geophysics, Boulder, Colorado 1997; WRS path 42, Row 33, 7, July 1984 UTM zone 11)

Figure 7-5 : Isabella Pearl Mine (yellow star) and FGC land package on a Landsat image.

7.2.4	Drilling

The mineral resources and mineral reserves reported herein were estimated using a drill hole database compiled by WLMC, as described below. The final mine database includes a total of 568 holes drilled by Combined Metals-Homestake, TXAU and WLMC at Isabella Pearl through 2021, including 532 RC, 33 DDH and three metallurgical DDH drill holes. Metallurgical drill holes were submitted in their entirety for metallurgical testing and do not have individual assay results. The Isabella Pearl mine drilling history is summarized in Table 7-1, which includes drill holes shown in Figure 7.6.

Most of the pre-TXAU and WLMC drilling was completed between 1987 and 1990 by the Combined Metals-Homestake joint venture (Golden, 2000). It should be noted that the database used by Sierra Mining reportedly included 178 Combined Metals-Homestake holes (Golden, 2000), three more than the MDA database; holes IC-34, 35, 37, and 175 are possibilities for missing holes in the MDA data based on the drill hole numbering sequence (Prenn & Gustin, 2008, 2011 & 2013).

Topographic surveying of collars was undertaken by registered professional surveyors from Nevada. All plots were delivered as stamped referenced plats along with corresponding digital data files. Verification of field locations were also validated with registered air photographs. The TXAU 2007 - 2013 drill hole collar locations were surveyed by David Rowe of Winnemucca, Nevada. Rowe also surveyed the collar

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locations of 100 Combined Metals-Homestake holes that could be accurately located on the ground. The WLMC 2016 - 2018 drill holes were surveyed by Kevin Haskew of Reno, Nevada. The 2019-2021 drill hole collars were surveyed by the Isabella Pearl mine survey department.

Table 7-1 : Drilling History at the Isabella Pearl Mine (1987 - 2021)

Company	Period	RC		DDH (Core)		Total
		No.	Meters	No.	Meters	No.	Meters
Combined Metals-Homestake	1987-1990	182	19,598.6	6	513	188	20,111.6
TXAU	2007-2008	-	-	26	2,315.7	26	2,315.7
WLMC*	2016-2021	350	28,298.9	1	249.9	351	28,548.8
WLMC Met Holes	2016-2017	-	-	3	484.9	3	484.9
Totals		532	44,897.5	36	3,563.5	568	51,461.0
*Includes 6 Air Track (AT) drill holes

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397000
398000
4274000
4273000
397000
398000

N
W E
S

Pit
Collar

Isabella Pearl Drill Hole Collars
Dec 31, 2021

WGS 1984 UTM Zone 11N

0 100 200 300 400 500 m

0 500 1,000 1,500 ft

Figure 7-6 : Isabella Pearl Mine Drill Hole Location Map

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7.2.4.1	RC Drilling Procedures

Logs are available for all historic holes in the sequence IC-38 through IC-178, except IC-54. All historic holes are believed to have been completed by RC drill rigs, with the exception of DDH holes IC-136 through IC-141.

Drilling Services is identified as the drill contractor for 33 of the holes in the sequence from IC-142 through IC-174. A total of 43 logs from holes in this sequence note the drill type as being TH100 or TH100A. Holes IC-142 to IC-156 are noted as being drilled in 1989, while holes IC-158 through IC- 174 were drilled in 1990.

Hackworth is noted as the drill contractor for holes IC-176 through IC-178, the latest Combined Metals-Homestake holes in the database (IC-175 is not in the database). These holes were drilled in 1990 using a TH60 rig.

Drill-bit diameters are identified on 128 of the RC logs, which indicate 5.125, 5.25, 5.5, and 6 inch bit sizes. Most of the Hackworth holes were drilled with 5.5 inch bits, while most Drilling Services holes were drilled with 5.25 inch bits. Both drill contractors used hammer and tri-cone bits

WLMC 2016 - 2021 RC drilling was performed on diurnal shifts by New Frontier Drilling LLC (Frontier) Fallon, Nevada. Drilling equipment consisted of an RC track mounted Foremost MPD drill capable of drilling angle holes to 500 m (1,500 ft). The samples were recovered through the center of the double walled pipe and the sample discharged via a cyclone. Water/fluid was injected into the airflow on an intermitted to continuous basis to assist with recovery of the sample through the wet rotating splitter. Appropriate sample bags were provided by WLMC and they were collected and bagged and tagged under geologist supervision during the drilling. The contractor conducted all operations to industry standard practices.

In 2017, WLMC also utilized New Frontier Drilling to complete a 1,356 m (4,450 ft) RC condemnation drill program to ensure no mineral resources occurred where mine/plant facilities are currently located. The program consisted of 5 RC drill holes drilled to depths of up to 366 m (1,200 ft).

The air track (AT) drilling was completed by Merritt Construction Mina, NV utilizing an Atlas Copco portable blast hole rig modified to 4.5 inches for shallow drilling (less than 30m (99 ft)). The drill rig is supported by compressed air at a rate of 825 cubic feet per minute, with compressed air forced down the center of the rod and hammered materials returned up the outside of the rod. This drilling method was restricted to vertical hole orientation. The drilling method was dry, samples were taken for each 1.5m (5 ft), and the recovered chips were collected in 5-gallon pails and split with a portable riffle splitter. Samples were bagged at the site and transported to company’s secure storage location until submittal to ALS. The AT holes were not surveyed down-hole.

7.2.4.2	DDH (Core) Drilling Procedures

Combined Metals-Homestake completed a six-hole DDH drilling program in 1989. No further details concerning this program are available.

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TXAU conducted a 19-hole DDH drilling program in 2007 and drilled an additional seven DDH holes in 2008. HB Engineering managed the drilling programs for TXAU. Leroy Kay Drilling Co., Inc. of Yerington, Nevada (Kay Drilling) was the drilling contractor for the 2007 program. All recovered core was HQ size (2.5 in).

The drilling contractor for the 2008 program was Sierra Madre Exploration of West Point, California (Sierra Madre). Sierra Madre used a track-mounted Longyear Casa Grande C5S rig, made in Italy specifically for drilling long DDH holes from underground. The rig is capable of drilling HQ core to depths of greater than 600m (2,000ft) and can drill angle holes on very small drill pads, which was important for the 2008 campaign. To help increase recovery in loose, difficult drilling conditions, a Longyear’s HQ3 system was used instead of a standard core barrel. Water pressure was used to pump the core out of the core barrel (as opposed to jarring it out with hammer blows) onto a half-pipe tray, and the core was then boxed in standard wax-coated cardboard boxes.

KB Drilling Company (KB) of Mound House, Nevada provided services for the 2016 metallurgical DDH drilling program. Two sizes of DDH drill core were utilized: a large diameter “PQ” 8.5 cm (3.35 in) for metallurgical testing, and a smaller “HQ” 63.5 mm (2.5 in) for core sample and routine laboratory analyses. Core was pressure removed when possible (in fractured ground) otherwise handled traditionally with rubber mallet percussion to remove. Core was place in wax treated boxes. Depth, rod change, and loss zones were noted on wood blocks in place with the drill core. Core was shipped to a WLMC locked storage in Hawthorne, Nevada twice daily at drilling shift change. After drilling holes were surveyed with the Reflex tool (described in next section) and logged paper copies of the measurements were retained by the drill site geologist. The contractor conducted all operations to industry standard practices.

7.2.4.3	Down Hole Surveying Procedures

For the historical drilling the database contains down-hole survey data for the 11 DDH holes (including metallurgical drill holes), 5 RC holes and 6 AT holes as listed in Table 7-1. The remaining drill holes are limited to collar surveys only.

Seven DDH holes drilled by TXAU in 2008 were surveyed by the drillers upon completion of each hole using a Reflex EZ-SHOT tool. The holes tended to steepen by 1 to 2.5 degrees and change azimuth unsystematically up to 5.5 degrees. If the pre-2008 drill holes, which do not have down-hole survey data, deviated at similar magnitudes as the 2008 holes, the lack of surveys would have no material impact on the mineralization model.

The WLMC 2016 DDH program under KB utilized a Reflex EZ-shot camera and surveys were taken at approximately 50 ft intervals as per industry standard. The data was reviewed by the competent geologist and approved for entry into the company database.

The 2017 condemnation RC drilling program utilized the Reflex EZ-Gyro and surveys were taken every 15.2 m (50 ft) as per industry standard and included a QA/QC multi-shot optimization at approximately each 30.5 m (100 ft). This data was reviewed by competent geologist and approved for entry into the company database. No extreme or unusual deviation was noted with the survey results from either campaign.

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In 2016, WLMC also completed six (6) shallow AT drill holes totaling 82m (269 ft) targeting shallow oxide mineralization in the Isabella Pearl mine area. Holes were completed to maximum depth 30 m (99 ft.). In addition, the WLMC 2017 condemnation RC drilling program sterilized all near-surface ground in the areas tested with drill holes consisting of mainly alluvium or uneconomic mineralization to final drill hole depths.

During 2021, WLMC completed 95 in-fill and step-out RC drill holes to expand mineral resources at the Isabella Pearl mine. The drilling program utilized the New Frontier Drilling RC drill and the same industry accepted down hole Reflex surveying and laboratory analytical methods as previously. The campaign successfully intercepted additional mineralization both along known structures and increased confidence in other infill areas. Results included up to 2.23 g/t Au over 16.76 m including 4.52 g/t Au over 3.05 m in Hole IPRC-257, 1.60 g/t Au over 24.38 m including 3.94 g/t Au over 3.05 m in Hole IPRC-262 and 1.57 g/t Au over 19.81 m including 3.19 g/t Au over 4.57 m in Hole IPRC-302. All of these intercepts were returned from the newly discovered Crimson structure, concealed beneath alluvial cover, in the Scarlet area. Figure 7.7 shows drill holes completed during 2021 and Table 7-2 summarizes significant assay results. All of the information gained has been included in mineral resource and reserve estimates reported herein.

7.2.5	Material Results and Interpretation

The TXAU 2008 and WLMC 2016 - 2021 drill information allowed for the refinement in the modeling of the high-grade portions of the Pearl deposit, as well as the oxidized/unoxidized boundary and the contact between Tertiary volcanic and granitic rocks. These refinements are critical to the confidence in the resource estimation at Pearl. Down-hole surveys conducted on the 2008 holes indicated only minor deviations, which alleviated concerns related to the lack of down-hole survey data in the pre-2008 holes. The confirmatory drilling ultimately led to the definition of mineral resources and reserves within the Pearl deposit reported herein.

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Figure 7-7 : Location Map for Drill Holes Completed at Isabella Pearl Mine during 2021

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Table 7-2 : Significant Results 2021 Drilling at Isabella Pearl Mine

Hole #	Angle	Target		From	To	Interval	Au
	deg			Meters	Meters	Meters	g/t
IPRC-251	-50	Crimson		42.67	45.72	3.05	0.40
				62.48	68.58	6.10	0.31
				117.35	137.16	19.81	0.31
				143.26	147.83	4.57	0.35
IPRC-252	-45	Crimson		114.30	120.40	6.10	0.64
				135.64	137.16	1.52	1.01
				144.78	149.35	4.57	0.34
IPRC-253	-50	Crimson		96.01	99.06	3.05	0.51
				105.16	123.44	18.29	1.16
			incl.	114.30	115.82	1.52	2.02
				134.11	144.78	10.67	0.40
IPRC-254	-60	Crimson		67.06	86.87	19.81	1.56
			incl.	76.20	79.25	3.05	3.19
IPRC-255	-60	Crimson		65.53	80.77	15.24	1.11
			incl.	76.20	77.72	1.52	2.07
IPRC-256	-60	Crimson		64.01	82.30	18.29	1.16
			incl.	76.20	77.72	1.52	2.02
IPRC-257	-50	Crimson		21.34	24.38	3.05	0.35
				67.06	83.82	16.76	2.23
			incl.	76.20	79.25	3.05	4.52
IPRC-258	-50	Crimson		132.59	138.68	6.10	0.31
IPRC-259	-60	Crimson		21.34	39.62	18.29	0.34
IPRC-262	-60	Crimson		32.00	56.39	24.38	1.60
			incl.	35.05	38.10	3.05	3.94
IPRC-265	-90	Silica Knob		35.05	54.86	19.81	0.46
IPRC-266	-50	Silica Knob		27.43	32.00	4.57	0.70
			incl.	28.96	30.48	1.52	1.05
IPRC-267	-80	Silica Knob		33.53	45.72	12.19	0.84
			incl.	33.53	35.05	1.52	1.41
			incl.	42.67	45.72	3.05	1.49
IPRC-268	-50	Silica Knob		36.58	57.91	21.34	0.58
IPRC-270	-50	Silica Knob		28.96	47.24	18.29	0.50
			incl.	38.10	39.62	1.52	1.01
IPRC-271	-50	Silica Knob		32.00	54.86	22.86	0.62
			incl.	44.20	45.72	1.52	1.09
			incl.	51.82	54.86	3.05	1.31
IPRC-273	-50	Silica Knob		38.10	44.20	6.10	0.52
				57.91	60.96	3.05	0.53
IPRC-275	-50	Silica Knob		36.58	44.20	7.62	0.33
				51.82	57.91	6.10	0.36
IPRC-276	-60	Silica Knob		0.00	25.91	25.91	0.46
			incl.	16.76	19.81	3.05	1.12
IPRC-277	-50	Silica Knob		0.00	15.24	15.24	0.50
IPRC-278	-50	Silica Knob		30.48	36.58	6.10	0.35
IPRC-279	-80	Silica Knob		47.24	50.29	3.05	0.60

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IPRC-280	-50	Silica Knob		59.44	60.96	1.52	0.39
IPRC-283	-50	Silica Knob		6.10	9.14	3.05	0.33
				19.81	22.86	3.05	0.33
				38.10	45.72	7.62	0.94
			incl.	38.10	39.62	1.52	2.92
IPRC-284	-70	Silica Knob		6.10	7.62	1.52	0.49
				13.72	28.96	15.24	0.98
			incl.	21.34	27.43	6.10	1.67
IPRC-286	-50	Silica Knob		13.72	36.58	22.86	0.54
			incl.	16.76	19.81	3.05	1.10
				51.82	57.91	6.10	0.42
IPRC-287	-75	Silica Knob		36.58	48.77	12.19	0.54
IPRC-288	-65	Silica Knob		45.72	48.77	3.05	0.35
IPRC-289	-50	Silica Knob		4.57	7.62	3.05	1.78
			incl.	4.57	6.10	1.52	3.24
				35.05	42.67	7.62	0.43
				48.77	50.29	1.52	0.40
				51.82	57.91	6.10	0.42
IPRC-291	-50	Silica Knob		30.48	32.00	1.52	0.39
				35.05	45.72	10.67	0.47
IPRC-292	-50	Silica Knob		36.58	39.62	3.05	0.59
				59.44	62.48	3.05	0.34
IPRC-293	-90	Silica Knob		32.00	35.05	3.05	0.39
				44.20	48.77	4.57	0.35
IPRC-297	-76	Crimson		118.87	121.92	3.05	0.62
IPRC-299	-90	Crimson		35.05	44.19	9.14	0.73
			incl.	38.1	41.15	3.05	1.28
IPRC-300	-60	Crimson		21.34	28.96	7.62	0.58
				68.58	79.25	10.67	0.81
			incl.	74.68	77.73	3.05	1.45
IPRC-301	-75	Crimson		25.91	33.53	7.62	0.81
			incl.	27.43	28.95	1.52	2.78
				38.1	41.15	3.05	0.42
				76.2	80.77	4.57	0.87
			incl.	77.72	79.24	1.52	1.44
				85.34	91.44	6.1	1.34
			incl.	86.87	89.92	3.05	1.68
IPRC-302	-60	Crimson		62.48	82.29	19.81	1.57
			incl.	73.15	77.72	4.57	3.19
IPRC-306	-65	Crimson		47.24	51.81	4.57	0.77
			incl.	48.77	50.29	1.52	1.06
IPRC-309	-75	Crimson		22.86	28.96	6.1	0.66
			incl.	24.38	25.9	1.52	1.26
IPRC-311	-60	Crimson		36.58	39.63	3.05	0.54
IPRC-313	-45	Crimson		51.82	54.86	3.05	1.27
			incl.	51.82	53.34	1.52	1.99
				71.63	76.20	4.57	1.35
			incl.	73.15	74.68	1.52	2.00

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IPRC-314	-75	Crimson		42.67	45.72	3.05	0.36
IPRC-315	-50	Crimson		41.15	45.72	4.57	0.35
IPRC-316	-75	Crimson		60.96	91.44	30.48	0.57
			incl.	62.48	65.53	3.05	1.23
				111.25	135.64	24.38	0.75
			incl.	112.78	114.30	1.52	1.05
			incl.	117.35	120.40	3.05	1.26
IPRC-317	-50	Crimson		47.24	59.44	12.19	0.43
IPRC-318	-75	Crimson		53.34	67.06	13.72	0.45
			incl.	64.01	65.53	1.52	1.26
				99.06	102.11	3.05	0.42
IPRC-320	-75	Crimson		67.06	68.58	1.52	0.52
				71.63	74.68	3.05	0.54
				80.77	92.96	12.19	0.51
			incl.	89.92	91.44	1.52	1.09
				99.06	102.11	3.05	0.43
IPRC-322	-75	Crimson		59.44	60.96	1.52	0.49
				70.10	73.15	3.05	0.39
				89.92	92.96	3.05	0.52
IPRC-323	-50	Crimson		56.39	62.48	6.10	0.38
IPRC-328	-90	Isabella West		32.00	38.10	6.10	0.31
IPRC-330	-90	Isabella West		18.29	21.34	3.05	0.50
IPRC-331	-90	Isabella West		21.34	22.86	1.52	0.58
IPRC-333	-60	Civit Cat		56.39	59.44	3.05	1.28
IPRC-335	-64	Civit Cat		65.53	67.06	1.52	1.99
IPRC-336	-45	Civit Cat		54.86	59.44	4.57	0.58
			incl.	56.39	57.91	1.52	1.01
				96.01	97.53	1.52	0.51

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8	Sample Preparation, Analysis and Security
8.1	Historic Security Measures and Sample Preparation

Historic security measures and sample preparation were reported by MDA (Prenn & Gustin, 2013). This includes descriptions excerpted from Sierra Mining (Golden, 2000) for drilling programs conducted at Isabella Pearl before TXAU took control of the project. For more details, the reader is referred to earlier reports on mineral resources and reserves and the feasibility study for the Isabella Pearl mine (Brown et al., 2018, 2021).

8.2	WLMC (2016 to Present)
8.2.1	Security Measures

Sample security procedures for WLMC sample materials were established according to industry standards and included (from generation of sample at the site) secured sample transport to a local locked storage facility for holding and/or directly shipped via secured transport to the laboratory for analysis. Samples were shipped by cargo truck in lots loaded into bins with top closures, enclosed trailer, or stacked and covered and secured to the bed of transport truck (in the case of whole DDH drill hole boxes). Chain of custody forms accompanied the shipments to the reception at the assigned laboratory. No breaches of the security were reported.

8.2.2	Sample Preparation and Analysis

For the WLMC 2016 drilling program, continuous sampling was done on 1.52 m (5 ft) intervals, contingent on drilling conditions. All assay samples were processed at ALS Laboratories in Reno, NV, with additional work carried out at ALS in Vancouver, BC, Canada. WLMC has no business relationship with ALS beyond being a customer for analytical services. ALS is an accredited ISO/IEC 17025 facility.

For the WLMC 2017 - 2021 drilling programs, continuous sampling was again done on 1.52 m (5 ft) intervals, contingent on drilling conditions. All assay samples during the 2017 – 2021 drilling programs were processed either at ALS or Bureau Veritas. WLMC has no business relationship with Bureau Veritas beyond being a customer for analytical services. Bureau Veritas is an accredited ISO/IEC 17025 facility.

The umpire laboratory used for check assaying of ALS analyses is Bureau Veritas and vice versa.

All assay samples were analyzed using a 30 g FA with an AAS finish for gold (ALS code AU-AA23; Bureau Veritas code FA430). This technique has a lower detection limit of 0.005 ppm and an upper detection limit of 10.00 ppm. Samples with greater than 10.00 ppm Au were re-analyzed using a 30 g FA with a gravimetric finish (ALS code Au-GRA21; Bureau Veritas code FA530).

All assay samples were also analyzed using a 0.5 g sample with aqua regia for silver (ALS code Ag-AA45; Bureau Veritas code AQ-400). This technique has a lower detection limit of 0.1 ppm for silver and an upper detection limit of 200 ppm for silver.

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8.2.3	Quality Assurance/Quality Control Procedures

All Standard Reference Materials (SRM) and blanks used for the QA/QC program were obtained from Shea Clark Smith / MEG, Inc., Reno, Nevada. The variation from the SRM mean value defines the QA/QC variance and is used to determine acceptability of the standard sample assay. Approximately 60 g of sample material was submitted per QA/QC sample. Blank material was sourced as “Lava Rock” (pumice) from Oxborrow Landscaping, Sparks, Nevada.

The 2020 through 2021 WLMC drilling program consisted of 180 RC drill holes. All SRM samples from Shea Clark Smith / MEG, Inc. are listed in Table 8-1.

Table 8-1 : WLMC 2020-2021 Standard Reference Materials

Standard	Au ppm	Au SD
MEG-Au.12.32	0.62	0.017
MEG-Au.17.01	0.38	0.015
MEG-Au.17.08	0.41	0.014
MEG-Au.17.21	1.10	0.062
MEG-Au.17.22	0.72	0.021
MEG-Au.19.05	0.663	0.057

For the SRM, a failure was defined as an assay result outside 2 times the SRM standard deviation. For the 520 SRM samples submitted a total of 25 failures were noted, a failure rate of 5% (Table 8-2). More than one half of all failures were reported for MEG-Au.17.01 and no other failures were reported in those drill holes. The QP’s believe that the quality statistics for Au.17.01 are inadequate, and it is recommended that the use of this SRM sample be discontinued. Performance of the remaining samples was acceptable (Figure 8-1).

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Table 8-2 : 2020 through 2021 SRM Failures

SAMPLE ID	SRM	DHID	LAB	Au (g/t)	FAILURE
3098680	MEG-Au.12.32	IPRC-260	Inspectorate	0.517	LOW
3099840	MEG-Au.17.01	IPRC-155	Inspectorate	0.327	LOW
3100360	MEG-Au.17.01	IPRC-164	Inspectorate	0.327	LOW
3100400	MEG-Au.17.01	IPRC-165	Inspectorate	0.278	LOW
3100540	MEG-Au.17.01	IPRC-167	Inspectorate	0.312	LOW
3100780	MEG-Au.17.01	IPRC-169	Inspectorate	0.433	HIGH
3101360	MEG-Au.17.01	IPRC-181	Inspectorate	0.329	LOW
3101820	MEG-Au.17.01	IPRC-196	Inspectorate	0.329	LOW
3102040	MEG-Au.17.01	IPRC-200	Inspectorate	0.460	HIGH
3102360	MEG-Au.17.01	IPRC-204	Inspectorate	0.458	HIGH
3103300	MEG-Au.17.01	IPRC-227	Inspectorate	1.116	HIGH
3103320	MEG-Au.17.01	IPRC-227	Inspectorate	0.426	HIGH
3104060	MEG-Au.17.01	IPRC-238	Inspectorate	0.448	HIGH
3104660	MEG-Au.17.01	IPRC-249	Inspectorate	0.429	HIGH
291000	MEG-Au.17.08	IPRC-326	ALS	0.482	HIGH
3105000	MEG-Au.17.08	IPRC-253	Inspectorate	0.317	LOW
3106040	MEG-Au.17.08	IPRC-269	Inspectorate	0.339	LOW
3106220	MEG-Au.17.08	IPRC-272	Inspectorate	0.362	LOW
3106320	MEG-Au.17.08	IPRC-275	Inspectorate	0.339	LOW
3106340	MEG-Au.17.08	IPRC-275	Inspectorate	0.351	LOW
3107460	MEG-Au.17.08	IPRC-313	ALS	0.462	HIGH
3103280	MEG-Au.17.21	IPRC-227	Inspectorate	0.347	LOW
3107520	MEG-Au.17.21	IPRC-314	ALS	0.836	LOW
291260	MEG-Au.17.22	IPRC-333	ALS	1.125	HIGH
3105640	MEG-Au.19.05	IPRC-258	Inspectorate	1.000	HIGH

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Figure 8-1 : 2020 - 2021 SRM Performance

For the blank material a failure was defined as an assay that exceeded five times the detection limit of 0.005 ppm (Figure 8.2). Of the 530 blanks submitted, a total of seven failures were received (Table 8-3). A check on the corresponding adjacent SRM sample results for these intervals indicated no issues associated with the individual assays. There was insufficient sample material remaining for re-assaying.

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Figure 8-2 : 2020 - 2021 Blank Material Performance

Table 8-3 : 2020 – 2021 Blank Material Failures

Sample Number	Hole ID	Au (g/t)
3101541	IPRC-186	0.031
3104501	IPRC-245	0.027
3106841	IPRC-285	0.167
310681	IPRC-302	0.031
310821	IPRC-303	0.033
290181	IPRC-316	0.038
291181	IPRC-331	0.036

8.3	Check Assays
8.3.1	Field Duplicates

For the 2020 - 2021 drilling campaign, a total of 950 field duplicates were taken and submitted for assay at the same laboratory as the primary sample. There is a strong correlation between the primary and secondary assays (Figs. 8.3 & 8.4)

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Figure 8-3 : Au Field Duplicate Control Plot for 2020 - 2021

Figure 8-4 : Au Min Max Field Duplicate Control Plot for 2020 - 2021

For the 2020 - 2021 drilling campaign, a total of 1,109 coarse rejects from samples that assayed above 0.20 ppm were submitted for cyanide leach assay. Cyanide leach assay results from samples within the oxide zone demonstrated an average recovery of 93% percent compared to the corresponding fire assay results. Cyanide leach assay results from samples within the sulfide zone demonstrated an average recovery of 8% percent compared to the corresponding fire assay results (Figure 8-5).

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Figure 8-5 : Cyanide Leach vs Fire Assay Comparison Plot

8.3.2	2021 Bureau Veritas vs ALS Gold Assay Comparison

A total of 60 pulp samples for the Crimson 2021 RC drilling, originally assayed for gold by Bureau Veritas, were re-submitted to ALS for check assay. The ALS check assays were nearly identical to the original Bureau Veritas assays (Figure 8-6).

Figure 8-6 : Bureau Veritas vs ALS Gold Assay Comparison Plot

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8.4	Opinion of Adequacy

Gustavson considers that the 2020 - 2021 drilling programs and the historical drilling information as reported by MDA (Prenn & Gustin, 2013), meet industry standards and have been reviewed and confirmed in sufficient detail to permit inclusion of the information in the Isabella Pearl mineral resource and reserve database.

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9	Data Verification

Gustavson has used information and technical documents supplied by WLMC and prepared by MDA for the Data Verification sections with regards to the historical drilling programs at Isabella Pearl. For more details, the reader is referred to earlier reports on mineral resources and reserves and the feasibility study for the Isabella Pearl mine (Brown et al., 2018, 2021). During the site visit, Gustavson reviewed sufficient files and drill cores and cuttings to confirm the previous work.

9.1	Opinion on Data Adequacy

Investigations of all aspects of current and historical data quality indicates that the quality of the information is suitable for mineral reserve estimation.

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10	Mineral Processing and Metallurgical Testing
10.1	Metallurgical Overview

This section provides a description of Isabella Pearl mineralization and metallurgical characterization of the deposit. There have been nine individual test work programs by various operators. The correct identification of metallurgical properties of this material (the geo-metallurgical model) is key to project success.

The results of the cyanide leach test work demonstrate the straightforward and consistent nature of the Isabella Pearl metallurgy.

●	The economic minerals of interest are gold and to a minor degree silver.
●	The results are not dependent on deposit lithology or zoning; The deposit is being mined only above the water table and so refractory sulfide material below the water table is not an issue.
●	A single simple cyanidation process can be used to recover gold and to a lesser degree silver.
●	Fast leaching kinetics.
●	Economics improve by two-stage crushing of plus 1-gram gold to ½ inch. Further test work required to develop particle size gold recovery relationship.
10.2	Mineralogy and Metallurgical Ore Types

The mineral resources of the mine include the Crimson, Scarlet North and South, Silica Knob, Civit Cat North, Isabella, and Pearl oxide deposits, collectively referred to as the Isabella Pearl deposits. The origin of all these deposits is similar, widespread argillic alteration and generally abundant alunite indicate the deposits are high-sulfidation epithermal mineral deposits. K-Ar age determinations demonstrate that the mineralization is about 19 Ma. Oxide mineralization at Isabella Pearl extends over 150 m (492 ft) below the surface and it should be noted that only oxidized ore is included in economics of the mine plan.

The gold-silver mineralization is closely associated with silicification, which generally grades outward into argillization, which then into propylitically altered rocks. Silicification is localized by faults and shears, and in many areas, silica has replaced large masses of both the volcanic and granitic rocks. Gold occurs as very small (<10 microns) liberated particles in cavities and along fracture surfaces. Jarosite, goethite, and hematite are present in the siliceous groundmass.

In the Isabella deposit, gold in mineral resources occur as very small (<10 microns) liberated particles in cavities and along fracture surfaces and iron oxide minerals jarosite, limonite, and goethite.

In the Pearl deposit, mineralization is very siliceous, and similar in mineralization to the Isabella material. The silver/gold ratio is higher than Isabella. The gold is contained both as locked and free particles, as native and electrum in an average size of 14 micron. The mineralization is associated with goethite, limonite, jarosite and psilomelane (manganese). Sulfide mineralization occurs beneath the Pearl oxide and mixed mineral resources. The underlying sulfide material contains pyrite, pyrrhotite, galena, sphalerite, chalcopyrite, and silver as polybasite and pyrargyrite.

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Natural weathering and fracture-controlled oxidation of sulfide mineralization causes formation of oxide ore (with low sulfide mineral). Gold is present as free gold, residing in iron oxide minerals or quartz, and adsorbed on clay minerals. Metallurgical test work has determined that gold is amenable to cyanidation and that the oxidized portion of these mineral deposits are metallurgically the same and yield similar metal recovery results when processed.

10.3	Previous Metallurgical Test Work Programs

The Isabella Pearl mine has been subjected to nine separate programs of modern metallurgical test work, the most relevant being the Combined Metals-Homestake joint venture undertaken in 1990, and TXAU in 2009. These two programs are considered of particular interest as the work was performed on drill hole samples and tested for cyanide leachability. There were many other programs where the work focused principally on alternative recovery methods such as flotation. Nonetheless, all cyanide leachability data from all test programs along with that completed by WLMC during 2017 was considered in the conclusions presented herein.  A breakdown of the test work, including a study commissioned by WLMC in 2017, are summarized in Table 10-1 below:

Table 10-1 : Summary Metallurgical Test Work Completed on Isabella Pearl Deposit

	Test Program
Report Date	Laboratory	Bottle Roll	Column Leach	Other Tests
16-May-83	Kappes Cassiday & Associates	6	0	100M to 1/2 inch cyanidation
15-May-89	Dawson Metallurgical Laboratories	6	0	100M to 1/4 inch cyanidation
8-Dec-89	Dawson Metallurgical Laboratories	38	0	Agitated leach and flotation test work, 21 oxide and 8 sulfide core samples
10-Jan-90	McClelland Laboratories	2	4	Mechanically agitated leach and Vat leach test work. Column leach at 4 inch crush size
1-Feb-90	Cosatech	0	0	Bioleach test work
20-Jan-92	Hazen Research	0	0	Agitated leach on 10M sulfide ore
8-Oct-97	Kappes Cassiday & Associates	0	0	Flotation test work on 4 sulfide samples
29-Jun-09	McClelland Laboratories	17	2	ADR & heap drain down test work
8-Feb-17	Kappes Cassiday & Associates	8	4	Head grade and screen analysis, QXRD clay identification, shake, bottle and column leach on 1/2" crush.

For details of previous metallurgical test work programs, the reader is referred to earlier reports on mineral resources and reserves and the feasibility study for the Isabella Pearl mine (Brown et al., 2018, 2021). The most relevant results of these programs were those completed by Combined Metals-Homestake joint-venture and TXAU, both of which tested for the application of Heap Leach and the ADR process to Isabella Pearl mineral resources. The TXAU metallurgical program was completed on DDH and

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a bulk surface sample. A complete description of this test work can be found in the report by MDA (Prenn and Gustin, 2013). The combined results of all the bottle roll tests and column tests completed, it can be concluded that:

●	There is very good repeatability between samples of any given particle size.
●	Gold recovery for the finer size (200 mesh) was between 86% and 95% except for one sample which had 2.7% contained sulfide.
●	At coarser particle size (>10 mm) gold recovery ranged from 64% to 89%.
●	Column leach tests performed on P100 5/8 inch showed high gold recovery.
10.4	WLMC Metallurgical Ore Characterization Test Work Programs

The basis of the latest WLMC metallurgical test program undertaken by KCA in February 2017 (KCA, 2017) was the clear definition of the metallurgical characteristics of the remaining ore reserves at Isabella Pearl.  There were two main objectives:

1.	Confirm previous cyanide leach test work results and viability of Heap Leach, Carbon Adsorption/desorption, and Electrowinning gold recovery process to the Oxide mineral resources.
2.	Establish that the high-grade core of the Pearl deposit would indeed yield previously determined, gold recovery levels.

The program consisted of a PQ size DDH program consisting of 4 holes, in October and November of 2016, totaling 735 meters. Four samples for metallurgical testing were taken from 3 of these holes: IPDD-001 (2 sample intervals), IPDD-003 (1 sample interval) and IPDD-004 (1 sample interval). The metallurgical samples were sent to the KCA metallurgical testing facility in Reno. The main purpose of the test work program was to confirm that the high-grade core zone of the Pearl deposit indicates economic gold recovery as demonstrated in earlier work by others. Two holes intercepted the Pearl deposit, and one was drilled in the Isabella deposit. Figures 10.1 and 10.2 present the plan and section of the DDH holes completed by WLMC in late 2016 (Note: Hole IPDD-002 was a twin hole of IPDD-001 drilled for geology and assay information). Table 10-2 below presents the results the gold and silver values of the composites used in the metallurgical test program.

A total of 61 boxes of uncut DDH core representing 1,439 kilograms of material was delivered to KCA laboratories in Reno for sample preparation and testing. The work completed consisted of head analysis (including, whole rock and QXRD), screen analysis by size fraction, comminution, bottle roll, agglomeration, and column leach testing.

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Figure 10-1 : Drill Hole Locations for 2017 WLMC Metallurgical Samples

Figure 10-2 : Section of Sample Locations for WLMC Test Program in Relation to Ore Zone

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Table 10-2 : Summary of Isabella Pearl Mine Core Composites Assays, KCA 2017 Program

KCA Sample No.	Description	Deposit	Assay 1, Au g/t	Assay 2, Au g/t	Avg. Assay, Au g/t
76584 B	IPDD-001, 240.5' to 320.5'	Pearl	0.0274	0.024	0.0257
76585 B	IPDD-001, 320.5' to 469.5'	Pearl	1.2651	1.248	1.2566
76586 B	IPDD-003, 219.5' to 422.0'	Pearl	9.2743	9.3257	9.3
76587 B	IPDD-004, 0.0' to 211.0'	Isabella	0.744	0.7509	0.7474

KCA Sample No.	Description	Deposit	Assay 1, Ag g/t	Assay 2, Ag g/t	Avg. Assay, Ag g/t
76584 B	IPDD-001, 240.5' to 320.5'	Pearl	0.411	0.411	0.411
76585 B	IPDD-001, 320.5' to 469.5'	Pearl	2.811	3.017	2.914
76586 B	IPDD-003, 219.5' to 422.0'	Pearl	58.8	59.211	59.006
76587 B	IPDD-004, 0.0' to 211.0'	Isabella	3.189	3.394	3.291

Notes:

1.	The detection limit for silver with FAAS finish is 0.006 opst.
2.	Note - For the purpose of calculation a value of 1/2 the detection limit is utilized for assays less than the detection limit.
10.4.1	Results of WLMC Metallurgical Test Drill Hole Samples
10.4.1.1	Head Screen Analysis

Head screen analysis was carried out on portions of each of the four sample composites at the as received crush sizes. The objective of the head screen analysis was to determine assay grade values from select crush size fractions.

A summary of the head screen analyses is presented in Table 10-3. The head screen analyses detail is presented in Table 10-4 and shown graphically in Figure 10-3.

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Table 10-3 Summary of Head Screen Analyses

Description	Calc p80 Size, inches	Weighted Avg. Head Assay, Au gpt	Weighted Avg. Head Assay, Ag gpt	% Passing 10 mesh	% Passing 100 mesh	% Passing 200 mesh
IPDD-001, 240.5' to 320.5'	0.170	0.021	0.343	62.6%	19.2%	15.9%
IPDD-001, 320.5' to 469.5'	0.419	1.258	3.291	40.4%	18.6%	15.8%
IPDD-003, 219.5' to 422.0'	0.657	8.414	53.383	38.3%	23.7%	21.4%
IPDD-004, 0.0' to 211.0'	0.489	0.617	3.600	22.2%	6.7%	5.2%

Table 10-4 : Detailed Results of Head Screen Analysis

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Figure 10-3 : Head Screen Analysis Showing Cumulative Weight Percent Passing Crush Size (in inches)

In summary, the head screen analysis on the four samples exhibit similar distribution curves. The highest-grade sample IPDD-003 contained the most gold in the finest fraction as compared to the others.

Head analyses for mercury were also conducted utilizing cold vapor/atomic absorption methods. Total copper analyses were conducted utilizing inductively coupled argon plasma-optical emission spectrophotometer (ICAP-OES) as well as by fire assay – atomic adsorption (FA-AA) methods.

The results of the mercury and copper analyses are presented Figure 10-5.

Table 10-5 : Summary of Mercury and Copper in Sample, KCA 2017 Program

Description	Total Mercury, mg/kg	Total Copper, mg/kg	Cyanide Soluble Copper, mg/kg	Cyanide Soluble Copper, %
IPDD-001, 240.5' to 320.5'	0.04	9	1.04	12%
IPDD-001, 320.5' to 469.5'	0.07	10	4.58	46%
IPDD-003, 219.5' to 422.0'	0.04	21	7.46	36%
IPDD-004, 0.0' to 211.0'	0.05	16	3.50	22%

Head analyses for carbon and sulfur were also conducted utilizing a LECO CS 230 unit. In addition to total carbon and sulfur analyses, speciation for organic and inorganic carbon and speciation for sulfide and sulfate sulfur, were conducted. The results of the carbon and sulfur analyses are presented in Figure 10-4.

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Table 10-6 : Summary of Carbon and Sulfur Content, KCA 2017 Program

Description	Total Carbon, %	Organic Carbon, %	Inorganic Carbon, %	Total Sulfur, %	Sulfide Sulfur, %	Sulfate Sulfur, %
IPDD-001, 240.5' to 320.5'	0.02	0.02	<0.01	0.06	<0.01	0.06
IPDD-001, 320.5' to 469.5'	0.02	0.02	<0.01	3	2.47	0.53
IPDD-003, 219.5' to 422.0'	0.05	0.04	0.01	2.45	0.83	1.62
IPDD-004, 0.0' to 211.0'	0.02	0.02	<0.01	0.16	0.16	0.11

10.4.1.2	Cyanide Bottle Roll Tests

Table 10-7 and Table 10-8 present the gold and silver recovery results of the four 96-hour bottle roll tests completed on 1,000-gram samples that were pulverized to a p80 size of 200 mesh Tyler. Figure 10-4 and Figure 10-5 show the graphical results of gold and silver extraction during the leach period for the metallurgical test samples.

In all samples tested leach kinetics were rapid, samples IPDD-003 and IPDD-004 achieved plus 93% of the total metal recovery in 2 hours. Sample IPDD-001 #1 had a low gold head grade of, 0.025 g/t Au and is therefore classified as waste. Sample IPDD-001 #2 contained 2.47% sulfides, its gold recovery did not surpass 62%.

Table 10-7 : Summary Direct Agitated Cyanidation (Bottle Roll) Gold Test Results, KCA 2017 Program

				Bottle Roll Test Results Gold
Description	Zone	Type	Initial pH	Head Average gpt	Calculated Head gpt	Extracted gpt	Avg. Tails, gpt	Au Extracted, %	Leach Time, hours	Final pH	Consumption NaCN, lbs/st	Addition Ca(OH)2, lbs/st
IPDD-001, 240.5' to 320.5'	Pearl	Pulverized	6.6	0.023	0.025	0.011	0.009	41%	96	11	0.28	5.50
IPDD-001, 320.5' to 469.5'	Pearl	Pulverized	4	1.140	1.145	0.757	0.389	66%	96	10	3.95	15.00
IPDD-003, 219.5' to 422.0'	Pearl	Pulverized	5.2	8.437	8.625	8.021	0.607	93%	96	11	1.48	5.50
IPDD-004, 0.0' to 211.0'	Isabella	Pulverized	6.5	0.678	0.619	0.543	0.078	88%	96	11	0.53	3.00

Table 10-8 Summary Direct Agitated Cyanidation (Bottle Roll) Silver Test Results, KCA 2017 Program

				Bottle Roll Test Results Gold
Description	Zone	Type	Initial pH	Head Average gpt	Calculated Head gpt	Extracted gpt	Avg. Tails, gpt	Au Extracted, %	Leach Time, hours	Final pH	Consumption NaCN, lbs/st	Addition Ca(OH)2, lbs/st
IPDD-001, 240.5' to 320.5'	Pearl	Pulverized	6.6	0.373	0.280	0.103	0.187	36%	96	11	0.28	5.50
IPDD-001, 320.5' to 469.5'	Pearl	Pulverized	4	2.644	2.768	1.871	0.902	67%	96	10	3.95	15.00
IPDD-003, 219.5' to 422.0'	Pearl	Pulverized	5.2	53.53	54.244	28.466	25.785	52%	96	11	1.48	5.50
IPDD-004, 0.0' to 211.0'	Isabella	Pulverized	6.5	2.986	3.141	1.951	1.182	62%	96	11	0.53	3.00

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Figure 10-4 : Bottle Roll Tests Showing % Gold Extraction During Leach Period

Figure 10-5 : Bottle Roll Tests Showing % Silver Extraction during Leach Period

10.4.1.3	Agglomeration Test Work

Preliminary agglomeration test work was conducted on portions of the crushed material. For the test work, the material was agglomerated with various additions of lime or cement. In the preliminary

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agglomeration testing, the agglomerated material was placed in a column with no compressive load and then tested for permeability. The purpose of the percolation tests was to examine the permeability of the material under various cement agglomeration levels. The percolation tests were conducted in small (3 inch inside diameter) columns at a range of cement levels with no compressive load applied. Two (2) tests (KCA Test Nos. 77513 F and 77513 J) failed the parameters utilized by KCA due to excessive pellet breakdown. All other tests passed the KCA parameters. However, it should be noted that the IPDD-001, 320.5’ to 469.5’ sample (KCA Sample No. 76585 B) showed overall low pH values. Once the agglomeration test work was complete, it was decided that the IPDD-003, 219.5’ to 422.0’ material should be agglomerated with cement (KCA Test No. 77517). However, a second column was run with the same material without cement agglomeration (KCA Test No. 77565). The flow rates and percent (%) slump observed in the non- agglomerated column were similar to the agglomerated column. A comparison of the drain down values and % slumps of the column leach tests on IPDD-003, 219.5’ to 422.0’ material is presented in Table 10-9.

Table 10-9 : Bureau Veritas vs ALS Gold Assay Comparison Plot

KCA Sample No	KCA Test No	Description	96hour Drain Down, Gallons H20/ stdry ore	Slump %
76586 B	77517	IPDD-003, 219.5' to 422.0'	10.9	0.3%
76586 B	77565	IPDD-003, 219.5' to 422.0'	9.4	0.4%

10.4.1.4	Column Leach Test Work

The crushed material split out for column test work was blended with lime or agglomerated with cement as necessary and then loaded into a 4-inch diameter plastic column. Alkaline cyanide solution was continuously distributed onto the material through Tygon tubing. The flow rate of solution dripping onto the material was controlled with a peristaltic pump to 0.004 to 0.005 gallons per minute per square foot of column surface area.

After each cycle the solution was passed through activated carbon over a period of 24 hours to extract the gold and silver in solution. After passing through the bottle of activated carbon, the solution was re-assayed for pH, NaCN, Au and Ag. Sodium cyanide was then added, if necessary, to maintain the solution at "target" levels. The leach solution was then recycled to the material for another 24-hour leach period. Two (2) batches of leach solution were used so that while one batch was applied to each column, the other was run through carbon.

Three (3) column leach tests were conducted utilizing material crushed to 100% passing ⅝ inches (IPDD-001, 320.5’ to 469.5’, IPDD-003, 219.5’ to 422.0 and IPDD-004, 0.0’ to 211.0’). During testing, the material was leached for 46 days with a sodium cyanide solution. Additionally, a column leach test was conducted utilizing material crushed to 100% passing ⅝ inches. During testing, the material was leached for 28 days with a sodium cyanide solution. The material in the column was then washed for 30 days.

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The column leach test results exhibited rapid leach kinetics. The highest-grade sample IPD-003 grading 9.3 g/t Au was tested twice, first under agglomeration and then without agglomeration, both results achieved gold recovery of 88% and 89% in 46 and 28 days respectively. Sample IDD-001 grading 1.25 g/t Au and 2.47% sulfide reached a gold recovery of 62% after 46 days. Sample IPDD-004 grading 0.74 g/t Au achieved 76% recovery after 46 days. The results of the column leach test work are presented in Table 10-10 and shown graphically in Figure 10-6.

Table 10-10 Summary Column Leach Test Results, KCA 2017 Program

Figure 10-6 : Column Leach Test Results Showing Cumulative Weight Percent Gold Extracted Over Days of Leach

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10.5	Discussion of Metallurgical Test Gold Recovery Curves
10.5.1	Discussion of Bottle Roll Test Recovery Curves

Table 10-11Table 10-16 is a summary of all bottle roll tests completed on Isabella Pearl mine. These results present the very strong relationship between gold recovery and nominal particle size that is subjected to cyanidation. The relationship clearly demonstrates that the more work that is done on the mineral resources that is to be leached, i.e., crushing and grinding the greater the fines fraction, the greater the quantity of economic minerals to be liberated the greater the recovery and faster the recovery rate. This may be attributed to their very fine nature of the mineral grains and their encapsulation of gold within silica and weathering or oxidation resistant gangue minerals.

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Table 10-11 Summary of All Bottle Roll Tests Completed on the Isabella Pearl Mine

10.5.2	Discussion of Column Leach Test Gold Recovery Curves

All 6 column leach tests performed on core samples from the Isabella Pearl mine are summarized in Table 10-12. The NaCN and Lime Consumption during the column leach tests are summarized in Table 10-13. Figure 10-7 presents column leach gold recovery curves for the 6 column leach tests.

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The nature of the fast leach kinetics was recorded on every test, with 80 to 90 percent of total recovery occurring in the first 10 days of leaching.

Table 10-12 Summary of All Column Leach Tests Completed on the Isabella Pearl Mine

Table 10-13 : Summary of NaCN and Lime Consumption for the Column Leach Tests

Figure 10-7 : Column Leach Gold Recovery Curves for Column Leach Tests Completed

10.6	Process Selection and Design Parameters

Cyanidation test work (bottle roll and column leach), performed on representative mineral resources, confirms the close relationship between particle size and gold recovery. The greater the fines fraction the

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higher the gold recovery. The results of all bottle roll and column leach tests performed are summarized by size fraction and presented in Table 10-14 and Table 10-15 below.

Table 10-14 : Bottle Roll Gold Recovery Estimate by Size Fraction

Table 10-15 : Column Leach Gold Recovery Estimation by Size Fraction

Interpreting these results, it was observed that:

●	A high level of gold recovery (plus 90 percent) could be achieved using a grinding and milling process. The capital cost and economics of milling, however, is prohibitive given the limited amount of mineral resources, leaving the most viable option to be a heap leach process with a carbon absorption/desorption and electrowinning given low silver to gold ratio.
●	There exists a marked increase in gold recovery by decreasing the average size fraction of the mineral resources. Review of the combined gold recovery by bottle roll and column leach testing, determined that sizing the material to a p100 of 5/8 inch could reasonably expect a 25% increase in gold recovery (60 to 85%) over ROM size material.
●	Based on the metallurgical test work completed, the recoveries presented in Table 10-16 are being used for the mine. Total gold recovery is expected over a four-month period. Considering the economic parameters used in the feasibility study, mineral resources above 0.61 g/t Au are currently being crushed to P80 of 5/8 inch and material between 0.33 and 0.61 g/t Au is being sent to a low-grade stockpile for either future crushing or direct placement on the heap as ROM. Total predicted gold recovery is 81% for all ore. No material is currently agglomerated.

Table 10-16 : Gold Recovery Estimate

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Cyanide consumption is expected to average 0.75 kg/t (1.50 lb/ton) of leach material and lime consumption is estimated to average 3.0 kg/t (6.0 lb/ton) of leach material (Table 10-17).

Table 10-17 : NaCN and Lime Consumption

Material	Gold Recovery	NaCN Consumption	Lime Consumption
ROM	60%	0.75 kg/t	6.0 kg/t
5/8 Crush	81%	0.75 kg/t	6.0 kg/t

10.7	Metallurgical Summary

In summary, lab test work is completed in a static state whereas production is in a dynamic state. Test work of the Isabella Pearl mine deposit samples are completed in column tests in a controlled environment and indicate ideal results.

Production heap leach is performed in a dynamic state where the ore is partially leached, then new ore is stacked above the previous lift, and placed under leach again. Once mining is complete the heap leach will continue to leach gold ounces. Based on the feasibility study column test work the estimated LOM achievable is 81% gold recovery.

Through December 2021, the mine has placed 146,993 gold ounces on the leach pad and has recovered 87,030 gold ounces. This includes gold ounces recovered from the overliner, ROM at beginning of mine life, and crushed ore. As of December 31, 2021, 59.2% of the gold placed has been recovered (Figure 10-8).

Figure 10-8 : Graph of Gold Ounces Placed vs. Gold Ounces Poured and Percent Gold Recovery

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The Isabella Pearl mine lab has confirmed fast gold extraction in 2021 Pearl column leach tests which are also noted in the Report of the Estimates of Reserves and Feasibility Study for the Isabella Pearl Project (December 31, 2017). Final gold extractions of the Pearl column tests varied from 78-87%, which is in line with the 81% estimated recovery shown in the Feasibility Study. Over the life of mine the gold ounces produced should achieve the estimated 81% feasibility study recovery.

Column test reagent consumptions correlated to predicted, 0.75 kg/t NaCN and 6.0 kg/t lime. The 2021 Pearl column leach tests NaCN consumptions were noted at 0.73 kg/ton for the November composite under leach to 2.26 kg/ton for a 12 ppm Au crusher stockpile grab sample. Caustic consumption varied widely due to unknown sample mineralogy.

Sodium Cyanide consumption during the first nine months of 2021 was 0.76 lb/ton vs 1.5 lb/ton (0.75 kg/t), closely reflecting consumption rates stated in the feasibility study.

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11	Mineral Resource Estimate
11.1	Introduction

The modeling and estimation of mineral resources presented herein is based on technical data and information available as of December 31, 2021. WLMC models and estimates mineral resources from available technical information prior to the generation of mineral reserves. This estimate was prepared to comply with the new SEC regulations 17 CFR Subpart 229.1300 Regulation S-K, generally known as the “SK-1300” rule.

Modeling and estimation of mineral resources were carried out using the commercially available Maptek Vulcan software program, version 12.

Any statements and opinions expressed in this document are given in good faith and in the belief that such statements and opinions are true as of the effective date of this report.

11.2	Mineral Resources Definitions

According to S-K 1300, a mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, considering relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no guarantee that all or any part of the mineral resource will be converted into mineral reserve. Confidence in the estimate of Inferred mineral resources is insufficient to allow the meaningful application of technical and economic parameters.

11.2.1	Inferred Mineral Resources

An Inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated based on limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project and may not be converted to a mineral reserve.

11.2.2	Indicated Mineral Resources

An Indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying

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factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.

11.2.3	Measured Mineral Resources

A measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

11.3	Database

Mineral resources described in this report are gold and silver bearing material that have been physically delineated by one or more methods including drilling, surface mapping, and other types of sampling. This material has been found to contain sufficient mineralization of an average grade to have potential that warrants further exploration evaluation. This material is reported as mineral resources only if the potential exists for reclassification into the mineral reserves category. Mineral resources cannot be classified in the mineral reserves category until technical, economic, and legal factors have been evaluated.

The modeling and estimation reported herein utilized the drill hole database compiled by WLMC. Drill holes with assay samples within the immediate mine area were imported into a Maptek Vulcan database. The extracted drill hole database contains 572 unique collar records (Table 11.1) and 29,523 assay records, broken down by drilling type as:

●	AT: 6 drill holes for 82.0 m (269 ft)
●	RC: 513 drill holes for 46,229 m (151,670 ft)
●	DDH: 36 drill holes for 3,564.5 m (11,695 ft)

Industry standard validation checks of the database were carried out with minor corrections made where necessary. The database was reviewed for inconsistencies in naming conventions or analytical units, duplicate entries, interval, length, or distance values less than or equal to zero, blank or zero-value assay results, out-of-sequence intervals, intervals, or distances greater than the reported drill hole length, inappropriate collar locations, and missing interval and coordinate fields. No significant discrepancies with the data were noted.

Drill hole distance units are reported in meters and grade units are reported as either g/t or ppm. The collar coordinates were provided in the WGS 1984 UTM Zone 11N coordinate system. The observed nearest neighbor collar mean distance is 13.8 m. The Isabella Pearl drill hole and assay databases are

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summarized in Table 11-1 and Table 11-2, respectively. Summary statistics were also tabulated for the assay data (Table 11-3).

Table 11-1 Isabella Pearl Drill Hole Database Summary

Description	DDH	RC	AT	Historical	Total
Number of Drill Holes	36	513	6	13	568
Total Length (m)	3,564.5	46,229.0	82.0	1,586.5	51,462.0
Average Length (m)	99.0	90.1	13.7	122.0	90.6
Meters Assayed	1,950.6	41,638.7	82.0	1,575.8	45,247.1
Drill Holes with Downhole Surveys	8	305	6	0	319

Table 11-2 : Isabella Pearl Assay Database Summary

Assay Summary	DDH	RC	AT	Historical	Total
Number of Au Assays	1,119	27,316	54	1,034	29,523
Total Length (m)	1,950.6	41,638.7	82.0	1,575.8	45,247.1
Average Length (m)	1.74	1.52	1.52	1.52	1.53
Average Au g/t	2.30	0.22	0.30	0.13	0.30
Average Ag g/t	12.07	2.51	1.04	0.77	2.78

Table 11-3 : Isabella Pearl Assay Statistics Summary

Assay Data	Length m	Au ppm	Ag ppm
Mean	1.53	0.30	2.78
Median	1.52	0.01	0.10
Mode	1.52	0.0001	0.05
Standard Deviation	0.17	1.97	19.64
CoV	0.11	6.65	7.07
Minimum	0.305	0.0001	0.0001
Maximum	7.93	105.52	1,214.10
Count	29,529	29,523	29,273

The Isabella Pearl assay database (Table 11-2) indicates that the mean gold grades of the DDH holes are significantly higher than the RC holes. The Combined Metals-Homestake and TXAU DDH were drilled primarily to collect metallurgical samples and verify important mineralized zones defined by previously drilled RC holes. The DDH therefore drilled a higher percentage of mineral resources than the RC holes, especially in the high-grade Pearl deposit. In addition, sampling of the DDH was primarily restricted to suspected mineralized intervals, while the RC holes were sampled over their entire lengths.

Drill hole logs are available for all holes except IC-1 through 37 (the earliest holes in the database) and IC-54, as well as copies of assay certificates for 147 of the holes, including all TXAU holes. A significant amount of information was collected from the drill logs and entered into spreadsheets and, where appropriate, the mine database, including the depth to water table, intervals drilled while injecting water, the amount of water returning with the RC sample cuttings, qualitative descriptions of RC sample recoveries, any comments regarding possible RC down-hole contamination noted on the drill logs, other comments written on the drill logs that pertain to water and recovery, alteration (degree of silicification), lithology

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(overburden, welded and overlying unwelded Mickey Pass Tuff, granite), drill bit types and diameters, drill contractors, year of drilling, rig type, assay laboratory, analytical methods, and analytical detection limits. Although the database included oxidation codes, many of these codes were derived from the coding of the drill samples by an interpreted three-dimensional surface that conflicted with the oxidation notes in the drill logs in some cases. Oxidation data (oxide-mixed-sulfide) were therefore extracted from the drill logs and incorporated into the MDA digital database.

QA/QC data were also compiled by MDA from the paper copies of the Combined Metals-Homestake assay certificates. These data include internal laboratory check analyses of the original pulps and analyses of new pulps prepared from preparation rejects or duplicate samples.

An audit of the assay database by MDA led to the identification of data in the assay certificates that were not included in the TXAU database. Two RC holes, which had been re-entered and deepened sometime after the original holes were drilled, did not have the re-entry assay data in the database. Several intervals of other holes were also missing assay data. All missing assay data identified by MDA were added to the mine database.

11.3.1	Database Backup

WLMC and FGC company policy includes Windows personal computer folder backup that automatically syncs folders to a OneDrive cloud storage.

11.4	Bulk Density

MDA reported an average bulk density value of 2.20 tonnes per cubic meter (tonnage factor 14.6) for oxidized units and 2.40 tonnes per cubic meter (tonnage factor 13.4) for non-oxidized units in the Isabella Pearl deposit (Prenn & Gustin, 2013).

A total of 38 bulk density measurements were collected by HB Engineering from TXAU geotechnical DDH core, with values ranging from 1.58 tonnes per cubic meter (tonnage factor 20.5) to 3.20 tonnes per cubic meter (tonnage factor 10.0), with a median of 2.21 tonnes per cubic meter (tonnage factor 14.5) and an average value of 2.20 tonnes per cubic meter (tonnage factor 14.6). For the current update a conservative bulk density of 2.20 tonnes per cubic meter (tonnage factor 14.6) was assigned to the model for all units.

RQD data collected by HB Engineering from TXAU geotechnical DDH drill holes also suggests the presence of multiple zones of poor recovery, fractures, and voids (Figure 11-1). An additional factor may be required to accommodate the presence of voids and fractured rocks.

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Figure 11-1 : Plot of RQD vs. Elevation

11.5	Wireframe Modeling
11.5.1	Topography

The Isabella Pearl Mine Engineering department supplied a high-resolution georeferenced drone survey dated January 1, 2022, for topographic control.

11.5.2	Gridded Surfaces

Gridded surfaces were developed for the oxidation floor and lower granite contact based on logged lithology contacts (Figure 11-2).

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Figure 11-2 : Isometric View Looking North Showing Oxide Base (blue) and Granite (orange) Contacts

11.5.3	Mineralization Envelopes

Multiple geological structures directly influence the Isabella Pearl mineralization. Vein solids and fault traces were digitized and imported into Vulcan software. Three-dimensional surfaces of the Pearl, Civit Cat and Soda Springs fault, which separate the Mickey Pass Tuff and granitic basement, were created using the digitized fault traces and lithologic drill-hole data. A 3D representation of the colluvium was also generated from surface mapping and drill hole logs.

The Civit Cat North, Crimson, Silica Knob, Isabella, Scarlet North and South, and Pearl domains were modeled based on nominal 0.30 g/t Au (0.009 opst) grade shells using close spaced polygons snapped directly to drill hole assay intervals. To maintain consistency, lower grade assay intervals were incorporated into the modeled domains where appropriate. The interpreted polygons were then consolidated into three-dimensional triangulated wireframes, which were clipped to the updated topographic surface. Modeling of the domains also incorporated blasthole results and geological features exposed during mining, and the Pearl domain has been split into a lower grade “Vein” and higher grade “Main” sub-domain. The resulting mineralization domains were used to back-tag assay and composite intervals and provide reasonable volume constraints (Figure 11-3).

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Figure 11-3 : Isometric View of the Mineralization Domains comprising the Isabella Pearl Deposit

11.6	Compositing

The average length of assays intervals within the defined mineralization domains is 1.531 m (5.02 ft), with a mode of 1.524 m (5.00 ft) and a median length of 1.524 m (5.00 ft). 99% of the constrained assays are 1.524 m (5.00 ft) in length (Figure 11-4). Assays were therefore composited to 1.524 m (5.00 ft) within the defined domains. Residual composite lengths less than 0.762 m (2.50 ft) were merged with the adjacent interval. A small number of missing intervals were treated as nulls.

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Figure 11-4 : Histogram of Constrained Assay Sample Lengths

11.7	Exploratory Data Analysis

Summary statistics were calculated for the composite sample populations (Table 11-4). The Civit Cat North and Isabella sample populations demonstrate similar gold distributions as compared to the higher-grade Pearl mineralization. The highest average silver grade also occurs in the Pearl domain with very low average silver grades in the other domains (Figure 11-5).

Table 11-4 Constrained Composite Statistics

Au g/t	Civit Cat	Crimson	Isabella	Pearl Main	Pearl Veins	Scarlet South	Silica Knob
Average	0.69	1.09	0.50	3.97	1.15	0.68	0.59
Std Dev	0.69	0.81	0.66	6.70	2.54	0.77	0.38
CoV	1.00	0.74	1.32	1.69	2.20	1.14	0.65
Minimum	0.0001	0.0720	0.0001	0.0001	0.0001	0.007	0.015
Maximum	5.78	5.05	9.00	59.07	29.25	7.65	2.03
Count	236	252	1487	855	416	183	148
Ag g/t	Civit Cat	Crimson	Isabella	Pearl Main	Pearl Veins	Scarlet South	Silica Knob
Average	9	10	2	44	7	3	3
Std Dev	17	10	11	96	15	5	3
CoV	2	1	6	2	2	2	1
Minimum	0.0001	0.881	0.0001	0.0001	0.0001	0.0001	0.123
Maximum	148	126	411	1214	130	51	16
Count	236	252	1487	855	416	183	148

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Figure 11-5 : Log-Probability Plots of Au and Ag Composites

The gold sample distributions for RC and DDH composites were also examined for evidence of bias in the Isabella and Pearl mineralization domains. The results suggest that RC drilling is in general slightly undervalued compared to the DDH (DH) drilling at Pearl (Figure 11-6), which may be due in part to the observed clustering of DDH drilling in the vicinity of the high-grade portion of the Pearl domain.

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Figure 11-6 : RC vs. DDH Drilling Results

A single true twin is available for grade comparison and analysis: IC-145 (a vertical RC drill hole) and IP-DD-002 (a vertical DDH). The separation between collars is 5.97 m (19.58 ft). Both drill holes penetrate the center of the Pearl domain.

Visual comparison of the composite grades between the two drill holes suggests the presence of localized downhole contamination below the oxide base, with elevated grades observed in the RC drill hole compared to the DDH drill hole (Figure 11-7). Potential contamination in RC drill holes appears to be limited to beneath the oxide base; to accommodate for a potential bias during estimation more restrictive estimation constraints were imposed on the Pearl model.

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Figure 11-7 : Twin Hole Au Assay Grade Comparison

11.8	Treatment of Extreme Values

The potential influence of extreme values during estimation was evaluated by grade capping analysis on the tagged and composited grade intervals in order. The presence of high-grade outliers was identified by disintegration analysis of the upper tails and examination of histograms and log-probability plots (Figure 11-8). Composite grades were reduced to the selected threshold prior to estimation. The Pearl capping threshold was then iteratively refined to minimize the relative difference between the resulting average Nearest Neighbor model and block grade estimates (Table 11-5). For the Pearl Veins, an additional range restriction of 60 m (197 ft) was placed on composites equal to or greater than 50% of the capping threshold.

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Figure 11-8 : Log-Probability Plots of Composite Capping Thresholds

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Table 11-5 Capping Thresholds

Gold	Civit Cat	Crimson	Isabella	Pearl Main	Pearl Veins	Scarlet S	Silica Knob
Cap	4.00	3.00	NA	50.00	10.00	2.00	2.00
Minimum	0.0001	0.072	0.0001	0.0001	0.0001	0.007	0.015
Maximum	5.78	5.05	9.00	59.07	29.25	7.65	2.03
Count	236	252	1487	855	416	183	148
Number Capped	2.00	9.00	0.00	4.00	5.00	6.00	1.00
Uncapped Mean	0.69	1.09	0.50	3.97	1.15	0.68	0.59
Capped Mean	0.68	1.07	0.50	3.93	1.04	0.62	0.59
Mean Above Cap	5.22	3.58	NA	57.23	19.77	3.84	2.03
Percent Change	-2%	-2%	0%	-1%	-10%	-9%	0%
Silver	Civit Cat	Crimson	Isabella	Pearl Main	Pearl Veins	Scarlet S	Silica Knob
Cap	100	100	100	250	100	NA	NA
Minimum	0.0001	0.881	0.0001	0.0001	0.0001	0.0001	0.123
Maximum	148	126	411	1214	130	51	16
Count	236	252	1487	855	416	183	148
Number Capped	2	1	1	24	2	0	0
Uncapped Mean	9	10	2	44	7	3	3
Capped Mean	9	10	2	39	7	3	3
Mean Above Cap	131	126	411	442	128	NA	NA
Percent Change	-3%	-1%	-11%	-12%	-2%	0%	0%

11.9	Continuity Analysis

Continuity analysis was carried out on normal-score transformed variograms using composited grade intervals (Table 11-6). Only poorly defined experimental semi-variograms could be developed, but the variograms do provide information relevant to the definition of search ranges, anisotropy, and classification (Figure 11-9).

Table 11-6 Experimental Semi-Variograms and Modeled Rotations

Pearl Main	90 > 0	0 > 249	0 > 150
C0	0.05	0.05	0.05
C1	0.38	0.38	0.38
C2	0.57	0.57	0.57
R2	7	48	2
R3	54	85	21

Pearl Veins	-60 > 55	0 > 325	30 > 55
C0	0.12	0.12	0.12
C1	0.58	0.58	0.58
C2	0.3	0.3	0.3
R2	53	115	10
R3	73	124	20

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Figure 11-9 : Experimental Semi-Variogams

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11.10Block Model

A rotated block model was established across the mine with the block model limits selected to cover the extent of the mineral resources and accommodate a potential pit shell (Table 11-7). A parent block size of 5.0 m x 5.0 m x 6.0 m (16.4 ft x 16.4 ft x 19.7 ft) was selected as representative of the pit shell configuration and selective mining unit.

Table 11-7 Block Model Setup

	Origin	Offset	Block Size	Sub-Cell
X	396,325.914	1760	5	0.5
Y	4,273,503.559	850	5	0.5
Z	1,400.000	462	6	0.5
Rotation		125 degrees

The block model contains variables for Au and Ag grade estimation, bulk density, classification, drill hole spacing and oxidation state. The modeled oxide floor was used to code blocks as either oxide or sulfide.

11.11Estimation and Classification

Inverse Distance Cubed (“ID3”) and Nearest Neighbor (“NN”) estimates were carried out using capped composites. A minimum of three and a maximum of twelve composites were used for estimation, within a search ellipsoid oriented parallel with each defined structure and extending 120 m (394 ft) x 120 m (394 ft) x 30 m (98 ft). The major and semi-major axes approximate the average strike and dip directions of the mineralization in each of the estimation areas. Based on preliminary mining results and analysis of blasthole grades, the orientation of the Isabella search ellipse was adjusted to impart a slight anisotropy with the principal axis oriented 040 degrees. Both gold and silver were modeled and estimated.

In order to provide a whole-block estimate suitable for open pit mine planning and reserve reporting, the block model was regularized after estimation to a 5.0 m (16.4 ft) x 5.0 m (16.4 ft) x 6.0 m (19.7 ft) whole block estimate by volume inclusion percent and diluted at zero grade. Blocks that intercepted the modeled colluvium were assigned a zero grade.

Classification parameters were derived from the original MDA criteria (Prenn & Gustin, 2013). The most relevant factors used in the classification process were:

●	Drill hole spacing density
●	Level of confidence in the geological interpretation
●	Observed continuity of mineralization
●	Direct proximity to a drill hole

Parent blocks were classified algorithmically by drill hole spacing geometry as follows:

●	A block within 15.0 m (49.0 ft) of a 2008 series DDH drill hole, or the IP-DD-002 DDH drill hole, was classified as a Measured mineral resource. Only blocks within the modeled Pearl domain were classified as Measured mineral resources.

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●	A block was classified as an Indicated mineral resource if five or more composites from at least two drill holes were used for estimation and the nearest composite was within 25.0 m (82.0 ft).
●	All other estimated blocks are classified as Inferred.

An example of a typical cross section showing the drill hole data and modeled mineral-domain envelopes in the most strongly mineralized portions of the Isabella, Pearl and Civit Cat deposits is in Figure 11-10.

WLMC is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other issues that could materially affect the estimation of mineral resources at Isabella Pearl.

Figure 11-10 : Typical Cross-Section Looking NW Showing Gold Grades (g/t) and Classification

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11.12Mineral Resource Estimate

WLMC models and estimates mineral resources prior to establishing mineral reserves. Mineral resources at Isabella Pearl are further defined by WLMC as mineral resources within a constraining pit shell and above a defined cut-off value. Mineral resources reported herein has been constrained within a Lerchs-Grossman optimized pit shell and is reported at a cut-off grade of 0.33 g/t Au (0.01 opst), derived from the unit costs and recoveries discussed in Section 12.6.2. The gold price is based on the average consensus forecast for 2022 through 2024 (CIBC, 2021). Other costs are based on actual Isabella Pearl production costs. The mining method is by open pit extraction and all Measured and Indicated mineral resources within the design pit shell and above cut-off have been converted to mineral reserves.

Measured and Indicated mineral resources reported for Isabella Pearl contain 598 thousand tonnes (659.2 thousand short tons) of material at an average gold grade of 2.12 g/t Au (0.062 opst) and 26 g/t Ag (0.8 opst) (Table 11-8). Inferred mineral resources reported for Isabella Pearl contain 288.2 thousand tonnes (317.7 thousand short tons) of material at an average gold grade of 1.55 g/t Au (0.045 opst) and 17 g/t Ag (0.5 opst).

Mineral resources are reported exclusive of mineral reserves. Oxide mineral resources, and only sulfide mineralization within the Pearl pit pushback, are reported as mineral resources.

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Table 11-8 Mineral Resource Inventory for the Isabella Pearl Deposit, December 31, 2021

Class	Cut-off Au (g/t)	Phase	Tonnes	Short Tons	Au (g/t)	Au (opst)	Ag (g/t)	Ag (opst)	Au (oz)	Ag (oz)
Measured	0.33	Pushback Oxide	89,000	98,100	2.38	0.069	55	1.6	6,800	157,600
Measured	2.00	Pushback Sulfide	110,600	121,900	4.98	0.145	51	1.5	17,700	180,100
Total Measured	---	---	199,600	220,000	3.82	0.111	53	1.5	24,500	337,700

Indicated	0.33	Pushback Oxide	14,800	16,300	2.32	0.068	45	1.3	1,100	21,200
Indicated	2.00	Pushback Sulfide	40,800	45,000	3.79	0.111	48	1.4	5,000	62,700
Indicated	0.33	Scarlet S	46,900	51,700	0.70	0.020	5	0.2	1,100	7,800
Indicated	0.33	Silica Knob	80,600	88,900	0.56	0.016	3	0.1	1,400	8,200
Indicated	0.33	Crimson	215,200	237,200	1.12	0.033	9	0.2	7,700	59,000
Total Indicated	---	---	398,400	439,200	1.27	0.037	12	0.4	16,300	158,900
Mea + Ind	---	---	598,000	659,200	2.12	0.062	26	0.8	40,800	496,600

Inferred	0.33	Pushback Oxide	10,300	11,400	2.41	0.070	38	1.1	800	12,500
Inferred	2.00	Pushback Sulfide	28,800	31,800	3.77	0.110	56	1.6	3,500	51,600
Inferred	0.33	Civit Cat	66,100	72,900	0.58	0.017	5	0.1	1,200	10,200
Inferred	0.33	Pearl	92,500	102,000	2.18	0.064	19	0.6	6,500	57,800
Inferred	0.33	Scarlet S	900	1,000	0.51	0.015	3	0.1	-	100
Inferred	0.33	Silica Knob	6,700	7,400	0.44	0.013	3	0.1	100	600
Inferred	0.33	Crimson	82,800	91,300	0.83	0.024	8	0.2	2,200	21,600
Total Inf	---	---	288,200	317,700	1.55	0.045	17	0.5	14,400	154,400

Notes:

1.	Reported at a cut-off of 0.33 Au g/t (0.01 Au opst) for oxide mineral resources and 2.00 Au g/t (0.058 opst) for sulfide mineral resources.
2.	Whole block diluted estimates reported within an optimized pit shell.
3.	Mineral resources do not have demonstrated economic viability.
4.	Totals may not sum exactly due to rounding.
5.	Mineral resources reported are exclusive of reserves.

11.13Risk Factors

Relevant factors which may affect the estimation of mineral resources include changes to the geological, geotechnical and geometallurgical models, infill drilling to convert material to a higher classification, drilling to test for extensions to known mineral resources, collection of additional bulk density data and significant changes to commodity prices. It should be noted that these and other factors pose potential risks and opportunities, of greater or lesser degree, to the estimate as the model is based on currently available data. Risks associated with key estimation parameters are tabulated in Table 11-9.

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Table 11-9 : Estimation Risk Factors

Category	Description	Risk	Potential for Adverse Impact
Database	Database Integrity	Assay database is compiled from historical data.	Very Low
Drilling	Technique	6 AT drill holes included in estimate.	Low
Drilling	Technique	Infill drilling and mining have confirmed the model.	Low
Drilling	Contamination	Infill drilling and mining have confirmed the model.	Low
Drilling	Logging	Infill drilling and mining have confirmed the model.	Low
Drilling	Recovery	RQD results show a wide range of recoveries. Blast hole and infill grades confirm model.	Low
Drilling	Data Density	Drill hole spacing is ~ 19 m.	Low
Drilling	Survey	Only 10% of drill holes have downhole surveys.	Low
Geology	Geological Interpretation	Based on drill holes and field mapping.	Low
Geology	Oxide Base	WLMC has completed targeted drilling to determine the base of the oxide zone	Low
Geology	Oxide Zone	CN leach assays have quantified the impact of transitional material.	Low
Model	Estimation	ID3 is used for estimation.	Very Low
Model	Bulk Density	Significant voids may reduce recoverable tonnage. Mining of deeper orebody reduces risk.	Low
Model	Grade Continuity	Infill drilling and mining have confirmed the model.	Low
Model	Economics	Reasonable cutoff grades have been applied.	Low
Sampling	Predominantly 1.52m (5ft) samples	Sample size is based on RC drilling intervals.	Very Low
Sampling	Quality of assay data	WLMC has relied on MDA for quality assessment of historical data.	Low

11.14Model to Production Reconciliation

Gustavson reviewed the reconciliation data for the period November 2019 to December 2021. Gustavson noted local fluctuations where production from specific areas of the deposit was small and where

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contributions to, or from, the low-grade stockpile occurred, but the overall production weighted reconciliations are considered reasonable. The overall weighted reconciliation for the Isabella area the is 103%, Pearl 117% and combined 108%. In other words, the production exceeded the model’s metal prediction by 3%, 17% and 8% respectively.

11.15Opinion on Adequacy

Gustavson considers that the WLMC 2021 mineral resource estimate meets industry standards. The reconciliation performance shows that in general the model is correctly predicting the metal production, and Gustavson considers that the sampling and estimation methodology permit the estimation of Measured and Indicated mineral resource estimates, and that sufficient technical information is available to convert mineral resources to Proven and Probable mineral reserves.

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12	Mineral Reserve Estimate
12.1	Introduction

The mineral reserve estimates presented herein were prepared according to the guidelines of Regulation S-K part 1300. The reserve estimate is based on technical data and information available as of December 31, 2021.

12.2	Mineral Reserve Definitions

A mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

12.2.1	Probable Mineral Reserve

A Probable mineral reserve is the economically mineable part of an Indicated and, in some circumstances, Measured mineral resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out and include considerations of and modifications by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social, and governmental factors. These assessments demonstrate at the time of reporting that extraction is reasonably justified. A Probable mineral reserve has a lower level of confidence than a Proven mineral reserve.

12.2.2	Proven Mineral Resource

A Proven mineral reserve is the economically mineable part of a Measured mineral resource. It includes diluting materials and allowances for losses which may occur when the material is mined. Appropriate assessments, which may include feasibility studies, have been carried out and include consideration of and modification by realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social, and governmental factors. These assessments demonstrate at the time of reporting that extraction is reasonably justified.

Proven mineral reserve is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

12.3	Previous Mineral Reserve Estimate

A previous estimate of Proven and Probable mineral reserves was released by WLMC with an effective date of December 31, 2020 (Table 12-1); previous mineral reserves were based on a gold price of $1,477/oz Au. Mineral reserves stated in the table below are contained within and engineered pit design following the $1,477/oz Au sales price Lerchs-Grossman pit.

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Table 12-1 : Mineral Reserve Statement Isabella Pearl Mine, Mineral County, Nevada, as of December 31, 2020

Class	Tonnes	Short Tons	Au g/t	Au opst	Ag g/t	Ag opst	Au Oz	Ag Oz
Isabella Pearl Mine
Proven Mineral Reserves	684,500	754,500	5.77	0.168	39	1.2	126,900	867,200
Probable Mineral Reserves	595,600	656,600	1.71	0.050	10	0.3	32,700	187,800
Proven & Probable Total	1,280,100	1,411,100	3.88	0.113	26	0.8	159,600	1,055,000
Low Grade Stockpile	582,600	642,200	0.51	0.015	3	0.1	9,600	50,700
Isabella Pearl Mine Total	1,862,700	2,053,300	2.83	0.082	18	0.5	169,200	1,105,700

Notes:

1.	Metal prices used for P&P reserves were $1,477 per ounce of gold and $17.47 per ounce of silver. These prices reflect the three-year trailing average prices for gold and silver
2.	The quantities of material within the designed pits were calculated using a cut-off grade of 0.38 Au g/t.
3.	Mining, processing, energy, administrative and smelting/refining costs were based on 2020 actual costs for the Isabella Pearl mine.
4.	Metallurgical gold recovery assumptions used were 81% for all ore which is currently being crushed. These recoveries reflect predicted average recoveries from metallurgical test programs.
5.	P&P reserves are diluted and factored for expected mining recovery.
6.	Figures in tables are rounded to reflect estimate precision and small differences generated by rounding are not material to estimates
7.	100% of the pit constrained Measured & Indicated mineral resources were converted to reserves.
12.4	Mineral Reserve Estimation

The conversion of mineral resources to mineral reserves is based on modifying factors applied to Lerchs-Grossmann (LG) pit optimization, detailed pit design, scheduling and associated modifying parameters. Detailed access, haulage, and operational cost criteria were applied in this process for each deposit (Isabella, Pearl, Civit Cat North, and Scarlet South). The mine was built in metric units and all metal grades are g/t.

The orientation, proximity to the topographic surface, and geological controls of the Isabella Pearl mineralization support mining of the mineral reserves with open pit mining techniques. To calculate the mineable reserve, pits were designed following an optimized LG pit based on a $1,738 oz Au sales price. This price was chosen to create the primary guide surface based on a price sensitivity and subsequent profitability study that showed that the $1,738 pit maximized profitability while reducing capital requirements. The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 g/t Au which is based on the consensus 2022-2024 average price of $1,738/oz for gold (CIBC, 2021) observed at the time of this mineral reserve reporting.

12.5	Mineral Reserve Estimates

The Isabella Pearl mine open pit mineral reserve statement with an effective date of December 31, 2021, is presented in Table 12-2, and by deposit, in Table 12-3.

The Proven and Probable mineral reserves reported for Isabella Pearl contain 1.36 million tonnes (1.50 million short tons) at an average gold grade of 2.78 g/t Au (0.081 opst) and 24 g/t Ag (0.7 opst) (Table 12-2). The mine mineral reserves are based on a gold price of $1,738/oz Au. Mineral reserves stated in

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the table below are contained within and engineered pit design following the $1,738/oz Au sales price Lerchs-Grossman pit. The high-grade and low-grade stockpiles of ore mined but not processed are included in the inventory of 2021 mineral reserves.

Table 12-2 : Mineral Reserve Estimates for the Isabella Pearl Deposit, Mineral County, Nevada, as of December 31, 2021

Class	Tonnes	Short Tons	Au g/t	Au opst	Ag g/t	Ag opst	Au Oz	Ag Oz
Proven Mineral Reserves	483,300	532,800	5.26	0.154	47	1.4	81,800	733,100
Probable Mineral Reserves	425,500	469,000	2.04	0.06	16	0.5	27,900	221,000
	908,800	1,001,800	3.75	0.11	33	1	109,700	954,100
High Grade Stockpile	14,000	15,400	10.09	0.295	88	2.6	4,500	39,600
Low Grade Stockpile	435,000	479,500	0.53	0.015	5	0.1	7,300	63,900
Isabella Pearl Mine Total	1,357,800	1,496,700	2.78	0.081	24	0.7	121,500	1,057,600

Table 12-3 : Mineral Reserves by Deposit for the Isabella Pearl Mine as of December 31, 2021

Class	Deposit	Tonnes	Short Tons	Au g/t	Au opst	Ag g/t	Ag opst	Au Oz	Ag Oz
PROVEN	Civit Cat
	Pearl Ph2	483,300	532,800	5.26	0.154	47	1.4	81,800	733,100
	TOTAL	483,300	532,800	5.26	0.154	47	1.4	81,800	733,100
PROBABLE	Civit Cat	140,200	154,500	0.67	0.019	5	0.2	3,000	24,100
	Pearl Ph2	285,300	314,500	2.71	0.079	21	0.6	24,900	196,900
	TOTAL	425,500	469,000	2.04	0.060	16	0.5	27,900	221,000
PROVEN AND PROBABLE	Civit Cat	140,200	154,500	0.67	0.019	5	0.2	3,000	24,100
	Pearl Ph2	768,600	847,200	4.32	0.126	5	38	106,700	930,000
	TOTAL	908,800	1,001,800	3.75	0.110	33	1.0	109,700	954,100
Hi-Grade Stockpile		14,000	15,400	10.09	0.295	88	2.6	4,500	39,600
Lo-Grade Stockpile		435,000	479,500	0.53	0.015	5	0.1	7,300	63,900
GRAND TOTAL		1,357,800	1,496,700	2.78	0.081	24	0.7	121,500	1,057,600

Notes:

1.	Metal prices used for P&P reserves were $1,738 per ounce of gold and $23.22 per ounce of silver. These prices reflect the consensus 2022-2024 average prices for gold and silver (CIBC, 2021).
2.	The quantities of material within the designed pits were calculated using a cut-off grade of 0.33 Au g/t.
3.	Mining, processing, energy, administrative and smelting/refining costs were based on 2021 actual costs for the Isabella Pearl mine.
4.	Metallurgical gold recovery assumptions used were 81% for all ore which is currently being crushed. These recoveries reflect predicted average recoveries from metallurgical test programs.
5.	P&P reserves are diluted and factored for expected mining recovery.
6.	Figures in tables are rounded to reflect estimate precision and small differences generated by rounding are not material to estimates.

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12.6	Conversion of Mineral Resources to Mineral Reserve
12.6.1	Dilution

The block model created and used for the estimation of reserves explicitly models dilution. The minimum mining unit is a 5m x 5m x 6m (vertical) block and the Au grade of economically mineralized zones is diluted accordingly to the amount of uneconomic material present within each block, as defined during the reblocking procedure.

In order to provide a whole-block estimate suitable for open pit mine planning and reserve reporting, the block model was regularized after estimation to a Selective Mining Unit (SMU) size of 5.0 m (16.4 ft) x 5.0 m (16.4 ft) x 6.0 m (19.7 ft) whole block grade by volume inclusion percent and diluted at zero grade. The regularization process calculates the average grade weighted by the volume of the sub-blocks or portions of sub-blocks falling within the SMU. If the total volume inclusion is less than 100% then the grade of the SMU block is diluted with zero grade for the remaining portion.

12.6.2	Cut-off Grade

For this reserve report, the gold cut-off grade for the deposit is estimated at 0.33 g/t Au based on 2021 actual costs and historical data. This is the cut-off grade that was applied to Measured and Indicated resources for conversion to Proven and Probable reserves. The internal or marginal gold cut-off grade estimated for high-grade crushed ore is currently less than the 0.33 g/t Au cut-off for low-grade (Table 12-4). In this case, all material should be crushed. Operationally, the previously defined cut-over grade of 0.61 g/t Au is being maintained to prioritize high-grade ore going on to the heap leach pad. Ore that is between a gold grade of 0.33 g/t and 0.61 g/t Au is being sent to the low-grade stockpile for future processing or blending with high-grade material.

Table 12-4 shows the marginal cut-off grade assumptions used for the mineral reserve estimate.

Table 12-4 : Isabella Pearl Marginal Cut-off Grade Assumptions

Gold Price:	$/Oz	$1,738	$/gram	$55.8
Charges	%	0.075
Royalty	%	3.000
Selling Cost	$/Oz	$53.4	$/gram	$1.72
	Unit	WASTE	LOW GRADE	HIGH GRADE
Mining Cost:	$/tonne	$0.23
Rehandling Cost:	$/tonne		$1.00	$1.00
Mining Labor	$/tonne
Crushing	$/tonne			$2.71
Crush ore placement	$/tonne
Processing Cost:	$/tonne		$6.80	6.80
Energy	$/tonne		$0.78	0.78
G&A Cost	$/tonne		$3.99	3.99
Rehabilitation Cost	$/tonne	$0.70
Processing Recovery			60.0%	81.0%
Calculations
"Processing Cost"	$/tonne		$11.64	$14.36
Marginal Cut-off	gram/tonne		0.358	0.327

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In summary, ore, low grade, and waste are currently being classified as follows:

Waste: 0.00 – 0.33 g/t

Low-Grade: 0.33 – 0.61 g/t

High-Grade: > 0.61 g/t

12.7	Relevant Factors

The QP’s are not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other issues that could materially affect the mineral reserves stated here.

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13	Mining Methods
13.1	Mining Methods Summary

The Isabella Pearl mine design consists of one main pit and several smaller sub-pits accessing the Isabella, Pearl and Civit Cat North deposits. Open pit mining is conducted by conventional diesel-powered equipment, utilizing a combination of blasthole drills, wheel loaders, and 91-tonne (100-short ton) trucks to define, and handle ore and waste. Support equipment includes graders, track dozers, and water trucks. Higher-grade ore (>0.61 g/t Au) is hauled to the crushing area and crushed before being placed on the leach pad. Low-grade ore between 0.33 and 0.61 g/t Au is hauled directly to the low-grade stockpile. Waste rock is stored in the waste rock facility located near the pit to reduce haulage costs.

The final pit was designed using 6 m (20 ft) benches with a bench face angle of 68°, and an inter-ramp slope of 49.7° between a triple bench-catch of 8 m (26 ft). Haul roads were designed to 14 m (46 ft) widths for one-way traffic and 24 m (79 ft) widths for two-way traffic. These widths included an external safety berm in compliance with Mine Safety and Health Administration (MSHA) regulations. The final location of the ramps was optimized to reduce the overall waste stripping in areas where the pit slope was required to be less than 50°.

Low-grade ROM ore was initially placed on the heap leach pad with only lime addition on pad areas protected by a minimum of four feet of cover over the leach pad liner and collector piping system. Currently, high-grade ore is hauled to the crusher pad stockpile to then fed to the crusher by a front-end loader, then delivered to the heap by a stacker conveyor system. Low-grade ore is currently being stored in the low-grade stockpile for either future crushing.

The mine pits will generate an estimated total of 3.66 million tonnes (4.1 million short tons) of waste rock. The dump face is at the estimated 40° angle of repose of the material. The Pearl dump is being built from the south toe upward, with the outer slopes concurrently graded to 3(Horizontal):1(Vertical). The outer faces of the graded waste are being contoured, compacted, overlain with growth medium and re-vegetated when it is practical. Contouring and re-vegetation of the top of the dump will occur during post-production reclamation.

Isabella Pearl mining operations are being conducted by a contractor. Isabella Pearl production is scheduled to mine up to 500,000 tonnes (551,000 short tons) of material (ore and waste) per month. The current plan targets WLMC to process an approximate average of 55,000 tonnes (60,600 short tons) of ore per month over the LOM. Major mining equipment currently includes one Caterpillar D8 dozer, one Caterpillar D9 dozer, two Caterpillar 14M motor graders, two 769 Caterpillar water trucks, two lube trucks and two mechanic’s trucks.

The mine is currently in operation 12 hours per day, 7 days per week (12/7). During production, mining operations require two crews operating on twelve-hour rotating shifts.

During mining operations, blasthole samples are collected and assayed to provide control for ore and waste segregation. The resulting information is used to assign a material type to the blocks representing

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the active benches. Each block is assigned a destination code based on classification of the material (high-grade ore, low-grade ore, and waste). Following assay and ore/waste designation, visual identification of waste is made by the site geologist and compared to the mine block model. The tonnage of this material is tracked by WLMC geologists and the mine production reporting system.

13.2	Geotechnical Data, Testing and Analysis
13.2.1	Pit Slope Geotechnical Evaluation

Geotechnical studies completed for the estimation of stable pit-slope angles centered on the Pearl Ore Deposit sub-pit.  Table 13-1 presents the targeted pit slopes for the mine. These are overall slope angles (pit crest to floor) which are estimated to be stable against mass (deep) circular failure. The applicable quadrants are illustrated on Figure 13-1

Table 13-1 Maximum Recommended Pit Slope Angles

*Based on Bishop Modified Method

Figure 13-1 Pit Slope Quadrants

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13.2.2	South Highwall Geotechnical Assessment

In 2021, WLMC retained Tierra Group International Ltd. (Tierra) to conduct geotechnical assessments with an emphasis in the south highwall of the planned Phase II expansion of the Pearl pit at the Isabella Pearl mine. The south highwall will encroach and undercut the Pearl South Fault Zone Figure 13-2. A limited geotechnical drilling program was undertaken by WLMC in 2021 to provide rock mass characterization information that could be used for slope stability analysis.

Inspection of the Phase II Pit design resulted in the identification of a critical cross-section in the south highwall due to its adverse configuration with respect to the Pearl South Fault Zone and orientation of the WNW-striking shear fabric.

Figure 13-2 View looking South in the Pearl Pit showing continuous, moderately to shallowly-dipping shears of the Pearl Fault

Geotechnical information consists in the pit mapping structural database and the geotechnical core logging and core orientation conducted on 3-boreholes totaling 191 m (627 ft) undertaken by WLMC in January 2021 (Table 13-2).

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Table 13-2 Location and Design of the 2021 Geotechnical Drilling Program

Hole ID	Easting (m)	Northing (m)	Elevation (m)	Total Depth (m)	Azimuth (°)	Inclination (°)
GTDD-01	397,634.2	4,272,727	1711.4	51.5	225	-70
GTDD-02	397,506.1	4,272,814	1686.1	71.2	218	-71
GTDD-03	397,542.5	4,272,779	1687.4	68.3	230	-70
Total				191.0

Note - Metric system used, WGS84; - Reported azimuth and inclination based on downhole deviation surveys

Geotechnical core logging data was used to develop the following:

●	Rock mass ratings (RMR).
●	Kinematic analyses to estimate the cumulative frequency of structural controls over wedges and planar failures for benches in the hanging wall (including north and east highwalls) and footwall (including south and west highwalls) of the Pearl Fault were also undertaken.
●	Two-dimensional, limit equilibrium slope stability analysis to estimate factors of safety were completed.

Tierra determined that Phase I of the Pearl Pit has performed outstandingly reaching heights of about 100 m (328 ft) and overall angles of 40° to 45°. Highwalls are formed by a sequence of stronger intrusive and weaker tuff units and benches generally comply with the design with exceptions in the stronger, structurally controlled units.

Kinematic and slope stability analyses were undertaken by Tierra to verify structural and rock mass instability mechanisms. Reconciliation between the kinematic analyses and observed bench performance would indicate that in general, discontinuities exhibit high strength.

Preliminary 2D limit equilibrium slope stability analysis suggests that as the south highwall of Phase I and Phase II Pits encroach the Pearl South Fault Zone instability mechanisms may be triggered as indicated by the calculated Factors of Safety (FOS) shown in Table 13-3. In relative terms, the FOS are lowered as the Phase I Pit deepens and in Phase II where the Pearl South Fault Zone is undercut.

Table 13-3 Summary of FOS

Material	Scenario 1: Phase I to 1630m	Scenario 2: Phase I to 1618m	Scenario 3: Phase II to 1572m
Case 1: All isotropic	1.24	1.05	1.09
Case 2: HW and FW isotropic; PSFZ anisotropic	1.30	1.08	1.17
Case 2: PSFZ and FW isotropic; HW anisotropic	1.05	---	0.99

13.2.3	Recommendations

The following are recommendation for consideration at Isabella Pearl:

●	Implement a Short-Term Monitoring Program to the south highwall.

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●	Reconcile core orientation results from GTDD-01 to 03 that show discrepancies with pit mapping structural data. This information is relevant to quantify rock anisotropy at depth.
●	Develop a pit mapping program that captures the limits between intrusive bodies and tuff and the relevant RMR parameters and develop lithological models. This is relevant to planning drill and blast patterns.
●	Investigate the absence of the SW-striking set in the Pearl Fault footwall that are observed in its hanging wall. This is relevant to characterize structural controls that could involve both the WNW and SW-striking rock anisotropy.
●	Investigate further the steeper (67°) and flatter (41°) shear sets mapped in Phase I Pit. This is relevant as they could result in complex wedges mechanisms.
●	Implement 3D analysis to verify stability conditions.
●	Update the site’s Ground Control Monitoring Plan to incorporate monitoring and data collection considerations.

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13.3	Hydrogeology

A hydrogeological study was conducted by Aqua Hydrogeologic Consulting, LLC (Aqua) to determine regional hydrogeologic conditions underlying the Isabella Pearl mine area (Aqua, 2012, 2016). Groundwater movement within the mine area and surrounding area is dominated by the Walker Lane fault system. The faults within this system are primarily northwest-southeast trending faults. Water movement through the tuffs and underlying granitic rocks is through fractures associated with the fault system. The overall groundwater gradient is towards the south and southwest direction.

WLMC acquired the property in 2016 and drilled a production water well downgradient of the mine area in the historical Santa Fe corridor. WLMC drilled another production water well in the same corridor shortly after production commenced in early 2019.

13.3.1	Groundwater

Monitoring well drilling programs were conducted by the previous operator (TXAU) in the mine area resulting in 5 monitoring wells being active at the commencement of operations in 2018. All monitoring wells comply with Nevada Department of Environmental Protection (NDEP) requirements. Because of fractured geology (compartmentalization) in the Isabella Pearl mine area, depth to groundwater varies. Within this area, the depth to groundwater varies from an elevation of 1,680 m (5,512 ft) approximately 305 m (1,000 ft) northwest of the main Isabella Pearl mine pit at IPMW- 2, to 1,565 m (5,134 ft) in the center of the proposed pit at PW-12-33  The locations of the monitoring wells IPMW-1, IPMW- 2, PW-12-33, PW-12-34 and 1973 Well are shown on Figure 13-3.

Aqua conducted a monitoring program to determine the depths to groundwater in the monitoring wells drilled in the vicinity of the proposed Isabella Pearl mine pit (Aqua, 2012). In 2012, three wells were drilled to the depth of 1,543.5 m (5,064 ft) (masl), 34.8 m (100 ft) below the lowest portion of the proposed mine pit bottom. A monitoring program was then initiated consisting of monthly water level readings and quarterly water chemistry analyses to characterize groundwater levels and flow patterns and to acquire baseline groundwater chemistry data.

Based on the monitoring well water level readings, groundwater was expected to not be encountered at the maximum depth of the proposed mine pit (1,574 m; 5,164 ft masl). The static groundwater level at monitoring well PW-12-33, which penetrates the deepest portion of the final Pearl Pit, was measured monthly from April through September 2012. After initial static water level stabilization in April, groundwater depths measured in May through September range from 1,564.5 m (5,133 ft) to 1,565.5 m (5,136 ft) masl.

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Figure 13-3 Water Monitoring Well Locations

Based on the groundwater level measurements, the deepest portion of the proposed mine pit would be 9.5 m (31.09 ft) to 8.5 m (27.96 ft) above the groundwater table and therefore, a pit lake would not develop during active mining operations or after final mine closure.

13.3.2	Temporary and Permanent Diversion Channels

Two sub-area watershed basins exist up-gradient of the Isabella Pearl mine and process facilities. The natural drainage path from the two watershed basins travels along the west and east sides of the process facilities. For further protection, drainage channels, berms, and ditches have been constructed on the east and west side of the facility to convey the existing drainage to its pre-development flow path.

13.4	Mine and Waste Rock Storage Design, Production Rates and Mine Life
13.4.1	Mine Design

The final pit was designed using 6 m (20 ft) benches, a bench face angle of 68° and an inter-ramp slope of 49.7° between a triple bench-catch of 8 m (26 ft). Haul roads were designed to 14 m (46 ft) widths for one-way traffic and 24 m (79 ft) widths for two-way traffic. These widths included an external berm.  The

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final location of the ramps was optimized to reduce the overall pit slopes in areas where the pit slope was required to be less than 50°. Table 13-4 provides the detailed parameters used for pit design.

Table 13-4 Designed Pit Parameters

13.4.1.1	Pit Design Results

Figure 13-4 shows the final pit for Isabella Pearl while Figure 13-5 and Figure 13-6 provide a plan and section view of the inner pits. Table 13-5 details the ore and waste tonnages, mineral reserves, reported here in more detail by pit.

Figure 13-4 Isabella Pearl – Final Pit Plan View

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Figure 13-5 Isabella Pearl Designed Pits - Plan View

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Figure 13-6 Isabella Pearl Designed Pits - Section View

Table 13-5 Initial Isabella Pearl Designed Pit Reserves

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13.5	Waste Rock Storage Design

The mine pits will generate an estimated total of 23 million tonnes (25 million short tons) of waste rock. Waste is being deposited at the location south of the final pit as shown on Figure 13-7.

Preproduction and 1st year waste rock were end-dumped on natural ground first from near the crest elevation of the Pearl pit, falling southward toward a natural swale.  The dump face is expected to advance at the estimated 40° angle of repose of the material.  Starting in year 2 of production, the Pearl dump was built from the south toe upward, with the outer slopes concurrently graded to 3(Horizontal):1(Vertical).  The outer faces of the graded waste will be contoured, compacted, overlain with growth medium and re-vegetated as soon as it is practical.  Contouring and re-vegetation of the top of the dump will occur during post-production reclamation.

Figure 13-7 Isabella Pearl Waste Rock Dump

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13.6	Haulage

Haulage requirements in this study were defined by WLMC.  Utilizing detailed haulage profiles and production schedule information, cycle times and then equipment requirements were determined. The design width of 2-way haulage roads is 24 m (79 ft), including safety berm base widths.  Roads have been designed in accordance with the Project Engineer’s recommendations.  Protective shoulder berms have been constructed in compliance with Mine Safety and Health Administration (MSHA) regulations. The waste rock dump location was selected to minimize disturbed acreage, haulage distance and the energy cost of construction.

Low-grade ROM ore was not crushed and was placed on the heap leach pad without preparation and only on pad areas protected by a minimum of four feet of cover over the leach pad liner and collector piping system.  Most of such material was placed in interior portions of the leach heap to minimize the difficulty of re-grading for reclamation.

Higher-grade oxidized ore is hauled to a crusher pad stockpile to then be fed to the crusher by a front-end loader.  Ore may be delivered to the heap by either haulage trucks or a conveyor system.

13.7	Mine Production Schedule

The production schedule was developed to mine up to 600,000 tonnes (661,400 short tonnes) of material per month from the four-phase pit over the remaining 4-year life. The Pearl zone is mined in two phases (Pearl Phase 1 & 2) to balance the high strip ratio of the upper benches and maintain and adequate cash flow balance. The mine production schedule is shown in

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Table 13-6.

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Table 13-6 Mine Production Schedule

Description	Units	2022	2023	2024	2025	TOTAL
Total Material Tonnes Mined (t)	t	3,950,000	438,241	-	-	4,388,241
Waste Tonnes Mined (t)	t	3,260,759	218,727	-	-	3,479,487
Ore Tonnes Mined (t)	t	689,241	219,514	-	-	908,754
High Grade Tonnes Mined	t	546,390	211,701	-	-	758,091
Low Grade Tonnes Mined	t	142,851	7,813	-	-	150,664
Ore Gold Grade Mined	g/t	3.43	4.77	-	-	3.75
High Grade Mined	g/t	4.21	4.92	-	-	4.41
Low Grade Mined	g/t	0.46	0.50	-	-	0.47
Gold Ounces Mined	oz.	76,030	33,636	-	-	109,666
High Grade Ounces Mined	oz.	73,900	33,509	-	-	107,409
Low Grade Ounces Mined	oz.	2,130	127	-	-	2,257
Ore Tonnes Crushed (t)	t	660,000	596,889	100,860	-	1,357,749
High Grade Tonnes Crushed	t	416,065	255,160	100,860	-	772,086
Low Grade Tonnes Crushed	t	243,935	341,729	-	-	585,664
Ore Gold Grade Crushed (g/t)	g/t	2.73	2.47	5.00	-	2.78
High Grade Crushed	g/t	4.04	5.09	5.00	-	4.51
Low Grade Crushed	g/t	0.51	0.51	-	-	0.51
Gold Ounces Crushed (oz.)	oz.	58,032	47,319	16,198	-	121,549
High Grade Ounces Crushed	oz.	53,997	41,754	16,198	-	111,950
Low Grade Ounces Crushed	oz.	4,035	5,565	-	-	9,600

13.8	Mining Operations

Mining Operations are conducted by a contractor. Current plans call for WLMC to mine and process an approximate average of 54,400 tonnes (60,000 short tons) of ore per month over a period of 48 months including approximately 4 months of pre-production development and construction and 3 months of residual leaching.  The mine is in operation 24 hours per day, 7 days per week (24/7) for the duration of the mine.

Ore is conventionally drilled and blasted in 6 m (20 ft) benches.  The ore is loaded with a 992 front-end loader into 91-tonne (100-short ton) capacity mine haulage trucks and hauled to the ore processing area or the waste rock dump facility

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13.8.1	Ore Control

During mining operations, blasthole samples are collected and assayed to provide control for ore and waste segregation. The resulting information is used to assign a material type to the blocks representing the active benches.  Each block is assigned a destination code based on classification of the material (ore, oxidized waste, or unoxidized waste).  Following assay and ore/waste designation, visual identification of unoxidized waste is made by site geologists and compared to the mine block model.  Waste blocks from the mine model that contain unoxidized waste are identified on the ore control maps and distinguished by ore control stakes in the pit.  The tonnage of this material is tracked by WLMC geologists and the mine production reporting system.

13.8.2	Shift Schedule

Table 13-7 shows how the approximate number of shifts and hours per shift vary over the Life-of-Mine (LOM).

Table 13-7 Approximate Production Shift Schedule

13.8.3	Manpower

During production, mining operations require three crews operating on ten to twelve-hour rotating shifts.  Mining crew manpower during the peak production years shall include a total of 42 equipment operators, 3 maintenance personnel and 7 salaried and 2 support personnel.

13.8.4	Blasthole Drilling

Blasthole drilling is done with track-mounted blasthole drills.  Blasthole drilling in and around the ore zones is being performed with a Caterpillar MD5150 top hammer drill.  It is assumed that the MD5150 shall continue drill all of the ore and an equivalent tonnage of waste material surrounding that ore with 14 cm (5.5 in) diameter holes in the Isabella Pearl mining area.  This additional waste is included in the estimate as the ore and waste boundaries are more difficult to define.  A second MD5150 shall be outfitted to drill a 14 cm (5.5 in) hole if needed.

Waste drilling with the MD5150 is planned with a 4.6 m (15 ft) 4.6 m (15 ft) pattern on the 6.1 m (20 ft) bench with 1.2 m (4 ft) of subdrilling.  The hole diameter is 14 cm (5.5 in).  Drilling is done with a 15 cm (6 in) downhole hammer on 14 cm (5.5 in) drill steel.

13.8.5	Blasting

A blasting contractor is responsible for loading the blastholes and initiating the blasts.  The hole loading sequence starts by lowering a 0.45 or 0.91 kg (one or two-pound) booster (depending on hole size) attached to a non-electric blasting cap down the hole.  The mine is dry and Ammonium Nitrate and Fuel Oil (ANFO) are used as the primary blasting agent. Bulk ammonium nitrate prills are delivered to an on-site storage silo.  A blasthole loading truck transports the prill to the shot pattern, mix the prill with fuel

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oil (diesel) and a measured amount of powder is loaded into each hole.  The remaining part of the hole is filled with drill cuttings or crushed rock (stemming) to control the blast energy and minimize fly rock.  Once the holes are loaded, the lead lines to the blasting caps are tied together with a series of downhole and surface delays to control the blast.

To minimize operational delays, blasting occurs during the lunch break or between shifts.

The powder factor (pounds of explosives per short ton of rock) is 0.45 for waste drilled with the MD5150.  When drilling the ore pattern, the MD5150 targets a 0.6 powder factor.  The higher powder factor in ore is to maximize the gold recovery by achieving better fragmentation. Target size for blasted ore to achieve planned recovery is 80% finer than 15 cm (6 in).

In addition to loading the blastholes and initiating the blast, the blasting contractor supplies prill silos, explosive magazines, an ANFO mixing and loading truck, and a skid steer loader to stem the holes.  The contractor also supplies inventory control for the blasting agents and supplies and be responsible for regulatory control of the blasting materials.  Cost for these services was included in the economic analysis.

13.8.6	Loading

The primary waste loading unit is a Caterpillar 992K front-end loader or equivalent.  The 992K is planned to be equipped with 16 yd3 bucket.  A front-end loader was selected due to its versatility to handle multiple faces within a short period of time.  The 992K is sized to load a 91-tonne (100-short ton) truck in five passes.

The primary ore loading unit is a Caterpillar 992K front-end loader with a 16 yd3 bucket.  This loader is sized to load a 91-tonne (100-short ton) truck in five passes.  Two Hitachi excavators (1200 and 850) serves as backup loader units or when ore is being mined concurrently from two areas.  Due to its reach, it may require taking the bench down in two passes.  A second 988K is used to feed the screen at the leach pad.  This loader could also serve as a backup for the mining fleet.

13.8.7	Hauling

Primary waste haulage is performed with Caterpillar 777, 91-tonne (100-short ton), haul trucks.  For the majority of the mine, five (5) 91 metric ton (100 ton) trucks are required.

Development waste, ore, and a portion of the waste surrounding the ore are hauled using Caterpillar 777 haul trucks.

The loading, hauling, dumping, delays and availability were calculated in Caterpillar’s Fleet Production and Cost Analysis (FPC) haulage toolkit.

13.8.8	Support Equipment

Major mining equipment is expected to include one Caterpillar D8 dozer, one Caterpillar D9 dozer, two Caterpillar 14M motor graders, two 769 Caterpillar water trucks, two lube trucks and two mechanic’s trucks.

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13.8.9	Ancillary Mining Operations
13.8.9.1	Site Preparation

Growth medium will be scalped from the site footprint, where growth medium occurs.  It will be bulldozed into stockpiles where it can be loaded and trucked to designated areas for use in reclamation.

13.8.9.2	Drainage Preparation

WLMC facility design includes a system of stormwater diversion ditches to divert runoff around the crushing and process areas and into natural drainages.  Stormwater diversion channels have been constructed to safely transport the peak flow from a 100-year/24-hour storm event.

The goal of the drainage and sediment control plan is to convey runoff from mine area and upstream undisturbed areas through the mine site in a manner that protects the site areas and prevents degradation of downstream water quality.  The drainage and sediment control plan has been designed to require no maintenance through re-establishment and stabilization of natural drainages.  All drainages crossed by haulage, exploration and vehicle access roads will be opened up during re-grading.  The resulting channels will be of the same capacity as up and down-stream reaches, will be made non-erosive by the use of surface stabilization techniques (rip-rap) where necessary, and ultimately revegetated.  Best Management Practices (BMPs) have been followed during construction and operation and shall continue during reclamation to minimize sedimentation from disturbed areas.

13.8.9.3	Site Reclamation

Reclamation of the major facilities on site shall be conducted using the mining fleet.  Some opportunity for concurrent reclamation may be possible if doing so does not interfere with operations.  Concurrent reclamation has been accounted for in the current production schedule.

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14	Processing and Recovery Methods
14.1	Process Description Summary

Metallurgical test work has validated that Isabella Pearl oxidized ores are amenable to gold and silver recovery by cyanidation. The most economically effective process has been identified as conventional heap leaching of crushed ore, and to a lesser extent ROM ore, followed by absorption/desorption recovery (ADR) and refining to produce doré bars. The estimated recovery of gold from all crushed ore is 81%. The estimated gold recovery of ROM ore previously placed on the heap leach is 60%.

The general layout consists of the heap leach pad area which covers about 114,000 m2 (1.5 million ft2) and provides containment for 3.1 million tonnes (3.4 million short tons) of ore. The leach pad is a modified valley fill with a double liner system. A berm ranging from 1 to 5 m (3.3 to 16.4 ft) has been constructed along the sides and downstream (south) edge of the pad. The ADR plant consists of five 2 m (7 ft) diameter vertical adsorption towers in series with a carbon screen on the barren discharge; a 2.7 tonne (3 short ton) carbon-stripping plant with a carbon conditioning and sizing screen; and barren and pregnant solution tanks. The ADR plant design flowrate is 88 liters per second (1,400 gpm). Electro-winning is done in a 150-ft3 electrolytic cell. Smelting is done in a T-200 melt furnace. Figure 14-1 shows a simplified schematic of the Isabella Pearl mine flowsheet.

The pad liner system consists of 15 cm (6 in) of prepared subgrade overlain by a geomembrane sandwiched clay liner (GCL) which in turn is covered by a 60-mil high density polyethylene (HDPE) geomembrane. The heap distribution (leaching solution) system consists of two 1400 gpm pumps with variable speed controllers and a network of 15 cm (6 in), 8 cm (3 in) and 1.3 cm (½ in) piping connected to drip emitters. The ore is leached via emitters at a solution application rate of 0.005 gpm/ft2. The leachate flows by gravity through the heap and is gathered in collector piping and exits each side of the leach pad through 25.4 cm (10 in) solid HDPE pipes resting in double-lined exit notches (ditches).

The pregnant cyanide solution is pumped from the pregnant tank to a feed box in the carbon-in-column (CIC) circuit where it is contacted with activated carbon completing the extraction of the gold via carbon adsorption. The CIC circuit consists of five columns in a series. Solution from the last column overflows to the barren tank where liquid sodium cyanide, fresh water and anti-scalant is added on an as needed basis prior to the solution returning to the heap leach pad for additional leaching of the ore. The pregnant strip solution is electrolyzed at the on-site facility and the cathode sludge dried, blended with fluxes, and melted to produce doré bullion for shipment to a refiner.

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LEGEND
PRIMARY CRUSHING
SECONDARY CRUSHING
TERTIARY CRUSHING
LEACH PADS
CONVEYING & STACKING
AGGLOMERATION
PREGNANT & RECYCLE SOLUTIONS
ADSORPTION
ACID WASH
CARBON STRIPPING
ELECTROWINNING
CARBON CONDITIONING
MERCURY RECOVERY
CARBON REGENERATION
REFINING

Figure 14-1 Simplified Schematic of Isabella Pearl Mine Flowsheet

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14.2	Plant Design and Equipment Characteristics
14.2.1	Primary Crushing and Fine Crushing

The Isabella Pearl higher-grade ore above the 0.61 g/t Au cut-off is being crushed to P80 5/8”.  This is accomplished with a two-stage portable crushing plant with a 250 tonne (276 short ton) per hour capacity.

The higher-grade ore is first be trucked from the open pit to a stockpile located close to the primary crushing circuit.  A front-end loader then feeds the higher-grade ore to the crushing circuit.  The ore is then be placed into a stationary grizzly located above the hopper that prevents oversize material from making its way into the crusher cavity.  A 1.2 m (4 ft) x 6.1 m (20 ft) vibrating grizzly feeder draws ore into the jaw crusher.  The minus 5 cm (2 in) grizzly feeder undersize material bypasses the crusher and combines with the crusher product on the crusher discharge belt conveyor.

Ore is crushed and screened with the final product 80 percent passing 1.6 cm (5/8 in) conveyed and stacked in a crushed ore stockpile or transported by a series of stacker conveyors to the heap leach pad.  A series of several mobile, grasshopper-type conveyors are added or removed as required dependent upon the stacking location on the pad.  The final conveyor is a radial-type mobile stacker that places ore in lifts of up to 8 m (26 ft) in height.  Lime addition is at the first stacker conveyor by means of silo and screw feeder.  All mechanical components of the crushing circuit are semi-mobile, which allows for a complete circuit relocation.  Water sprays are utilized for dust suppression at the crusher feed hopper and at transfer points for the screen undersize material.

14.2.2	Heap Leach Pad and Solution Ponds

Detailed designs of the Isabella Pearl Heap Leach Pad were prepared under the Water Pollution Control Permit (WPCP) and was approved by the NDEP and BLM on June 23, 2017.  The leach pad area covers about 114,000 m2 (1.2 million ft2) and provides containment for 3.1 million tonnes (3.4 million short tons) of ore.  The leach pad is a modified valley fill with a double liner system. A berm ranging from 1 to 5 m (3.3 to 16.4 ft) has been constructed along the sides and downstream (south) edge of the pad.

The pad liner system consists of 15 cm (6 in) of prepared subgrade overlain by a geomembrane sandwiched clay liner (GCL) which in turn is covered by a 60-mil high density polyethylene (HDPE) geomembrane.  Leachate gathered in collector piping exits each side of the leach pad through 25 cm (10 in) solid HDPE pipes resting in double-lined exit notch (ditch).  The primary 60-mil HDPE upper liner in the ditch has been welded to the leach pad primary liner.  GCL installed for secondary containment beneath the leach pad overlaps the secondary liner of the exit notches by a minimum of 6 m (20 ft).  Any seepage collected between the leach pad primary and secondary liners reports to the pregnant pond or the barren/stormwater pond via the pipe containment ditches. The heap design allows for direction of pregnant solution to the pregnant pond or from either the pregnant pond or the barren/stormwater pond to the barren tank or between ponds through the 0.9 m (3 ft) weir should the need arise. The heap distribution (leaching solution) system consists of two 600-1400 gpm pumps with variable speed controllers and a network of 15 cm (6 in), 8 cm (3 in) and 1 cm (½ in) piping connected to drip emitters.

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The estimated recovery of gold from crushed material is 81%. The estimated gold recovery of ROM material placed on the leach heap is 60%.

The general arrangement of the heap leach pad and ponds is in Figure 14-2 (Note: view is rotated with north to left and scale is exaggerated 1:5).

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CRUSHER PAD
LEACH PAD "CELL 2"
LEACH PAD "CELL 1"
ACCESS AREA
PROFESSIONAL ENGINEER-STATE OF NEVADA
JOHN D.
WELSH
6-30-18
CIVIL
No. 6296
2-27-17
GRAPHIC SCALE

Figure 14-2 General Arrangement for the Isabella Pearl Heap Leach Pad and Ponds.

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14.2.3	Adsorption-Desorption-Recovery (ADR) Facility

The pregnant cyanide solution passes through carbon adsorption columns and the barren solution is reconstituted with sodium cyanide and lime and returned to the heaps.  The pregnant strip solution is electrolyzed at the on-site facility and the cathode sludge is dried, blended with fluxes, and melted to produce doré bullion for shipment to a refiner.  The process plant and heaps at the Isabella Pearl mine are operated seven days per week and 24 hours daily.

The following process criteria were used for the design of the heaps and plant:

●	Adsorption plant design flowrate: 1,400 gpm
●	Solution application rate: 0.005 gpm/ft2 using emitters
●	Power: Diesel generators

The plant consists of five 2 m (7 ft) diameter vertical adsorption towers in series with a carbon screen on the barren discharge; a 2.7 tonne (3 short ton) carbon-stripping plant with a carbon conditioning and sizing screen; and barren and pregnant solution tanks.  Electro-winning is being done in a 150-ft3 electrolytic cell.  Smelting is done in a T-200 melt furnace.  The strip heater and the furnace are propane fired.

Scotia International of Nevada, Inc. (Scotia) designed and constructed the ADR plant for the Isabella Pearl mine.  The ADR plant layout is illustrated on Figure 14-3.

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DUST COLLECTOR
DC-001
INLINE HEATER
HE-002
TRAY SCRUBBER
TRAY SCRUBBER FAN
MERCURY DEEP BED SCRUBBER
DEEP BED SCRUBBER
INLINE HEATER
HE-001
CARBON DEWATERING SCREEN SC-009
CARBON FEED HOPPER
KILN CONTROL PANEL
TRANSFER PUMP PP-017 (BELOW)
CARBON QUENCH TANK TK-018
CARBON REGENERATION KILN KH-001
VAULT
SLUDGE FILTER PRESS
CATHODE WASH TANK
CATHODE WASH TANK AGITATOR
ACID TANK
DILUTE ACID TANK
DILUTE ACID TANK AGITATOR
ACID WASH CARBON TRANSFER PUMP
MCC-01 PANEL
ACID WASH TANK TK-008
DILUTE CAUSTIC TANK TK-007
DILUTE CAUSTIC TANK AGITATOR
EYE WASH/SHOWER
CARBON FINES TANK
CARBON FINES FILTER PRESS FP-001
OVERHEAD DOOR
APRON
MAINT. AREA
NEW CARBON CONDITIONING FEED HOPPER HP-001
NEW CARBON CONDITIONING TANK TK-013
CARBON SIZING SCREEN SC-011
LOADED CARBON TANK TRANSFER PUMP PP-003
AGITATOR
NEW CARBON TRANSFER PUMP PP-017
OFFICE/LUNCH ROOM
WOMEN RESTROOM
MEN RESTROOM
STRIP VESSEL
HOT WATER RECIRCULATION PUMP PP-007
WATER HEATER EXPANSION TANK
PRIMARY HEAT EXCHANGER
WATER HEATER
PRIMARY COOLING EXCHANGER HX-002
RECTIFIER
PREGNANT/CATHODE PUMP
BARREN SOLUTION TANK
LOADED CARBON STORAGE TANK
FRESH CARBON TANK
DISTRIBUTION BOX
SECONDARY COOLING EXCHANGER HX-003
AGITATOR AG-01
EYE WASH/SHOWER
CARBON SAFETY SCREEN
PREGNANT SOLUTION PUMP
PREGNANT STRIP SOLUTION TANK TK-010
BARREN STRIP SOLUTION TANK TK-009
PROCESS WATER PUMP PP-004
TRENCH
STEADY HEAD TANK
PREGNANT SOLUTION PUMP
PREGNANT SOLUTION TANK
TRASH SCREEN
CARBON TRANSFER PUMP
EYE WASH/SHOWER
ISSUED FOR CONSTRUCTION
REGISTERED PROFESSIONAL ENGINEER
STATE OF NEVADA
D. SCOTT ELLIS
22 FEB 17
CIVIL
No. 8769
S.I.O.N.

Figure 14-3 ADR Plant General Arrangement

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14.2.4	Major Process Equipment List

The process equipment was selected and sized based on the process design criteria.  Table 14-1 lists the major process equipment along with the number of units required and specifications.

Table 14-1 Major Process Equipment for the Isabella Pearl Mine

Equipment	Qty	Dimensions	hp	Manufacturer	Comment
Crushing/Screening/Stacking:
Jaw Crusher	1	25” x 50”	150	Telsmith	H2550
Cone Crusher	1	44”	300	Telsmith	T300
Grizzly Feeder	1	48” x 20’	50	Telsmith	Portable
Vibrating Screen	1	6’ x 20’	40	Telsmith	Portable
Lime Silo	1
Grasshoppers	15	30” x 125’	20	Superior	Portable
Radial Stacker	1	30” x 158’	77	Superior	Portable
Control Room	1	12’ x 40’			Portable
Loader	1	988		Caterpillar
Dozer	1	D9 Dozer		Caterpillar
Leaching:
Process Solution Pond Pump	1	500-600 gpm	25	Flygt
Barren/Stormwater Pond Pump	1	500-600 gpm	25	Flygt
Pregnant Solution Tank Pump	1	1,400 gpm	50
Barren Solution Tank Pump	2	1,300 gpm (each)	125	Birkley
ADR Plant:
Carbon -In-Column Circuit:
Carbon Column	5	¼ x 7’ dia. x 16’ ½” H w/Launder		Scotia	3 T Carbon Capacity
Carbon Safety Screen	1	12'-3.5" x 3'-6.25" x 1'		Johnson	Static
Acid Wash & Regeneration:
Acid Wash Vessel	1	3 TM of carbon		Scotia
Regeneration Kiln	1	29'-2-3/8" x 4'-1-5/8" x 6'4"		Scotia
Carbon Fines Filter Press	1	185.13" x 56.85" x 64.55"		Evoqua
Carbon Sizing Screen	1	15’ x 10’		Scotia
Strip Circuit:
Strip Vessel	1	5' x 12' H		Mark Steel	3 T Carbon Capacity
Boiler	1	70" x 76" 54"		Lattner
Heat Exchangers	1	42" x 12.125" x 15.7"		B&G
Electrowinning Circuit:
Electrowinning Tank	1	1/4" x 3'9" x 12' long x 3'2"H		Scotia
Rectifier	1	3000 AMP		Dynapower
Filter Press	1	127.55" x 34.64" x 51.38"		Evoqua
Smelting:
Smelting Furnace	1	T200		Scotia

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Mercury Retort and Handling:
Retort	1	5 cu. ft	Scotia
Mercury Deep Bed Scrubber	1	1/4" x 7' dia. X 6' H	Scotia
Reagent Handling:
Sodium Cyanide Storage Tank	1	6,000 gal
Caustic Storage Tank	1	1,200 gal
Hydrated Lime Silo	1	45,000 lb
Activated Carbon Bags	1	1,100 lb
Antiscalent Tote	1	50 gal
Hydrochloric Acid Tote	1	660 gal
Gasoline Tank	1	1,000 gal
Diesel Tank	2	10,000 gal
Laboratory:
Sample Preparation	1	1 Lot
Atomic Adsorption Machines	2	Avarian 4 lamp	Aliegent Technology
Fire Assay	2	Phermolyne 30400	Barnstead	Electric

14.2.5	Assay Laboratory

An assay facility capable of performing 100 atomic absorption spectrometry analyses (AAS) and 20 fire assay analyses per day have been installed at the Isabella Pearl mine office complex. The sample preparation area has drying ovens, crushing and pulverizing and splitting equipment and pulp weighing for up to 100 samples per day.  The sample preparation area has a dedicated ventilation system for dust control.  The fire assay section has one large electric furnace for fusion and one smaller furnace for cupellation.  The fire assay section has a dedicated ventilation system.  The AAS section has hot plates, centrifuges and an acid fuming hood for 3-acid digestion.  A multi-element AAS machine has been installed for analyses of Au, Ag and other elements. The building also has metallurgical laboratory. The metallurgical laboratory has wet and dry screen sizing equipment, bottle rolling equipment, filtering equipment and equipment for up to six column tests. The ADR plant has an identical multi-element AAS machine for routine plant and heap solution assays.  Samples requiring fire-assay check analyses for ore, waste and carbon are sent to an outside commercial lab.

The assay laboratory work schedule is five, ten-hour days.  Fire assaying is done five days per week.  AAS analysis and sample preparation works six days per week.  The assay laboratory is staffed to provide five, ten-hour days for the personnel.

14.3	Energy, Water, Material and Personnel Requirements
14.3.1	Power

Power is supplied by three diesel-powered electric generators, one 1500 kW generator on-line, one 1500 kW generator on standby and one 200 kW generator on standby for the production wells to generate power for the well pumps if the need arises.  The total connected force in the plant, including the crushers,

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is approximately 1,567 hp. WLMC has installed 4160-volt direct burial power lines from the generator yard throughout the site and to the production wells.

14.3.2	Water Supply

The peak make-up water requirement for the mine is approximately 126 gpm. The water source for the mine is from two production wells located south of the mine site. Both wells are equipped with submersible pumps, pumping to a 757,100 to 946,400 liter (200,000 to 250,000 gallon) non-potable storage tank located near the contractor’s yard. The pumps are powered by a 1500 kW generator located near the ADR Plant.

14.3.3	Major Reagents

Reagents utilized at the Isabella Pearl mine processing facility include:

●	Hydrochloric acid
●	Caustic soda
●	Sodium cyanide
●	Activated carbon
●	Antiscalant
●	Lime

Liquid sodium cyanide, antiscalent, hydrochloric acid, and lime are received in bulk quantities and stored in tanks, totes or silos. The hydrochloric acid is delivered in totes, caustic soda delivered by truck and stored in a tank, the antiscalant shipped to the site in totes and the activated carbon arrives in super sacks. Mix systems are provided for the antiscalant and an attrition system is used for preparation of the activated carbon. Major reagent consumption is shown in Table 14-2.

Table 14-2 Major Reagent Consumption

Reagent	Use
Sodium Cyanide	0.75 kg/t (1.5 lb/T)
Lime	17.0 kg/t (6.0 lb/T)

14.3.4	Labor Requirements

Labor requirements are divided into three sets: 1) 10 hours, 4 days per week, 2) 12 hours, 6 days per week, and 3) 12 hours, 7 days per week schedules.  Management and technical labor are listed in Table 14-3. The total processing plant and analytical laboratory labor requirement is 31 workers.

Table 14-3 Labor Summary

Category	Roster	Per Shift	Total
Management and Technical	10 hr. / 4-day Schedule	11	11
Hourly Scheduled Labor	10 hr. / 4-day Schedule	4	5
Hourly Scheduled Labor	12 hr. / 6-day Schedule	7	7
Hourly Scheduled Labor	12 hr. / 7-day Schedule	3	11

	Totals	25	34

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15	Infrastructure
15.1	Infrastructure Summary

Access to most elements of the Isabella Pearl mine is provided by pre-existing gravel and paved roads. The main haulage road to the waste rock dump site and the ore preparation/heap leach site were designed to accommodate 91-tonne (100-short ton) capacity mine haulage trucks, requiring two-way traffic travel and safety berms.

The ADR plant, where gold and silver are stripped from pregnant solutions, are housed in a pre-engineered 21 m (69 ft) x 39 m (128.33 ft) structure consisting of steel ribs (struts) covered by insulation and tin siding, erected on a concrete slab. Two electric generators (plus fuel tanks) are in the ADR area. The west end of the ADR area is occupied by the ADR processing plant building. Pregnant solution and barren/stormwater ponds were designed to be near the center of the ADR area. The entire ADR area is enclosed by cyclone fencing.

An assay laboratory and preparation facilities are located are located east of the barren/stormwater pond. Nearby office trailers house on-site administrative staff including the general manager, mine, environmental and safety managers as well as accounting, engineering, geology, metallurgy, and surveying staff. Contractors utilize a site north of the ore preparation area on which they have placed their own shop. A septic system with a leach field services the ADR plant, laboratory, and offices. A second septic system services the ore preparation area, mine, and contractor’s shop. A pipeline with industrial water from a non-potable water storage tank services the ADR plant, laboratory, office, and contractor’s shop. Potable water for drinking is being supplied from bottles.

Power is supplied by three diesel-powered electric generators. One 1500 kW generator is on-line, one 1500 kW generator is on standby, and one 200 kW generator is on standby for the water production wells to generate power for the well pumps on an as-needed basis. The total connected electrical force in the plant, including the crushers, is approximately 1,567 hp. WLMC has installed 4,160-volt direct burial power lines from the generator yard throughout the site and to the production wells. Fuel for the generators is stored in two above-ground tanks on graded areas with HDPE-lined floors and berms for secondary containment to provide emergency capture of 110-percent of the largest fuel tank/vessel volume.

Industrial water is supplied from three production water wells. Production Well #2 (IPPW-2) was completed in September 2013 to a depth of 128 m (420 ft) and is upgradient from both the heap leach and open pit. Production Well #1 (IPPW-1) was installed in October 2016 to a depth of 396 m (1,300 ft) and is located south of the processing facility. A third production water well (Well #3) was installed in 2019, about 400 meters southwest of Well #1. Permits for the WLMC production water wells and a maximum of 484-acre feet of water annually (300 gpm 24/7) have been issued by the Nevada State Engineer. A 757,000 to 946,250 liter (200,000 to 250,000 gallon) non-potable water tank is located near contractor’s yard. The tank is approximately 13.4 m (44 ft) in diameter and 6.1 m (20 ft) high.

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Specifications for the mine infrastructure are provided in Table 15-1. Figure 15-1 shows the general site arrangement layout of the facilities including location of the ADR plant to the heap leach pad, pit and waste dumps, water well locations, water supply line, and references to infrastructure items in Table 15-1.

Table 15-1 Infrastructure Items and Specifications

Mine Component	Acres Existing Disturbance	Acres Proposed New Disturbance	Total Acres Disturbance
Roads	27.4	34.4	61.8
Leach Pad, Mine Pits, Waste Rock Dump, Borrows and Stockpiles	24.1	172.9	197
Yards	2.6	23.8	26.4
Sediment & Drainage Control	0	7.7	7.7
Grand Total	54.1	238.8	292.9

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GRAPHIC SCALE
0
400
800
(IN FEET)
1 inch = 650 ft.

Figure 15-1 : General Site Arrangement

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16	Market Studies
16.1	Contracts and Status

A market study for the gold and silver products was not undertaken for this technical report. Gold and silver are publicly traded, and the price estimate for this report is based on the analysis by WLMC and available consensus 2022 – 2024 average pricing (CIBC, 2021). WLMC has determined that the best prices to use for Isabella Pearl mine planning is $1,738 per ounce of gold and $23.22 per ounce of silver. Gold and silver are the only metals for which WLMC is paid pursuant to refining contracts.  Given the relatively short mine life and that the operation is already in production, Gustavson believes that this price correctly demonstrates the value of the project.

This study assumes a static price curve for the gold market price. In the economic evaluations, the gold price was set at $1,738/oz based on the consensus 2022 – 2024 average pricing (CIBC, 2021). This price was lower than the London PM Fix Price of $1,806 on December 31, 2021, the effective date of this mineral resource and reserve estimate.

Terms for an off-take and smelting agreement are based on refinery agreements established with highly respected, internationally accredited, precious metals refineries and mints located throughout the world. For the Isabella Pearl mine, the delivery terms, penalties and payment schedule are generally described as follows:

●	Upon pick up of the doré bars by the transport service, WLMC provides to refiner shipping documents with estimated quantities of contained gold and silver in the bars. Risk of loss transfers upon pick up at the mine site.
●	Refiner provides provisional payments to WLMC on the majority of the ounces, generally within 2 days of shipment, and notifies WLMC of the total ounces available for early settlement.
●	WLMC and refiner then agree on a transaction price for those ounces at the current spot price. The remaining ounces are not priced until final weights and assays are agreed upon, which is usually within 2 weeks from shipment.
●	Once final content of gold and silver are agreed upon, refiner and WLMC price the ounces remaining at the current spot price. Contractual deductions are immaterial and WLMC is paid for nearly 100% of the agreed content of the bars.
●	Penalties due to any deleterious elements have not been levied in the past and are not expected in the future.

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17	Environmental Studies, Permitting and Social or Community Impact
17.1	Environmental Liabilities and Permitting
17.1.1	Environmental Liabilities

Site investigations by Great Basin Ecology, Inc. (GBE), Elko, Nevada, in June 2009 and 2017 (Back, 2009; GBE, 2017) did not indicate any environmental liabilities or the presence of endangered plants or species.

Previous mining at the Isabella Pearl site was conducted in 1978 by a local resident, Mr. Joe Morris. A small heap leach facility was constructed with approximately 1,361 tonnes (1,500 short tons) of crushed material. All existing leach material and contaminated subgrade soil from the Joe Morris Heap Leach Pad has been placed on the WLMC heap leach pad as part of the 45.7 cm (18 in) of liner cover. As of 1 October 2019, the Final Closure Report of the Joe Morris Heap Leach was approved by the State of Nevada and the BLM, with all reclamation actions successfully performed by WLMC. The successful closure of the Joe Morris Heap Leach removed the facility as an environmental liability for WLMC.

WLMC has conducted mineral exploration activities at the Isabella Pearl site and is currently liable for reclamation of the associated disturbances. Liabilities associated with the exploration activities have been incorporated into the Plan of Operations and approved by both the BLM and the State of Nevada.

17.1.2	Required Permits and Status

The Isabella Pearl mine is located approximately 8.4 km (5.2 mi) northwest of the town of Luning, at the west foot of the Gabbs Valley Range located in Mineral County, Nevada. The location and current land ownership position (i.e., public land ownership) mean that the mine is being held to permitting requirements that are determined to be necessary by Mineral County, the State of Nevada, and the U.S. Department of the Interior BLM, Stillwater District Office, Stillwater Field Office.

To date, all of the primary permits for operation have been acquired. This includes the BLM 43 CFR § 3809 POO and State of Nevada, Department of Conservation and Natural Resources (DCNR), NDEP, BMRR NAC 519A Reclamation Permit application. The BLM has deemed the POO complete and authorized the NEPA Environmental Assessment (EA) of the operations. The NEPA analysis was completed and WLMC received a Record of Decision (ROD) on May 15, 2018.

In 2021, WLMC submitted a POO Modification for the expansion of the existing heap leach facilities, open pit mine plan, and revised sulfide waste stockpile area. In August 2021 the BLM issued a Decision of NEPA Adequacy (DNA) for the POO Modification. As of September 2021, all necessary permit approvals were obtained from the BLM, the State of Nevada, and Mineral County in relation to the POO Modification.

Table 17-1 below lists the environmental permits that are applicable to the Isabella Pearl mine.

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The newly approved changes were found to not result in a divergence of any exploration, mining, or processing operations, nor will the newly approved changes result in mining of ore and waste divergent from what has already been characterized. The newly approved changes would not result in a significant increase in proposed disturbance, nor would result in a significant increase in the overall area of the Plan Boundary. Therefore, the information, conclusions, studies, etc. contained within the Plan of Operations and Reclamation Plan for the Isabella Pearl Project, that was compiled by Welsh Hagen on behalf of the Company in 2018, as well as subsequent studies that have been performed, are still relevant to the actions recently approved.

Table 17-1 : Permits, Licenses, and Issuing Authorities for the Isabella Pearl Mine

Permit/Approval	Issuing Authority	Permit Purpose	Status
Federal Permits Approval and Registrations
Mine Plan of Operations/National Environmental Policy Act (NEPA) Analysis and Record of Decision (RoD)	U.S. Bureau of Land Management	Prevent unnecessary or undue degradation of public lands; Initiate NEPA analysis to disclose and evaluate environmental impacts and project alternatives.	Completed; in good standing
Rights-of-Way (RoW) across public lands	U.S. Bureau of Land Management	Authorization grant to use a specific piece of public land for a certain project, such as roads, pipelines, transmission lines, and communication sites	NOT REQUIRED. No Rights-of-Ways are for operation.
Explosives Permit	U.S. Bureau of Alcohol, Tobacco and Firearms	Storage and use of explosives	Held by Ledcor (Mining contractor)
EPA Hazardous Waste ID No.	U.S. Environmental Protection Agency (EPA)	Registration as a small-quantity generator of wastes regulated as hazardous	Completed; in good standing
Notification of Commencement of Operations	Mine Safety and Health Administration	Mine safety issues, training plan, mine registration	Completed; in good standing
Biological Opinion and Consultation	U.S. Fish and Wildlife Service	Only if project Threatened or Endangered Species is determined present during the NEPA analysis of the project.	Completed, with annual surveys being conducted
Federal Communications Commission Permit	Federal Communications Commission (FCC)	Frequency registrations for radio/microwave communication facilities	Held by Ledcor (Mining contractor)
State Permits, Authorizations and Registrations
Nevada Mine Registry	Nevada Division of Minerals	Required operations registration	Completed; in good standing

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Surface Area Disturbance Permit	Nevada Division of Environmental Protection (NDEP)/Bureau of Air Pollution Control (BAPC)	Regulates airborne emissions from surface disturbance activities	Not necessary (covered under Class II)
Class II Air Quality Operating Permit	NDEP/BAPC	Regulates project air emissions from stationary sources	Completed; in good standing
Mercury Operating Permit to Construct	NDEP/BAPC	Program to achieve mercury reduction via add-on control technologies	Completed; in good standing
Class 1 Air Quality Operating Permit to Construct	NDEP/BAPC	Program to achieve mercury reduction via add-on control technologies	Completed; in good standing
Mining Reclamation Permit	NDEP/Bureau of Mining Regulation and Reclamation (BMRR)	Reclamation of surface disturbance due to mining and mineral processing; includes financial assurance requirements	Completed; in good standing
Mineral Exploration Hole Plugging Permit or Waiver	Nevada Division of Water Resources (NDWR)	Prevents degradation of waters of the State	Completed; in good standing
State Groundwater Permit	NDEP/BMRR	Prevents degradation of waters of the State from surface disposal, septic systems, mound septic systems, unlined ponds, and overland flow	Not necessary (covered under WPCP)
Water Pollution Control Permit (WPCP)	NDEP/BMRR	Prevent degradation of waters of the state from mining, establishes minimum facility design and containment requirements	Completed; in good standing
Approval to operate a Solid Waste System	NDEP/Bureau of Waste Management (BWM)	Authorization to operate an on-site landfill	NOT REQUIRED. No Solid Waste Systems are for operation.
Hazardous Waste Management Permit	NDEP/BWM	Management and recycling of hazardous wastes	Completed; in good standing
National Pollutant Discharge Elimination System (NPDES) Permit	NDEP/Bureau of Water Pollution Control (BWPC)	Management of site discharges	NOT REQUIRED. No point source discharges by operation.
General Stormwater Discharge Permit	NDEP/BWPC	General permit for stormwater discharges associated with industrial activity from metals mining activities	Completed; in good standing
Permit to Appropriate Water/Change Point of Diversion	NDWR	Water rights appropriation	Completed; in good standing

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Permit to Construct a Dam	NDWR	Regulate impoundment higher than 20 ft or impounding more than 20 acre-feet	NOT REQUIRED. No process water ponds will exceed the 20/20 height or impoundment thresholds.
Potable Water System Permit	Nevada Bureau of Safe Drinking Water	Water system for drinking water and other domestic uses (e.g., lavatories)	Ongoing, with first year of testing complete
Septic Treatment Permit Sewage Disposal System Permit	NDEP/Bureau of Water Pollution Control	Design, operation, and monitoring of septic and sewage disposal systems	Completed; in good standing
Dredging Permit	Nevada Department of Wildlife (NDOW)	Protection of Nevada waterways	NOT REQUIRED. No dredging.
Industrial Artificial Pond Permit	NDOW	Regulate artificial bodies of water containing chemicals that threaten wildlife	Completed; in good standing
Wildlife Protection Permit	NDOW	Stream and watershed wildlife habitat protection	NOT REQUIRED. No stream or watershed modification.
Hazardous Materials Permit	Nevada Fire Marshall	Store a hazardous material in excess of the amount set forth in the International Fire Code, 2006	Completed; in good standing
License for Radioactive Material	Nevada State Health Division, Radiological Health Section	Radioactive material licensing	NOT REQUIRED. No radioactive equipment is used
Encroachment Permit	Nevada Department of Transportation (NDOT)	Permits for permanent installations within State rights-of-way and in areas maintained by the State	NOT REQUIRED. No installations within State rights-of-way by operations.
Temporary Permit to Work in Waterways	NDEP/BWPC	Covers temporary working or routine maintenance in surface waters of the State, such as channel clearing and minor repairs to intake structures.	NOT REQUIRED. No work in waterways by operations.
Local Permits for Mineral County
Building Permits Mineral County Building Planning Department	Mineral County Building Planning Department	Ensure compliance with local building standards/requirements	Completed; in good standing
Special Use Permit	Mineral County Building Planning Department	Provided as necessary under applicable zoning ordinances	Completed; in good standing
County Road Use and Maintenance Permit/Agreement	Mineral County Building Planning Department	Use and maintenance of county roads	NOT REQUIRED. WLMC will maintain their own roads.

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17.1.3	Federal Permitting

Federal permits and authorizations are required for mining operations located on public land administered by a federal land management agency, including, but not limited to the BLM, U.S. Department of Agriculture–Forest Service, and the National Parks Service. In the case of Isabella Pearl, the mine is located on public lands administered by the BLM. As such, the operation requires all of the identified federal permits, the most important of which are approvals of the 43 CFR § 3809 POO and its subsequent NEPA analyses. WLMC submitted the POO and Reclamation Permit application and the NEPA analysis was completed, and a ROD was issued on May 15, 2018. A DNA was issued to WLMC for the POO Modification in 2021.

WLMC has acquired the following Federal Permits and Registrations:

●	EPA Hazardous Waste #NVR000092916 (BWM)
●	Explosive Permit #9-NV-009-20-8K-00321 (Ledcor CMI Inc. contract mining)
●	POO and Reclamation Plan #NVN86663 (BLM)
17.1.3.1	BLM Exploration Notice of Intent (NOI)

Upon completion of the POO and issuance of the ROD by the BLM, the existing exploration permit that was within the mine plan boundary was closed. The reclamation cost estimated for surface disturbance associated with ongoing exploration within the mine plan boundary is covered by the bond for the Isabella Pearl mine. This allows WLMC to continue its exploration activities within the mine plan boundary while active mining is in progress.

Surface disturbance associated with proposed exploration drilling to be conducted outside the mine plan boundary (the permitted mine area) is currently authorized under a separate BLM Notice of Intent, a summary of which, including the obligated bond amounts for reclamation, is provided in Table 17-2.

Table 17-2 : BLM Notice of Intent Summary for the Isabella Pearl Mine

Area	Serial Number	Name	Total Acres	Bond Amount Obligated
Scarlet Prospect	NVN-98794	FGC Reclamation Cost Estimate	4.30	$17,897
	Total		4.30	$17,897

17.1.4	State Permitting

The State of Nevada requires operational mining permits regardless of land status of the mine (i.e., private, or public). The following are the state permits that are required for the Isabella Pearl mine:

●	Reclamation Permit #0387 (NDEP/BMRR)
●	Hazardous Waste Generator #NVR000092916 (NDEP/BWM)
●	Water Pollution Control Permit #NEV2009102 (NDEP/BMRR)
●	Emergency Release, Response, and Contingency Plan (NDEP/BMRR)
●	Spill Prevention, Control, and Countermeasures Plan (NDEP/BMRR)
●	National Pollutant Discharge Elimination System (NPDES) Permit #NVG201000 (NDEP/BWPC)
●	General Stormwater Permit #NVR300000 MSW-43292 (NDEP/BWPC)
●	Storm Water Pollution Prevention Plan (NDEP/BWPC)

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●	Water Rights – #83484, 82498, 79096 and 83485 (changed to 89001T) (DCNR/NDWR); Permits to change the point of diversion and place of use of the water rights have been approved, for groundwater production wells
●	Air Quality Class II Operating Permit #AP-1041-3853 (NDEP/BAPC)
●	Air Quality Mercury Permit to Construct #AP-1041-3895 (NDEP/BAPC)
●	Air Quality Class I Operating Permit to Construct #AP-1041-3897 (NDEP/BAPC)
●	Industrial Artificial Pond Permit #467428 (NDOW)
●	Bureau of Safe Drinking Water Public Water Source Permit NV0001178

The State of Nevada has issued the above permits, which are all in good standing as of December 31, 2021.

17.1.5	Local Permitting

WLMC has obtained the necessary Building Permits and a Special Use Permit issued by Mineral County. These permits authorized WLMC to construct the buildings located at the Isabella Pearl mine.

The following are the Mineral County permits that are required for the Isabella Pearl mine:

●	Mineral County Business License #17288 (Mineral County Sheriff’s Office)
●	Special Use Permit #165957 (Mineral County Planning Commission)
●	Septic Permit #7905 and 7906 (Mineral County Building Department)
●	ADR Building Permit #5891 (Mineral County Fire Marshall)
●	Office Building Permit #7888 (Mineral County Fire Marshall)
●	Water Tank Building Permit #7921 (Mineral County Fire Marshall)

The Special Use Permit was approved when the ROD was issued by BLM in May 2018. Mineral County has issued the remaining permits, which are all in good standing as of December 31, 2021.

17.2	Environmental Study Results

The reader is referred to earlier reports on mineral resources and reserves for a more detailed description of environmental study results at the Isabella Pearl mine (Brown et al., 2018, 2021). Specific topics covered in earlier reports included:

●	Mine Waste Characterization and Management
●	Waste Rock Management Plan
●	Groundwater Characterization
o	Groundwater Quality
●	Surface Water Characterization
●	Cultural Resources Inventory
o	Native American Religious Concerns
●	Biological Resources Inventory
o	Vegetation
o	Mammals

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o	Reptiles
o	Migratory Birds
o	Sensitive Species
◾	BLM
◾	State of Nevada
17.3	Environmental Issues

Following submission by TXAU of the plan of operations in 2010, public scoping was conducted from March 15 through April 15, 2011. In five letters and four telephone calls received by the BLM, the following issues and concerns were identified:

●	Wildlife—Potential disturbance of habitat for mule deer, pronghorn antelope, and desert bighorn sheep;
●	Special status species—Proximity of disturbance to a known prairie falcon nest;
●	Springs—The impact of mining on springs and associated wildlife;
●	Public access and vested rights-of-way—The status of public access to surrounding areas for recreation;
●	Level of NEPA analysis—What criteria were used to determine that the preparation of an EA would be appropriate, as opposed to a full environmental impact statement;
●	Transportation of ore—Plans to evaluate the impacts of the transportation of ore on off-site facilities;
●	Water resources—Waste and ore rock characterization and potential impacts on Waters of the United States;
●	Cultural resources—Request for complete examination of the site for archaeological and cultural resources;
●	Water rights—Two claims of vested water rights for stock water use in the area; and
●	Recreation—Requests by various off-road race organizers to control cross traffic during race day.

Issues originally identified from the agency comments were concern for water quality, wildlife (including special status species), habitat, recreation, nearby spring monitoring, and quantity and quality reporting. Each of these concerns has been addressed or mitigated by the design of the project, or the implementation of Operator Committed Environmental Protection Measures and Practices (Section 2.5 of the Isabella Pearl mine POO (Welsh Hagen, 2018).

17.4	Operating and Post Closure Requirements and Plans

As part of both the Nevada Water Pollution Control Permit (WPCP) and the BLM POO, WLMC has submitted a detailed plan for monitoring designed to demonstrate compliance with the approved POO and other Federal or State environmental laws and regulations, to provide early detection of potential problems, and to supply information that will assist in directing corrective actions, should they become necessary. The plan includes discussion on water quality in the area; monitoring locations, analytical profiles, and sampling/reporting frequency. Examples of monitoring programs which may be necessary include surface and ground-water quality and quantity, air quality, revegetation, stability, noise levels, and wildlife mortality.

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The BMRR also requires a process fluid management plan as part of the WPCP. This plan describes the management of process fluids, including the methods to be used for the monitoring and controlling of all process fluids. The plan also provides a description of the means to evaluate the conditions in the fluid management system, to be able to quantify the available storage capacity for meteoric waters and to define when and to what extent the designed containment capacity may been exceeded. The management of non-process (non-contact) stormwater around and between process facilities is a necessary part of the Nevada General Permit for Stormwater Discharges Associated with Industrial Activity from metals Mining Activities (NVR300000) and is typically detailed in the site-wide Stormwater Pollution Prevention Plan (SWPPP). These documents were prepared in conjunction with the WPCP.

WLMC has the following plans in place: environmental management plan, waste rock management plan, weed management plan, water management plan, emergency response plan, spill prevention, control and counter measure plan, spring monitoring plan, groundwater monitoring plan and stormwater pollution prevention plan.

17.5	Post-Performance or Reclamation Bonds

The Isabella Pearl mine’s location and current land ownership mean that the mine operations are subject to reclamation financial surety requirements set by the state and federal agencies. Any operator who conducts mining operations in the State of Nevada under an approved BLM POO and/or state Reclamation Permit must file a surety with the NDEP-BMRR or federal land management agency, as applicable, to ensure that reclamation will be completed on privately owned and federal land. The surety may either be: a trust fund; a bond; an irrevocable letter of credit; insurance; a corporate guarantee; or any combination thereof. The existing reclamation bond(s) associated with the exploration Notice-of-Intent (NOI) have been incorporated into the overall mine reclamation bond as part of the final authorization process. The surety will be released when all of the requirements of the permit have been fulfilled, including, but not limited to reclamation of disturbances, regrading of lands, and revegetation, as defined by the approved reclamation plan.

17.5.1	Mine Closure Plan

Both the BLM’s 43 CFR § 3809.401(b)(3) and State of Nevada’s mining regulations (NAC 519A et seq.) require closure and reclamation of mining and mineral development projects in the State of Nevada. In addition, any operator who conducts mining operations under an approved BLM POO or State Reclamation Permit must furnish a bond in an amount sufficient for stabilizing and reclaiming all areas disturbed by the operations.

After operations cease, residual process solution in the heap leach pad will be recirculated until the rate of flow from these facilities can be passively managed through evaporation from the lined process ponds or a combination of evaporation and infiltration (depending on final water quality). The waste rock dump will be re-graded and revegetated, pursuant to the approved reclamation plan. Buildings and facilities not identified for a post-mining use will be removed from the site during the salvage and site demolition phase. Reclamation and closure activities may be conducted concurrently, to the extent practical, to reduce the overall reclamation and closure costs, minimize environmental liabilities, and limit bond exposure.

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The revegetation release criteria for reclaimed areas are presented in the Guidelines for Successful Revegetation for the NDEP, BLM, and U.S.D.A. Forest Service (BLM, 1998). The revegetation goal is to achieve the permitted plant cover as soon as possible.

17.5.2	Reclamation Measures During Operations and Mine Closure

In general, the reclamation plan outlined in the Isabella Pearl mine POO and submitted to both the BLM and the NDEP includes a description of the equipment, devices, and practices that WLMC proposes to use including, where applicable, plans for:

i.	Drill hole plugging and abandonment;
ii.	Regrading and reshaping;
iii.	Mine reclamation, including information on pit backfilling that details economic, environmental, and safety factors;
iv.	Riparian mitigation;
v.	Wildlife habitat rehabilitation;
vi.	Topsoil handling;
vii.	Revegetation;
viii.	Isolation and control of acid forming, toxic, or deleterious materials;
ix.	Removal or stabilization of buildings, structures, and support facilities; and
x.	Post-closure management.

In addition, the WPCP includes a plan for the permanent closure of the facility which describes the procedures, methods and schedule for stabilizing spent process materials. The plan includes:

a.	Procedures for characterizing spent process materials as they are generated; and
b.	The procedures to stabilize all process components with an emphasis on stabilizing spent process materials and the estimated cost for the procedures.
17.5.3	Closure Monitoring

Monitoring the mine facilities after closure will ensure continued compliance with reclamation requirements and preservation of the State and Federal natural resources. Applicable monitoring programs may include, and are not limited to, the following:

●	Surface water and groundwater, quality, and quantity,
●	Revegetation monitoring, and
●	Slope stability for reclaimed mine facilities.

Long-term environmental monitoring of facilities like the heap leach pad and waste rock disposal areas is not anticipated after closure and reclamation are completed.

17.5.4	Reclamation and Closure Cost Estimate

Conceptual reclamation and closure methods were used to evaluate the various components of the mine to estimate final closure costs. Version 1.4.1.017b of the Standardized Reclamation Cost Estimator (SRCE) was used to prepare this estimate. The SRCE uses first principles methods to estimate quantities, productivities and work hours required for various closure tasks based on inputs from the user. The physical layout, geometry and dimensions of the mine components were based on the current understanding of the site plan and facilities layout. These included current designs for the main mine components including the open pit(s), infrastructure, waste rock dumps, haul and access roads, heap leach pad, utilities, and process ponds. Equipment and labor costs were conservatively estimated using State and BLM-approved costs.

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The costs associated with final reclamation and closure of the Isabella Pearl mine were updated during the 2021 POO Modification. The new cost associated with the final reclamation and closure therefore is estimated to be $12 million. This total is an undiscounted cost to reclaim and close the facilities associated with the mining and processing project.

17.5.5	2021 Estimate of Current Closure Costs

WLMC maintains a quarterly review of its environmental obligations as well as any updates of information related to any new regulations.

WLMC considers two levels of care in preparation of its mine closure plan for the possible future abandonment of the Isabella Pearl mine. In compliance with environmental obligations, WLMC considers two levels of care:

●	Works and actions that are specifically identified in the current environmental regulations, or in case of modifications or new regulations arising and,
●	The terms and conditions listed in the permissions, registers, or certificates, as established in the authorization in terms of environmental impact and although not specifically identified in any order, are the result of case-specific analysis.

A Mine Closure Plan and Reclamation Budget has been prepared FGC based on Nevada Standardized Reclamation Cost Estimator and Cost Data File provided by BLM to calculate reclamation bonding requirements for Isabella Pearl mine.

The mine closure and reclamation cost estimate for the Isabella Pearl Mine as of December 31, 2021, is presented in Table 17-3.

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Table 17-3 : Mine Closure and Reclamation Cost Summary for the Isabella Pearl Mine as of December 31, 2021

Concept	Labor	Equipment	Materials	Total
Earthwork/Recontouring	$943,272	$2,673,376	$20,388	$3,637,036
Revegetation/Stabilization	$49,524	$17,694	$113,273	$180,491
Detoxification/Water Treatment/Waste Disposal	$1,612,001	$1,735,937	$467,336	$3,815,274
Structure, Equipment Removal, and Miscellaneous	$261,723	$212,290	$138,323	$612,336
Monitoring	$90,313	$91,951	$133,354	$315,618
Construction Management and Support	$242,910	$181,468		$424,378
Subtotal	$3,199,743	$4,912,716	$872,674	$8,985,133
Indirect Costs				$3,169,788
GRAND TOTAL				$12,154,921

Source: WLMC_July2021_SRCE_Version_1_4_1_017b_(rev2) (WLMC,2021)

17.6	Social and Community

Hawthorne, which is approximately 40 km (25 mi) west of the mine, has a population of approximately 3,192 (Nevada State Demographer, 2020). It has sufficient resources to provide general amenities, housing, and services. It is the home of the Hawthorne Army Ammunition Plant, which provides much of the employment in the area.

The small towns of Luning, about 10 km (6 mi), and Mina about 24 km (15 mi), are located to the south of the mine area. The population estimate of Luning is 98 and Mina is 179 (Nevada State Demographer, 2020). The towns provide minimal services and amenities.

Mineral County’s estimated population on April 1, 2020, was 4,554 (US Census Bureau, 2021). On July 1, 2019, there were 2,842 housing units in Mineral County. In November 2021, the Mineral County labor force was 2,038 individuals, with an unemployment rate of 2.6 percent (Nevada Department of Employment Training and Rehabilitation, 2021).

17.7	Other Significant Factors and Risks

Potential factors and risks that may affect access, title, or the right or ability to perform work on the property could include:

●	Unidentified cultural resources

Considerable effort has been expended on conducting surface inventories within the Isabella Pearl mine boundary. For the most part, these surveys have focused on surface features and artifacts. Given the number of cultural and archeological resources in the region, it is possible for subsurface discoveries to be made during construction of the mine facilities. Such a discovery would require mitigation that could impact the mine.

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17.8	Adequacy of Plans to Address any Issues

The town of Hawthorne is within easy driving distance of the mine property and has basic amenities, medical services, housing, apartments, commercial and office space for rent and for sale, and lots for sale. The residents of Hawthorne comprise an experienced work force with historical and recent ties to mining operations in Nevada. This location already provides living areas for many employees.

There are no known social or community issues that materially impact on WLMC’s ability to continue extracting mineral resources at the Isabella Pearl mine. Identified socioeconomic issues (employment, payroll, services and supply purchases, and tax) are anticipated to remain positive.

17.9	Commitments to Local Procurement or Hiring

WLMC is committed to both local procurement and hiring. Under its Equal Opportunity Policy, WLMC will also recruit, hire, train, promote and compensate applicants and employees without regard to race, color, religion, national origin, ethnicity, age, disability, veteran status, gender, sexual affiliation or any other protected status as defined under applicable federal and state laws. WLMC will provide reasonable accommodations to qualified individuals with a disability in accordance with applicable law. WLMC will also make reasonable accommodations for religious practices as required by law. Accommodations will be provided if they are reasonable, necessary and do not create a safety hazard, or impose an undue hardship on operations.

WLMC’s growth can only be met through the commitment and development of its employees. A major objective is teamwork – all employees working together to discover, mine and process our mineral resources in a safe, environmentally sound and efficient manner for the benefit of all. Safety is of the upmost importance and priority of WLMC, followed by care for the environment, care and maintenance for equipment and then production and cost goals.

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18	Capital and Operating Costs

WLMC has provided an estimate of capital and operating costs in this report. The support for capital and operating costs are based on realized costs, quotations and estimates in 2021 dollars. No inflation factors have been used in the economic projections.

18.1	Life-Of-Mine Capital Costs

A summary of total estimated capital expenditures for the Isabella Pearl mine is presented in Table 18-1. The capital costs are based on vendor and specialist quotations. Additional contingencies have been applied to these estimates for omissions. Total estimated LOM capital expenditures are US$ 2.475 million.

Table 18-1 : Isabella Pearl Life-of-Mine Capital Cost Summary

Description	2022	2023	2024	2025	TOTAL
Mine Mobile Equipment	$370,500	$185,250	$57,891	$46,313	$659,953
Mine Fixed Equipment	$94,000	$94,000	$29,375	$23,500	$240,875
Plant Fixed Equipment	$168,000	$168,000	$105,000	$84,000	$525,000
Water Well	$580,000	$-	$-	$-	$580,000
Various Others	$150,000	$150,000	$93,750	$75,000	$468,750
Total	$1,362,500	$597,250	$286,016	$228,813	$2,474,578

18.2	Life-Of-Mine Operating Costs

Mining costs are based on actual costs derived from a Nevada mining contractor contracted by WLMC at the Isabella Pearl mine. These costs comprise ore and waste drilling and blasting, loading, and hauling and all the associated site maintenance including pits, roads, stockpiles, dumps, and storm water controls.

Processing costs are based on actual processing costs including but not limited to reagent consumption and current prices for wear and replacement parts.

Current supervisory and administrative support staff numbers are sufficient to efficiently handle the administrative, technical and management functions required for the mining operation. Provisions for training, and regulatory mandated safety functions are also included.

The unit operating costs are based on total mined material of 4.4 million tonnes (4.8 million short tons) of which 3.5 million tonnes (3.8 million short tons) is waste material and 0.9 million tonnes (1.0 million short tons) is ore.

The Isabella Pearl Mine LOM Operating Cash Costs per Tonne Processed is estimated at US$44.44 per tonne. This is based on a total ore processed of 0.9 million tonnes (1.0 million short tons). The estimated remaining mine life is 3 years, with continued gold production from the leach pad for a 4th year.

Isabella Pearl Mine LOM Operating Cash Costs per Tonne Processed are presented in Table 18-2.

Table 18-2 : Isabella Pearl Life-of-Mine Operating Cash Cost per Tonne Processed

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Description	2022	2023	2024	2025	TOTAL
Mining	$20.36	$2.72	$-	-	$11.10
Processing	$10.76	$10.87	$19.66	-	$12.38
Energy	$3.18	$3.52	$13.01	-	$4.83
G&A Mine Site	$6.63	$7.33	$27.11	-	$10.07
Cash Cost of Production	$40.93	$24.45	$59.79	-	$38.38
Change Inventory	$-	$-	$-	-	$-
Cash Cost / Tonne Processed	$40.93	$24.45	$59.79	-	$38.38
Carbon / Dore Transport	$0.12	$0.13	$0.45	-	$0.17
Other Costs / Expenses	$-	$-	$-	-	$-
TOTAL CASH COST OF SALE	$41.05	$24.58	$60.23	-	$38.56
Royalties	$2.93	$3.24	$19.17	-	$4.60
Refining & Treatment Charges	$0.09	$0.10	$0.60	-	$0.14
Excise Tax	$0.57	$0.88	$5.23	-	$1.14
CASH COST / TONNE PROCESSED	$44.64	$28.81	$85.22	-	$44.44

Isabella Pearl Mine LOM Operating Cash Cost per gold ounce sold are presented in Table 18-3.

Table 18-3 : Isabella Pearl Life-of-Mine Operating Cash Cost per Ounce Sold

Description	2022	2023	2024	2025	TOTAL
Mining	$335.90	$40.57	$-	$-	$116.61
Processing	$177.43	$161.91	$49.56	$136.55	$130.13
Energy	$52.47	$52.38	$32.79	$115.55	$50.78
G&A Mine Site	$109.34	$109.15	$68.32	$240.79	$105.82
Cash Cost of Production	$675.14	$364.02	$150.67	$492.89	$403.34
Change Inventory	$-	$-	$-	$-	$-
Cash Cost of Sale per Au Oz.	$675.14	$364.02	$150.67	$492.89	$403.34
Carbon / Dore Transport	$1.95	$1.95	$1.12	$3.96	$1.83
Other Costs / Expenses	$-	$-	$-	$-	$-
TOTAL CASH COST / AU OZ.	$677.09	$365.96	$151.79	$496.85	$405.18
Royalties	$48.31	$48.31	$48.31	$48.31	$48.31
Refining & Treatment Charges	$1.50	$1.50	$1.50	$1.50	$1.50
Excise Tax	$9.43	$13.17	$13.17	$13.17	$12.01
CASH COST	$736.32	$428.94	$214.77	$559.83	$467.00
Exploration Sustaining	$-	$-	$-	$-	$-
Capex - Development	$-	$-	$-	$-	$-
Capex Sustaining	$34.05	$14.90	$7.15	$25.19	$19.15
CAPEX COST	$34.05	$14.90	$7.15	$25.19	$19.15
				$-
ALL IN CASH COST / AU OZ.	$770.37	$443.84	$221.92	$585.02	$486.15

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18.3	Accuracy of Cost Estimate

Gustavson has observed the operation and compared the costs and operating parameters to similar projects. We have reviewed the historical operating costs and find them reasonable. The mine has a relatively short remaining lifetime, and the commodity prices, operating costs, and mine operations and safety parameters are not expected to have a material change in that period.

Capital and operating costs are based on a production budget and realized costs to date and are judged to be within 5% accuracy.

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19	Economic Analysis
19.1	Annual Production and Cash Flow Forecasts

The Isabella Pearl mine will have a 3-year life given the mineral reserves described in this report. The financial results of this report have been prepared on an annual basis. Capital and operating costs are based on realized costs, quotations and estimates in 2021 dollars. No inflation factors have been used in the economic projections. The analysis assumes static conditions for the gold market price over the remaining mine life. The gold and silver prices were set at $1,738/oz and $23.22/oz, respectively. These prices are based on the consensus 2022-2024 average prices (CIBC, 2021).

This economic analysis is a post-tax evaluation and is based on a base case $1,738 per ounce gold price and an assumption that the gold would be recovered over the remaining 3-year mine-life. All material was assumed to be subject to a 3% NSR royalty and Nevada’s net proceeds tax.

Isabella Pearl LOM production showing waste and ore tonnes mined, ore grades, contained and recovered gold ounces, used in the economic analysis is summarized Table 19-1. Note that in 2023, ore from the stockpile supplements crusher feed. Gold recovered from 2023 through 2025 reflects gold ounces currently placed on the leach pad that will be recovered going forward.

Table 19-1 : Isabella Pearl Life-of-Mine Production Summary

Description	Units	2022	2023	2024	2025	TOTAL
Total Material Tonnes Mined (t)	t	3,950,000	438,241	-	-	4,388,241
Waste Tonnes Mined (t)	t	3,260,759	218,727	-	-	3,479,487
Ore Tonnes Mined (t)	t	689,241	219,514	-	-	908,754
High Grade Tonnes Mined	t	546,390	211,701	-	-	758,091
Low Grade Tonnes Mined	t	142,851	7,813	-	-	150,664
Ore Gold Grade Mined	g/t	3.43	4.77	-	-	3.75
High Grade Mined	g/t	4.21	4.92	-	-	4.41
Low Grade Mined	g/t	0.46	0.50	-	-	0.47
Gold Ounces Mined	oz.	76,030	33,636	-	-	109,666
High Grade Ounces Mined	oz.	73,900	33,509	-	-	107,409
Low Grade Ounces Mined	oz.	2,130	127	-	-	2,257
Ore Tonnes Crushed (t)	t	660,000	596,889	100,860	-	1,357,749
High Grade Tonnes Crushed	t	416,065	255,160	100,860	-	772,086
Low Grade Tonnes Crushed	t	243,935	341,729	-	-	585,664
Ore Gold Grade Crushed (g/t)	g/t	2.73	2.47	5.00	-	2.78
High Grade Crushed	g/t	4.04	5.09	5.00	-	4.51
Low Grade Crushed	g/t	0.51	0.51	-	-	0.51
Gold Ounces Crushed (oz.)	oz.	58,032	47,319	16,198	-	121,549
High Grade Ounces Crushed	oz.	53,997	41,754	16,198	-	111,950
Low Grade Ounces Crushed	oz.	4,035	5,565	-	-	9,600
Gold Ounces Recovered (oz.)	oz.	40,015	40,084	40,022	9,085	129,206

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19.2	Annual Production and Gross Sales Forecasts

Isabella Pearl LOM gross sales used in the economic analysis is summarized Table 19-2.

Table 19-2 : Isabella Pearl Life-of-Mine Gross Sales

Description	2022	2023	2024	2025	TOTAL
Gold Production (ozt)	40,015	40,084	40,022	9,085	129,206
Gold Price ($/ozt)	$1,738	$1,738	$1,738	$1,738	$1,738
Revenue from Gold ($)	$69,545,625	$69,666,082	$69,558,913	$15,789,845	$224,560,464
Silver Production (ozt)	32,012	32,067	32,018	7,268	103,365
Silver Price ($/ozt)	$23.22	$23.22	$23.22	$23.22	$23.22
Revenue from Silver ($)	$743,314	$744,601	$743,456	$168,764	$2,400,135
Gold Equivalent Ounces	40,442	40,512	40,450	9,182	130,587
TOTAL SALES	$70,288,939	$70,410,683	$70,302,369	$15,958,609	$226,960,599

Isabella Pearl LOM profit (loss) statement is summarized Table 19-3.

Table 19-3 : Isabella Pearl Life-of-Mine Free Cash Flow Summary

Description	2022	2023	2024		TOTAL
Gross Sales	$70,288,939	$70,410,683	$70,302,369	$15,958,609	$226,960,599
Cost of Goods Sold	$(27,392,598)	$(15,119,303)	$(6,557,379)	$(4,597,615)	$(53,666,896)
Refining & Treatment Charges	$(60,022)	$(60,126)	$(60,034)	$(13,628)	$(193,809)
Selling Expenses	$(2,010,946)	$(2,014,294)	$(1,978,315)	$(474,862)	$(6,478,416)
Administration Expenses	$-	$-	$-	$-	$-
Operating Cost	$(29,463,566)	$(17,193,723)	$(8,595,728)	$(5,086,105)	$(60,339,122)
	$-	$-	$-	$-	$-
Exploration Expenses	$-	$-	$-	$-	$-
EBITDA	$40,825,373	$53,216,960	$61,706,641	$10,872,504	$166,621,478
Capex - Development	$-	$-	$-	$-	$-
Capex Sustaining	$(1,362,500)	$(597,250)	$(286,016)	$(228,813)	$(2,474,578)
Free Cash	$39,462,873	$52,619,710	$61,420,625	$10,643,692	$164,146,899

19.3	Life-of-Mine Cash Flow Forecast

The economic results, at a discount rate of 5%, indicate a Net Present Value (NPV) of $100.3 million (after estimated taxes). The following provides the basis of the Isabella Pearl LOM plan and economics:

●	A mine life of 3 years, with continued gold production from the leach pad for a 4th year;
●	An overall average gold recovery of 60% for ROM ore and 81% for crushed ore;
●	An average operating cost of $486/ Au oz.-produced;
●	Sustaining capital costs of $2.475 million and a mine closure cost estimate of $12 million;
●	The analysis does not include any allowance for end of mine salvage value.

The Isabella Pearl mine cash flow projection is presented in Table 19-4

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Table 19-4 : Isabella Pearl Life-of-Mine Cash Flow

Period			2022	2023	2024	Total
Waste tonnes (t)			3,260,759	218,727	-	-

LG tonnes (t)			243,935	341,729	-	-
LG Au grade (g/t)			0.51	0.51	-	-
LG Au ounces crushed (oz.)			4,035	5,565	-	-

HG tonnes (t)			416,065	255,160	100,860	-
HG Au grade (g/t)			4.04	5.09	5.00	-
HG Au ounces crushed (oz.)			53,998	41,754	16,198	-
					-
Total Gold ounces crushed (oz.)			58,032	47,319	16,198	-
Total Gold ounces recovered (oz.)			40,015	40,084	40,022	9,085
Total Silver ounces recovered (oz.)	0.8	Au/Ag Rec.	32,012	32,067	32,018	7,268
Gold Sales Oxide	$1,738	$/oz.	$69,545,625	$69,666,082	$69,558,913	$15,789,845
Silver Sales Oxide	$23.22	$/oz.	$743,314	$744,601	$743,456	$168,764
Gross Revenue			$70,288,939	$70,410,683	$70,302,369	$15,958,609
Refinement & Treatment Charges	1.50	$/oz.	$60,022	$60,126	$60,034	$13,628
Royalty	2.75%	%	$1,932,946	$1,936,294	$1,933,315	$438,862
Excise Tax	0.75%	%	$377,167	$528,080	$527,268	$119,690

Net Revenue			$67,918,804	$67,886,183	$67,781,752	$15,386,430
Mining			$13,440,797	$1,626,296	$0	$0
Processing			$7,099,910	$6,490,204	$1,983,409	$1,240,564
Energy			$2,099,528	$2,099,528	$1,312,205	$1,049,764
G&A Minesite			$4,375,195	$4,375,195	$2,734,497	$2,187,598
Change Inventory			$0	$0	$0	$0
Carbon/ Dore Transport			$78,000	$78,000	$45,000	$36,000
Other Costs/ Expenses			$0	$0	$0	$0
ARO Bonding Fee	$220,000	Yr	$220,000	$220,000	$220,000	$220,000
Reclamation Cost	$12,000,000	End of LOM	$0	$0	$0	$12,000,000
Subtotals			$27,313,431	$14,889,223	$6,295,111	$16,733,926
Pretax Income			$40,605,373	$52,996,960	$61,486,641	($1,347,496)
Federal and Nevada Tax		26%	$10,557,397	$13,779,209	$15,986,527	($350,349)
Capital Cost			$1,362,500	$597,250	$286,016	$228,813
Captial Contingency	5%	%	$68,125	$29,863	$14,301	$11,441
Cashflow			$28,617,351	$38,590,638	$45,199,798	($1,237,400)
Cumulative Cashflow			$28,617,351	$67,207,988	$112,407,786	$111,170,386
NPV	0.0%	$111,170,386
NPV	5.0%	$100,284,739
NPV	8.0%	$94,554,330
Waste tonnes (t)			3,260,759	218,727	-	-
IRR		n/a	(every cashflow is positive)

Notes:

1.	Total ore processed includes material drawn from both high-grade and low-grade stockpiles plus the in situ mineral reserves.
2.	Gold production and revenue reflect recoverable metal inventory already placed on the leach pads but not yet fully recovered.
19.4	Nevada State Taxes

The Isabella Pearl mine is subject to the Nevada Net Proceeds of Minerals tax, Nevada property and sales taxes, and U.S. income taxes. The Net Proceeds of Minerals tax is an “ad valorem property tax assessed on minerals when they are sold or removed from Nevada. The tax is levied on 100% of the value of the net proceeds (gross proceeds minus allowable deductions for tax purposes).” Calculation of this tax is made at 2-5%, depending on the percentage ratio of net proceeds to gross yield. Federal income tax has been applied at 21%.

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19.5	Sensitivity Analysis

Table 19-5 and Figure 19-1 present a sensitivity analysis on the economics of the project. The gold price plays a major role in the performance of the NPV.

Table 19-5 Isabella Pearl Mine Sensitivity to Capex & Au Price

	Lower Case	Base Case	Upper Case
	-10%	0%	10%
Capex	$ 2,227,120	$ 2,474,578	$ 2,722,036
NPV (5%)	$ 100,523,578	$ 100,284,739	$ 100,045,900

Au Price	$ 1,564	$ 1,738	$ 1,912
NPV (5%)	$ 85,807,497	$ 100,284,739	$ 114,761,980

Figure 19-1 Graph of Isabella Pearl Sensitivity to Capex and Gold Price

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20	Adjacent Properties
20.1	Registrant Properties

WLMC, either directly or through GRCN, its parent and a related subsidiary of FGC, controls additional claims adjoining the Isabella Pearl mine and several properties within a 30 km (18 mi) radius. The additional properties include Mina Gold, East Camp Douglas, County Line, and the Golden Mile property acquired in 2020.

20.1.1	Isabella Pearl Mineralized Trend

WLMC controls 507 claims covering more than 20 km (12.4 mi.) along the Isabella Pearl mineralized trend to the northwest (Fig. 20.1). This is in addition to the 61 claims that cover the Isabella Pearl deposit and mine area. The claims include a combination of purchase acquisition and staking of new unpatented claims. These additional claims are summarized in Table 20-1.

Table 20-1 Unpatented Mining Claims held by WLMC Adjacent to Isabella Pearl

Description	Operator	No. of Claims
Acquired	TXAU	279
Acquired	NV Select Royalty	153
Acquired	Gateway Gold	3
Staked	WLMC 2020-2021	72
	TOTAL	507

Figure 20-1 shows the current land position and significant prospects along a nearly 30 km trend extending northwest of the Isabella Pearl mine. At least twenty-four gold prospect sites have been defined by previous operators (TXAU, CMRC, Homestake and others) along the northwest trend. At least twelve are considered high priority prospective target areas under current examination by WLMC within the entire Isabella Pearl claim area.

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Figure 20-1 : WLMC’s regional land status highlighting Isabella Pearl, and other important mines and prospects. Outline shows FGC land position and red dots represent significant prospects or mines; blue stars indicate historic mines.

20.1.2	Other Registrant Properties

GRCN has purchased four other properties near, but not adjacent with the Isabella Pearl mine. These include the County Line, Mina, Golden Mile and East Camp Douglas projects within the Walker Lane Mineral Belt.

20.2	Other Properties

Isabella Pearl mine is situated along strong structural controls and alignments within the Walker Lane mineral belt which hosts numerous significant epithermal gold and silver deposits. Significant mines and mining districts located along the Walker Lane mineralized trend include Aurora, Bodie, Bullfrog, Comstock, Goldfield, Silver Peak (Mineral Ridge) and Tonopah.

Only one company holds claims adjacent to Isabella Pearl. Lahontan Gold Corp. controls the Santa Fe project on the Isabella Pearl mineralized trend. This project is located just southeast and across the highway from the Isabella Pearl mine and was mined in the late 1980’s and early 1990’s. The Santa Fe mine reportedly produced 345,499 ounces of gold and 710,629 ounces of silver from four deposits

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averaging about 1.16 g/t (0.034 opst) gold and 8.6 g/t (0.25 opst) silver. Gustavson has not been able to independently verify this information, and this information is independent of the mineralization at Isabella Pearl.

Currently the Santa Fe project contains four previously mined pits, the Santa Fe, Slab, Calvada, and York pits, as well as two additional prospective zones, the BH Zone and the Pinnacles zone.  There are no current mineral resources or reserves reported for the Santa Fe project.

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21	Other Relevant Data and Information

There is no other additional information or explanation necessary to provide a complete and balanced presentation of the value of the property to the registrant. This technical report was prepared to be as understandable as possible and to not be misleading.

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22	Interpretation and Conclusions

Isabella Pearl is a producing gold mine with a favorable economic projection based on actual operating costs and a detailed mining and processing plan.

22.1	Interpretation

Precious-metal mineralization in the Isabella Pearl mine area occurs in a thick sequence of Oligocene ash flow tuffs that overlies Triassic sedimentary rocks intruded by Jurassic or Cretaceous stocks and dikes. Welded and unwelded portions of the Guild Mine Member of the Mickey Pass Tuff host several gold-silver deposits that are the focus of this report. The Isabella Pearl deposit geology is generally understood, and structural geology and alteration are the primary controls on mineralization.

Gustavson has audited the verification of the Isabella Pearl drill hole database and considers the assay data to be adequate for the estimation of the mineral resources. The extracted drill hole database contains 572 unique collar records and 29,523 assay records, broken down by drilling type as:

●	AT: 6 drill holes for 82.0 m (269 ft)
●	RC: 513 drill holes for 46,229 m (151,670 ft)
●	DDH: 36 drill holes for 3,564.5 m (11,695 ft)

Mineral resources at Isabella Pearl are further defined within a constraining pit shell and above a defined cut-off value. Mineral resources reported herein has been constrained within a Lerchs-Grossman optimized pit shell and are reported at a cut-off grade of 0.33 g/t Au (0.01 opst).

Measured and Indicated mineral resources reported herein for Isabella Pearl contain 598 thousand tonnes (659 thousand short tons) of material at an average gold grade of 2.12 g/t Au (0.062 opst) and 26 g/t Ag (0.8 opst) (Table 11.8). Inferred mineral resources reported for Isabella Pearl contain 288.2 thousand tonnes (317.7 thousand short tons) of material at an average gold grade of 1.55 g/t Au (0.045 opst) and 17 g/t Ag (0.5 opst). The modeling and estimation of mineral resources presented herein is based on technical data and information available as of December 31, 2021.

The physical locations of mineral resources have been confirmed at the mining scale using blast-hole drilling results and grade control modeling.

The conversion of mineral resources to mineral reserves required accumulative knowledge achieved through LG pit optimization, detailed pit design, scheduling and associated modifying parameters. Detailed access, haulage, and operational cost criteria were applied in this process for Isabella Pearl deposit.

The quantities of material within the designed pits were calculated using a cut-off grade of 0.61 g/t Au for crushed ore and material grading between 0.33 and 0.61 g/t Au being sent to a low-grade stockpile for

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either future crushing or direct placement on the heap as ROM ore. The consensus 2022-2024 average price of $1,738/oz for gold (CIBC, 2021) was observed at the time of this mineral reserve estimate.

The proven and probable mineral reserves reported for the Isabella Pearl mine, using diluted grades, is 1.36 million tonnes (1.50 million short tons) at an average gold grade of 2.78 g/t Au (0.081 opst) and 24 g/t Ag (0.7 opst) containing 121,500 ounces of gold and 1,057,600 ounces of silver.

WLMC also controls over 500 mining claims along the Walker Lane trend to the northwest of the deposit. Multiple exploration targets have been identified that are not included in the property that is the subject of this report.

22.2	Conclusion

Based upon the above interpretations Gustavson has drawn the following conclusions.

The orientation, proximity to the topographic surface, and geological controls of the Isabella Pearl mineralization support continued mining of the mineral reserves with open pit mining techniques. To calculate the mineable reserve, pits were designed following an optimized LG pit based on a $1,738/oz Au sales price. This price was chosen to create the primary guide surface based on a price sensitivity and subsequent profitability study that showed that the $1,738 pit maximized profitability while reducing capital requirements.

The mineral resources are constrained within an economic pit shell based on near market price and operating parameters, including metal recoveries with the current heap leach processing.  The resources are thus limited by current processing and economics and there is additional sulfide material defined outside of the shell.  This material is not constrained by drilling, and it has a potential to be converted to a mineral resource with additional metallurgical study and future drilling.

The Isabella Pearl mine’s economic viability is exposed to risk from changes in external factors which would lead to increases in input costs (e.g., operating costs), or a fall in the price of gold which would reduce revenue. A decrease in gold price would not only reduce revenue but could also reduce the amount of economically mineable ore as a decrease in metal prices would result in a higher cut-off grade. Under the current gold price environment, the mineral reserves are considered robust.

Typical environmental risks include items being discovered on the mine site such as sensitive or endangered botany, or cultural artifacts, which could affect potential expansion and make additional permitting difficult at the Isabella Pearl mine. No environmental and permitting risks were identified and the BLM has issued all regulatory permits to operate the mine. Internal risks, specific to the mine include:

●	Current drill spacing is considered adequate but there is a low risk of a decrease in mineral resources due to additional drilling and subsequent re-modeling and re-estimations.
●	Predicted gold recovery from the Isabella Pearl ore is based on the results of column-leach tests and expected results could be lower than expected. This risk is deemed to be low, given the numerous metallurgical tests that have been conducted on the Isabella Pearl mineral resources during the past 30 years.

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●	Should the metallurgical efficiencies and reagent consumption rates assumed in previous studies not be generally achieved, the mine may not achieve the predicted economic performance.
●	Finding and keeping the skilled employees required to operate the Isabella Pearl mine has proven to be challenging, given its rural location. Inadequate staffing could potentially increase operating costs by reducing operating efficiencies and increasing repair and maintenance costs. Recruiting costs might be higher than predicted.
22.3	Significant Opportunities

The 2021 Scarlet drill program has confirmed gold mineralization associated with the northwestern structural extensions of the Isabella Pearl mine.  This high-grade mineralization remains open to the northwest along the Isabella Pearl trend.  WLMC has applied for a permit to expand the Isabella Pearl mine plan boundary to the northwest, which opens up additional areas associated with the Scarlet target for exploration within the permitted mine plan.  Scarlet is just one of multiple gold targets associated within WLMC’s Isabella Pearl property covering over 10 km (6 mi) of an important mineralized fault corridor in the Walker Lane Mineral Belt.  The numerous exploration targets are expected to host additional open pit deposits for continued mining operations.

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23	Recommendations

The QP’s preparing this report for WLMC recommend that the Isabella Pearl mine continue with open pit mining and processing the ore by screening, stacking, heap leaching, ADR and doré production. Additional RC drilling to convert mineral resources to mineral reserves is recommended.

The QP’s also recommend that WLMC investigate the possibility of producing sulfide concentrates from the deeper sulfide material for potential sale to mill operators. Should any of this material be developed as mineral resources and mineral reserves, there is an opportunity to extend the life of the operation, and with a potentially larger pit, to extract more oxide material for possible future heap leaching. An initial work programs would be accomplished with consulting services using currently available samples, or samples generated in new drilling.

23.1	RC Drilling for Mineral Reserves

The Isabella Pearl mine will benefit from additional drilling to the northwest of the Isabella Pearl deposit, mainly on the Crimson, Scarlet South and Silica Knob structures, and further along strike to the northwest. There is already potential identified for mineral reserve expansion in this area. Once exploration drilling is completed, mineral reserve estimates will be updated, and the mine plan modified to incorporate any new mineral reserves. The proposed budget for 6,096 m (20,000 ft) of exploration RC drilling is shown in Table 23-1. The estimated cost of the recommended exploration drilling program is $1,360,000. The cost of this recommended work has not been included in the Isabella Pearl cash-flow model.

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Table 23-1 Detailed Budget for Proposed Exploration Drilling at Isabella Pearl Mine

Description	Total Cost (USD)
Salaries and Wages	120,000
Vacation Days	1,500
Health Insurance	3,000
401K Expense	1,800
Payroll Taxes Employer	6,000
Workers Compensation Insurance	3,000
Contractors Drilling (RC) - 6,096 m	440,000
Contractors Maintenance	30,000
Contractors Services	120,000
Material Used by Contractors	120,000
Topographical Studies	12,000
Environmental Studies	12,000
Laboratory Assays	205,000
Maintenance Vehicles	1,200
Transportation Other Freight	1,200
Software & Licenses (non-cap)	3,000
Consulting Services	200,000
Lodging	12,000
Meals	6,000
Other Travel Expenses	6,000
Gasoline	6,300
Drilling Steels	24,000
Field Supplies and Materials	6,000
Allocation of Labor Costs	120,000
Total	1,460,000

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24	References

Aqua Hydrogeologic Consulting, 2012, Isabella Pearl Mine Monitoring Well Drilling Report.

Aqua Hydrogeologic Consulting, 2016, Isabella Pearl Production Well Drilling, Construction and Pumping Test Report.

Back, G. N., 2009, Isabella-Pearl Project Biological Baseline Survey prepared by Great Basin Ecology, Inc.

Brown, F.H., Garcia, J.R., Devlin, B.D., and Lester, J.L., 2018, Report on the Estimate of Reserves and the Feasibility Study for the Isabella Pearl Project, Mineral County, Nevada for Walker Lane Minerals Corp., 270p.

Brown, F. H., Garcia, J. R., Devlin, B. D., and Lester, J. L., 2021, Report on the estimates of mineral resources and mineral reserves for the Isabella Pearl Mine, Mineral County, Nevada for Walker Lane Minerals Corp.; Fortitude Gold Corporation Company report, p. 190.

Carr, J., 2007, Preliminary Review of Selected Unpatented Mining Claims, Sections 26, 26, 34 and 35, T9N, R34E and Section 3, T8N, R34E, Mineral County, Nevada, 25p. plus attachments.

CIBC, 2021, Global Mining Group, Analyst Consensus Commodity Price Forecasts, November 30, 2021.

Diner, Y. A., 1983, The HY precious metals lode prospect, Mineral County, Nevada: Master’s thesis submitted to the Department of Applied Science, Stanford University, California, 11 plates, p. 218.

Ekrin, E. B. and Byers, F.M. Jr., 1985, Geologic Map of the Gabbs Mountain, Mount Ferguson, Luning, and Sunrise Flat Quadrangles.

Erwin, T. P., 2016, Mineral Status Report Mina Project Mineral County Nevada: Confidential Legal Advice provide to Gold Resource Corporation, 34p.

Great Basin Ecology, Inc., 2017, Isabella Pearl Project Biological Survey

Golden, J., 2000, Walker Lane Property, Level I Feasibility Report for the Isabella Mine: report prepared for Combined Metals Reduction Company by Sierra Mining & Engineering, LLC, 40p. and appendices.

Golder Associates Inc., 2020, “Site Visit and Geotechnical Review of Open Pit Mine Slopes Isabella Pearl Mine, Mineral County, Nevada”

Hamm, J.C., 1999, Geology, exploration potential and recommended exploration drilling program respecting the Walker Lane Property of Combined Metals Reduction Company, Tesoro Gold Company (internal company report), p. 127.

Hamm, J. C., 2010, Technical Report on the Walker Lane Property: report prepared for Tesoro Gold Company, 103p.

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Hedenquist, J., 2017a, Exploration for Lithocap-Hosted Epithermal Deposits: private presentation to Gold Resource Corp., Nevada: August 2017

Hedenquist, J., 2017b, Observations after brief visit to Isabella Pearl property, Nevada: private report for Walker Lane Minerals Corp., 4p

Kappes, Cassiday & Associates, 2017, Isabella Pearl Project Report of Metallurgical Test Work July 2017, 178p.

Miskelly, N., 2003, Progress on International Standards for Reporting of Mineral Resources and Reserves by Norman Miskelly, Chairman, Combined Reserves International Reporting Standards Committee (CRIRSCO) dated September 20, 2003; 22 pgs.

Nevada Department of Employment, Training and Rehabilitation, 2021, www.nvdetr.org

Nevada State Demographer, 2020, www.nvdemography.org

Prenn, N. B., and Gustin, M. M., 2008, Resource Report and Scoping Study, Isabella-Pearl Deposits, Gabbs Valley Project, Mineral County, Nevada: report prepared for TXAU Investments, Inc. by Mine Development Associates, 78p.

Prenn, N. B., and Gustin, M. M., 2011 & 2013, Pre-Feasibility Study and Updated Resource Report, Isabella-Pearl Deposits, Mineral County, Nevada: unpublished report prepared for Isabella Pearl LLC (“TXAU”), Inc. by Mine Development Associates, 127p.

SEC, 1992, Industry Guide 7: Description of property by issuers engaged or to be engaged in significant mining operations. Release No. FR-39, July 30, 1992, effective August 13, 1992, 57 Federal Register 36442.

SEC, 2018a, Securities and Exchange Commission (SEC) 17 CFR Parts 229, 230, 239, and 249, RIN 3235-AL81, Modernization of Property Disclosures for Mining Registrants, Final Rule; 453 pgs.

SEC, 2018b, Securities and Exchange Commission (SEC) Adopts Rules to Modernize Property Disclosures Required for Mining Registrants, Press Release (Release Nos. 33-10570; 34-84509; File No. S7-10-16) Dated October 31, 2018; 3 pgs.

Telesto Nevada Inc., 2008, Geotechnical Investigation Report, Isabela-Pearl Joint Venture Mineral County, Nevada

Tierra Group International, Ltd., 2021, Isabella Pearl Mine – Pit Expansion Slope Stability Assessment

US Census Bureau, 2021, www.census.gov

Welsh Hagen Associates, 2018, Plan of Operations and Reclamation Plan Isabella Pearl Project Luning, NV prepared for Walker Lane Minerals Corp., 81p.

Winmill, P. J., 2008, Title opinion on certain unpatented mining claims Mineral County, Nevada: private report prepared for HB Engineering Group for the benefit of TXAU Investments, 21p.

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WLMC, 2021, Isabella Pearl Project, Closure Cost Estimate,

WLMC July2021_SRCE_Version_1_4_1_017b_(rev2).pdf, 29p.

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25	Reliance on Information Provided by Registrant

Preparation of this technical report has relied on information provided by the registrant for the following:

●	Mineral Claim Information
●	Environmental and Operational Permit Information
●	Technical studies provided by third party consultants (geotechnical and hydro-geological)
●	Historical Cost and Production Information.

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APPENDIX A: GLOSSARY

A.1Definition of Terms

The following terms used in this report shall have the following meanings:

Doré:	Unrefined gold and silver bars usually containing more than 90% precious metal.

Epithermal:	Used to describe gold deposits found on or just below the surface close to vents or volcanoes, formed at low temperature and pressure.

Gram:	A metric unit of weight and mass, equal to 1/1000th of a kilogram. One gram equals .035 ounces. One ounce equals 31.103 grams.

Gold Institute Production Cost Standard:

To improve the reporting practices within the gold mining industry, the gold industry in 1996 adopted The Gold Institute Production Cost Standard, a uniform format for reporting production costs on a per-ounce basis. The purpose of the Standard is to provide analysts and other market observers with a means to make more-reliable financial comparisons of companies and their operations.

Hectare:	Another metric unit of measurement, for surface area. One hectare equals 1/200th of a square kilometer, 10,000 square meters, or 2.47 acres. A hectare is approximately the size of a soccer field.

Kilometer:

Another metric unit of measurement, for distance. The prefix “kilo” means 1000, so one kilometer equals 1,000 meters, one kilometer equals 3,280.84 feet, which equals 1,093.6 yards, which equals 0.6214 miles.

Net Smelter Return Royalty:

A share of the net revenue generated from the sale of metal produced by the mine.

Usage-based payments made by one party (the “licensee”) to another (the “licensor”) for the right to ongoing use of an asset, sometimes called an intellectual property. Typically agreed upon as a percentage of gross or net revenues derived from the use of an asset or a fixed price per unit sold.

Ore or Ore Deposit:	Rocks that contain economic amounts of minerals in them and that are expected to be profitably mined.

Silicified:	Is combined or impregnated with silicon or silica.

Tonne:	A metric ton. One tonne equals 1000 kg. It is approximately equal to 2,204.62 pounds.

VulcanTM:	Maptek-Vulcan 3D geology and mining modeling software program

Conversion Table

Metric System	Imperial System

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1 meter (m)	3.2808 feet (ft)

1 kilometer (km)	0.6214 mile (mi)

1 square kilometer (km2)	0.3861 square mile (mi2)

1 square kilometer (km2)	100 hectares (has)

1 hectare (ha)	2.471 acres (ac)

1 gram (g)	0.0322 troy ounce (oz)

1 kilogram (kg)	2.2046 pounds (lb)

1 tonne (t)	1.1023 short tons (T)

1 gram/tonne (g/t)	0.0292 ounce/ton (oz/t)

Unless stated otherwise, all measurements reported here are metric and currencies are expressed in constant U.S. dollars.

A.2Abbreviations

Other common abbreviations encountered in the text of this report are listed below:

˚C	degree Centigrade
AA	atomic absorption
AAL	American Assay Laboratories, Inc.
AAS	Atomic Absorption Spectroscopy
Ag	silver
ALS	ALS USA Inc.
Au	gold
AuEq	Precious Metal Gold Equivalent (unless otherwise noted)
BAPC	Bureau of Air Pollution Control
BCY	bank cubic yard
BLM	Bureau of Land Management
BMMR	Bureau of Mining Regulation and Reclamation
BWM	Bureau of Waste Management
BWPC	Bureau of Water Pollution Control
Cfm	cubic feet per minute
CIM	Canadian Institute of Mining, Metallurgy, and Petroleum
CIP	Carbon-in-Pulp
cm	centimeter
CMRC	Combined Metals Reduction Company
Combined Metals	Combined Metals Reduction Company
core	diamond core-drilling method
Cu	copper
Dawson	Dawson Metallurgical Laboratories, Inc.

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DCNR	Department of Conservation and Natural Resources
DDH	Diamond Drill (Core)Hole
dmt	dry metric tonne
EA	Environmental Assessment
EPA	Environmental Protection Agency
FA-AA	fire assay with an atomic absorption finish
ft or (‘)	feet = 0.3048 metre
g/t or gpt	gram/tonne
g	gram(s) = 0.001 kg
GIS	Geographic Information System
gpm	gallons per minute
GPS	Global Positioning System
GRC	Gold Resource Corporation
FGC	Fortitude Gold Corporation
ha	hectare(s)
Hazen	Hazen Research Inc.
HB Engineering	HB Engineering Group
Homestake	Homestake Mining Company
hp	horsepower
in or (“)	inch, 2.54 cm = 25.4 mm
IRR	Internal Rate-of-Return
Kay Drilling	Leroy Kay Drilling Co.
K-Ar	Potassium-Argon (referring to age date technique)
KCA	Kappes, Cassiday & Associates
kg	kilogram, or kg/t (kilogram per tonne)
km	kilometer
Kva	Kilovolt-amps
Kw	Kilowatt
lb	pound
l	liter
LOM	Life-of-Mine
m	meter
Ma	million years age
masl	meters above sea level
McClelland	McClelland Laboratories Inc.
MDA	Mine Development Associates
mean	arithmetic average of group of samples
μm	microns
mi	mile
mm	millimeter
MSHA	Mine Safety and Health Administration
Mw	Megawatt
NDEP	Nevada Division of Environmental Protection
NDOW	Nevada Department of Wildlife
NDWR	Nevada Division of Water Resources
NEPA	National Environmental Policy Act
NI 43-101	Canadian Securities Administrators’ National Instrument 43-101
NOI	Notice-of-Intent
NPV	Net Present Value
NSR	Net Smelter Return
Opst	Ounces per short ton

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Ounce	Troy ounce, or 31.1035 g
oz	ounce (Troy Oz)
P80 3/4”	80% passing a ¾” screen
P100 3/8”	100% passing a 3/8” screen
Pb	lead
POO	Plan of Operations
ppb	parts per billion
ppm	parts per million = g/t
psi	pounds per square inch
RC	reverse-circulation drilling method
Repadre	Repadre International Corporation
ROD	Record of Decision
ROM	Run-of-Mine
RQD	Rock Quality Designation
QA/QC	Quality Assurance/Quality Control
QP	Qualified Person
SEC	Securities Exchange Commission
Sierra Mining	Sierra Mining & Engineering, LLC
SRCE	Standardized Reclamation Cost Estimator
SRM	Standard Reference Material
t, tonne	metric tonne = 1.1023 short tons
TXAU	TXAU Investments, Inc./TXAU Development Ltd./Isabella Pearl LLC
T, Ton	Imperial or short ton
Tpd, or tpd	tonnes per day
WLMC	Walker Lane Minerals Corporation
WPCP	Water Pollution Control Permit
wt	weight
Zn	zinc

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